UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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THE NEW YORK TIMES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The New York Times
Company

Notice of 2013
Annual Meeting and
Proxy Statement

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620 Eighth Avenue New York, NY 10018 tel 212-556-1234
Invitation to 2013 Annual Meeting of Stockholders
DATE: Wednesday, May 1, 2013
TIME: 10:00 a.m.
PLACE: TheTimesCenter
242 West 41st Street, New York, NY 10018

March 19, 2013
Dear Fellow Stockholder:
Please join me at our Annual Meeting on Wednesday, May 1, 2013, where you will be asked to vote on the election of the Board of Directors and the ratification of the selection of auditors. In addition, our Class B stockholders will be asked to vote on an advisory resolution to approve executive compensation.
We are very pleased to add three exceptional nominees for election by our stockholders this year: Mark Thompson, Joichi Ito and Brian P. McAndrews. Mr. Thompson joined our Board in November, when he became President and Chief Executive Officer. With over 30 years of experience in the media industry, Mr. Thompson led the British Broadcasting Corporation in extending its brand identity into new products and services to meet the challenge of the digital age. We are delighted to welcome him to the Company and are already benefitting from his expertise and leadership. Messrs. Ito and McAndrews joined our Board in June, and each bring deep digital experience and extensive insight into the intersection of technology and content.
We are furnishing our proxy materials to stockholders primarily over the Internet. On or about March 19, 2013, we will begin mailing a Notice of Internet Availability of Proxy Materials to stockholders informing them that the Proxy Statement, 2012 Annual Report and voting instructions are available online. As more fully described in that Notice, a stockholder may instead choose to request paper copies of the proxy materials.
In addition to the formal items of business at the Annual Meeting, my colleagues and I will review the major Company developments over the past year and share with you our plans for the future. You will have an opportunity to ask questions and express your views to the senior management of the Company. Members of the Board of Directors will also be present.
Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote your shares using the Internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement on page 2. Please vote as soon as possible.
I hope to see you on May 1st.
ARTHUR SULZBERGER, JR.
Chairman of the Board

620 Eighth Avenue New York, NY 10018 tel 212-556-1234
Notice of Annual Meeting of Stockholders
To be held Wednesday, May 1, 2013
To the Holders of Class A and Class B
Common Stock of The New York Times Company:

The Annual Meeting of Stockholders of The New York Times Company will be held at 10:00 a.m., local time, on Wednesday, May 1, 2013, at TheTimesCenter, 242 West 41st Street, New York, NY 10018, for the following purposes:

1.	To elect a Board of 14 members;

2.	To hold an advisory vote to approve executive compensation;

3.	To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 29, 2013; and

4.	To transact such other business as may properly come before the meeting.
Holders of the Class A and Class B common stock as of the close of business on March 4, 2013, are entitled to notice of and to attend this meeting as set forth in the Proxy Statement. Class A stockholders are entitled to vote for the election of five of the 14 directors. Class B stockholders are entitled to vote for the election of nine of the 14 directors and on the advisory resolution to approve executive compensation. Class A and Class B stockholders, voting together as a single class, are entitled to vote on the proposal to ratify the selection of Ernst & Young LLP as auditors for the 2013 fiscal year. Class B stockholders are entitled to vote on any other matters presented at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER, OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST. THIS IS IMPORTANT FOR THE PURPOSE OF ENSURING A QUORUM AT THE MEETING.

New York, NY
March 19, 2013
By Order of the Board of Directors
DIANE BRAYTON
Secretary and Assistant General Counsel

The New York Times Company
Proxy Statement
Annual Meeting of Stockholders to be Held on May 1, 2013

VOTING ON MATTERS BEFORE THE ANNUAL MEETING

Q:	What am I voting on?

A:	There are three items on which stockholders are asked to vote at the 2013 Annual Meeting:

•	Proposal 1: Election of the Board of Directors.

•	Proposal 2: Advisory vote to approve executive compensation (the “say-on-pay” vote).

•	Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 29, 2013.

Q:	Who is entitled to vote?

A:
The New York Times Company has two classes of outstanding voting securities: Class A stock and Class B stock. Stockholders of record of Class A or Class B stock as of the close of business on March 4, 2013, may vote at the 2013 Annual Meeting. As of March 4, 2013, there were 147,955,328 shares of Class A stock and 818,385 shares of Class B stock outstanding. Each share of stock is entitled to one vote.

•	Proposal 1: Class A stockholders vote for the election of five of the 14 directors. Class B stockholders vote for the election of nine of the 14 directors.

•	Proposal 2: Class B stockholders vote on this proposal.

•	Proposal 3: Class A and B stockholders, voting together as a single class, vote on this proposal.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:
We are furnishing to our stockholders this Proxy Statement and our 2012 Annual Report by providing access to these documents on the Internet rather than mailing printed copies. On or about March 19, 2013, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders (other than those who previously requested printed copies or electronic delivery of our proxy materials). The Notice directs you to a Web site where you can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Q:	How do I get electronic access to the proxy materials?

A:
The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet. In addition, this Proxy Statement is available at http://www.nytco.com/investors/financials/proxy_statements.html, and the 2012 Annual Report is available at http://www.nytco.com/investors/financials/annual_reports.html.

You may elect to receive all future stockholder communications (i.e., our annual reports, proxy statements and other correspondence) electronically by email, instead of in print, and we encourage you to do so. You may choose this method of delivery in the “Investors” section of our Web site at http://www.nytco.com/investors/shareholderservices. If you choose to receive future stockholder communications electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

THE NEW YORK TIMES COMPANY – P. 1

Q:	How do I cast my vote?

A:
You can vote your shares either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet or the designated toll-free telephone number, or if you received a printed copy of the proxy materials, by mail. Whichever method you use to vote by proxy, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received by the close of business on April 30, 2013 (11:59 p.m. Eastern Time on April 28, 2013, for participants in the BNG/Boston Globe Savings 401(k) Plan and The New York Times Companies Supplemental Retirement and Investment Plan (each, a “401(k) Plan”)). Each of these procedures is more fully explained below.

•	Vote by Internet
You can vote your shares by Internet on the voting Web site, http://www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. Follow the instructions and have your Notice, proxy card or voting instruction form in hand, as you will need to reference your assigned Control Number(s).

•	Vote by Telephone
You can also vote your shares by telephone by calling the toll-free telephone number provided on the voting Web site, http://www.proxyvote.com, and on the proxy card. Telephone voting is available 24 hours a day, seven days a week.

•	Vote by Mail
If you received a printed copy of the proxy materials, you can vote by completing the enclosed proxy card or voting instruction form and returning it in the return envelope provided. If you received a Notice, you can request a printed copy of the proxy materials by following the instructions contained in the Notice. If you voted by Internet or telephone, you do not need to return your proxy card or voting instruction form.

•	Voting in Person at the Annual Meeting
If you wish to vote at the Annual Meeting, written ballots will be available at the Annual Meeting. If you are a street name holder, while you are invited to attend the Annual Meeting, you may only vote your shares in person at the Annual Meeting if you bring with you a legal proxy from the registered holder and submit it with a written ballot. A legal proxy may be obtained from your broker, bank or other nominee.
If you are a registered holder and submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.
If you are a beneficial owner of shares, voting your shares is critical due to a New York Stock Exchange (“NYSE”) rule that prohibits your broker from voting your shares on Proposals 1 and 2 without your instructions. See “What is a broker non-vote?”
If you have any questions about this NYSE rule or the proxy voting process in general, the U.S. Securities and Exchange Commission (the “SEC”) also has a Web site (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.

Q:	What is the difference between holding shares as a “registered holder” and as a “beneficial owner” of shares held in street name?

A:
Registered Holder. If your shares are registered directly in your name on the books of the Company maintained with the Company’s transfer agent, Computershare, you are considered the “registered holder” of those shares and the proxy materials are being sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name (also called a “street name” holder), and the proxy materials are being forwarded to you by your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account.

Q:	How do I vote my shares in a 401(k) Plan?

A:
If you are a participant in our 401(k) Plans, you may instruct the trustee for your 401(k) Plan on how to vote the shares attributed to your account by mail, by telephone, or on the Internet. Voting instructions must be received

P. 2 – THE NEW YORK TIMES COMPANY

no later than 11:59 p.m. Eastern Time on April 28, 2013, so that the plan trustees (who vote the shares on behalf of participants of the 401(k) Plans) have adequate time to tabulate the voting instructions. The plan trustee will vote those shares as you instruct. If you do not provide timely instructions to the plan trustee on how to vote your shares, the plan trustee will vote your shares in the same proportion as the shares and fractional shares for which the plan trustee has received timely instructions from others who do vote.

Q:	How does the Board of Directors recommend voting?

A:	The Board of Directors recommends voting:

•	FOR each nominee to the Board of Directors; and

•	FOR the approval, on an advisory basis, of the executive compensation of our named executive officers; and
The Audit Committee of the Board recommends voting:

•	FOR ratification of Ernst & Young LLP as auditors for the fiscal year ending December 29, 2013.

Q:	How will my stock be voted on other business brought up at the Annual Meeting?

A:
By submitting your proxy, you authorize the persons named as proxies to use their discretion in voting on any other matter brought before the Annual Meeting. The Company does not know of any other business to be considered at the Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:
Yes. If you are a registered holder, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by executing a later-dated proxy on the Internet, by telephone or mail or by voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

Q:	What is the quorum requirement for the Annual Meeting?

A:
The holders of record of a majority of the Company’s shares of stock issued and outstanding on the record date and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. However, as described elsewhere in this Proxy Statement, the Certificate of Incorporation of the Company provides that Class A stockholders, voting separately, are entitled to elect 30% of the Board of Directors (or the nearest larger whole number) and the Class B stockholders, voting separately, are entitled to elect the balance of the Board of Directors. Accordingly, with respect to the election of directors, the holders of a majority of the shares of each of the Class A and Class B stock, respectively, constitute a quorum for the election of the Board of Directors. In addition, as described elsewhere in this Proxy Statement, the advisory say-on-pay vote to approve executive compensation is an item on which only the Class B stockholders are entitled to vote. Accordingly, the holders of a majority of the shares of the Class B stock constitute a quorum for this proposal. Broker non-votes and abstentions (as described below) are counted as present for establishing a quorum.

Q:	What is the voting requirement to elect the directors and to approve each of the other proposals?

A:	The voting requirements are as follows:

•	Proposal 1: Directors are elected by a plurality of the votes cast. However, please see our policy described on page 23 regarding directors who do not receive more “for” votes than “withheld” votes.

•
Proposal 2: The advisory say-on-pay vote to approve executive compensation requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal.

•
Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 29, 2013, requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class A and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class.

THE NEW YORK TIMES COMPANY – P. 3

Q:	What is a broker non-vote?

A:
If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority, namely: Proposal 1 (election of the Board of Directors) and Proposal 2 (advisory vote to approve executive compensation). This is called a “broker non-vote.” Your shares will be counted as present at the meeting for quorum purposes but not present and entitled to vote for purposes of these specific proposals. Therefore, it is very important that beneficial owners instruct their broker, bank or other nominee how they wish to vote their shares.

If you do not provide your broker, bank or other nominee with voting instructions with respect to Proposal 3 (ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 29, 2013), your broker, bank or other nominee may vote your shares on this proposal, which is considered a “routine” management proposal on which your broker, bank or other nominee has discretion to vote.

Q:	How will broker non-votes, withheld votes or abstentions affect the voting results?

A:
Pursuant to the Company’s By-laws, withheld votes and broker non-votes will have no effect on the election of directors; broker non-votes will have no effect on advisory Proposal 2; abstentions will have the same effect as votes against advisory Proposal 2 and Proposal 3.

Q:	Who pays for the solicitation of proxies and how are they solicited?

A:
Proxies are being solicited by our Board of Directors. The Company will bear the costs of the solicitation of the proxies on behalf of the Board of Directors. Our directors, officers or employees may solicit proxies in person, or by mail, telephone, facsimile or electronic transmission. The costs associated with the solicitation of proxies will include the cost of preparing, printing, and mailing our proxy materials, the Notice and any other information we send to stockholders. In addition, we must pay banks, brokers and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners of our common stock;

•	Forwarding our printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.
We will also reimburse those firms for their reasonable expenses in accordance with applicable rules. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. We have engaged Georgeson Inc. to assist in soliciting proxies, and we expect to pay this firm a fee of $10,000, plus out-of-pocket expenses.

Q:	Who will serve as inspector of elections?

A:	Broadridge Financial Solutions, Inc. has been engaged as the independent inspector of election to tabulate stockholder votes at the Annual Meeting.

_________________________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2013.

This Proxy Statement is available at http://www.nytco.com/investors/financials/proxy_statements.html, and the 2012 Annual Report is available at http://www.nytco.com/investors/financials/annual_reports.html. Information on how to obtain directions to attend the Annual Meeting is available at http://thetimescenter.com.

P. 4 – THE NEW YORK TIMES COMPANY

GLOSSARY OF CERTAIN TERMS

To improve the readability of this Proxy Statement, we use certain shortened “defined terms” to refer to various terms that are used frequently. These defined terms are generally provided the first time the longer term appears in the text and, for your convenience, are also set forth below.
“1991 Incentive Plan” means the Company’s 1991 Executive Stock Incentive Plan;
“1997 Trust” means the trust created in 1997 by the four children of Iphigene Ochs Sulzberger (Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger (now deceased) and Arthur Ochs Sulzberger (now deceased) (the “grantors”)) for the benefit of each of the grantors and his or her family;
“2010 Incentive Plan” means The New York Times Company 2010 Incentive Compensation Plan;
“Class A stock” means the Company’s Class A Common Stock, $.10 par value per share;
“Class B stock” means the Company’s Class B Common Stock, $.10 par value per share;
“the Company 401(k) Plan” means The New York Times Companies Supplemental Retirement and Investment Plan;
“DEC” means The New York Times Company Deferred Executive Compensation Plan;
“Directors’ Deferral Plan” means the Company’s Non-Employee Directors Deferral Plan;
“Directors’ Stock Option Plan” means the Company’s Non-Employee Directors’ Stock Option Plan;
“Directors’ Incentive Plan” means the Company’s 2004 Non-Employee Directors’ Stock Incentive Plan;
“Directors’ Plans” means the Directors’ Stock Option Plan and the Directors’ Incentive Plan;
“Pension Plan” means The New York Times Companies Pension Plan;
“Restoration Plan” means The New York Times Company Savings Restoration Plan;
“‘say-on-pay’ vote” means the advisory vote to approve executive compensation under Proposal 2;
“SEC” means the U.S. Securities and Exchange Commission;
“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended;
“SERP” means The New York Times Companies Supplemental Executive Retirement Plan;
“SESP” means The New York Times Company Supplemental Executive Savings Plan; and
“Trustees” means the current trustees of the 1997 Trust: James M. Cohen, Gertrude A.L. Golden, Hays N. Golden, Michael Golden, Steven B. Green, Carolyn D. Greenspon, Joseph Perpich and Arthur Sulzberger, Jr.

THE NEW YORK TIMES COMPANY – P. 5

WHERE TO FIND MORE INFORMATION ON THE NEW YORK TIMES COMPANY

Documents Filed with the Securities and Exchange Commission
This Proxy Statement is accompanied by our 2012 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, that we have previously filed with the SEC and that includes audited financial statements.
You can obtain any of the documents that we file with the SEC (including a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2012) by contacting us or the SEC (see below for information on contacting the SEC). To obtain documents from us, please direct requests in writing or by telephone to:
The New York Times Company
620 Eighth Avenue
New York, NY 10018
Phone: (212) 556-1234
Attention: Corporate Secretary
We will send you the requested documents without charge, excluding exhibits.
Additional Information
There are a number of other sources for additional information on The New York Times Company:
SEC. We file reports, proxy statements and other information with the SEC, which can be accessed through the SEC’s Web site (http://www.sec.gov) or reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room.
NYSE. The Class A stock of The New York Times Company is listed on the NYSE, and reports and other information on the Company can be reviewed at the office of the NYSE at 20 Broad Street, New York, NY 10005.
The New York Times Company Web site. Our Web site at http://www.nytco.com provides ongoing information about the Company and its performance, including documents filed with the SEC. In addition, printable versions of the following materials can be found on the Corporate Governance section of our Web site at http://www.nytco.com/corporate_governance/index.html:
— Corporate Governance Principles
— Board Committee Charters:
•Audit Committee
•Compensation Committee
•Finance Committee
•Nominating & Governance Committee
•Technology & Innovation Committee
— Code of Ethics for the Chairman, Chief Executive Officer, Vice Chairman and Senior Financial Officers
— Code of Ethics for Directors
— Business Ethics Policy
— Policy on Transactions with Related Persons
Please note that information contained on our Web site does not constitute part of this Proxy Statement.

IMPORTANT NOTE:
This Proxy Statement is dated March 19, 2013. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the furnishing of this Proxy Statement to stockholders shall not create any implication to the contrary.

P. 6 – THE NEW YORK TIMES COMPANY

GENERAL INFORMATION

The 1997 Trust
Since the purchase of The New York Times newspaper by Adolph S. Ochs in 1896, control of The New York Times and related properties has rested with his family. Family members have taken an active role in the stewardship and management of The New York Times Company. The title of Publisher of The New York Times has been held by various family members, from Adolph S. Ochs to the current Publisher, Arthur Sulzberger, Jr., who also serves as the current Chairman of the Board.
In February 1990, on the death of Adolph S. Ochs’s daughter, Iphigene Ochs Sulzberger (“Mrs. Sulzberger”), control passed to her four children through the automatic termination of a trust established by Mr. Ochs. That trust held 83.7% of the Class B stock of the Company, which is not publicly traded and the holders of which have the right to elect approximately 70% of the Board of Directors. Mrs. Sulzberger’s four children are: Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger (now deceased) and Arthur Ochs Sulzberger (now deceased) (the “grantors”).
In 1997, the grantors executed an indenture (the “Trust Indenture”) creating a trust (the “1997 Trust”) for the benefit of each of the grantors and his or her family. The grantors transferred to the 1997 Trust all shares of Class B stock previously held by the trust established by Adolph S. Ochs, together with a number of shares of Class A stock. The 1997 Trust currently holds 738,810 shares of Class B stock and 1,400,000 shares of Class A stock. The primary objective of the 1997 Trust is to maintain the editorial independence and the integrity of The New York Times and to continue it as an independent newspaper, entirely fearless, free of ulterior influence and unselfishly devoted to the public welfare (“the primary objective of the 1997 Trust”).
The current trustees of the 1997 Trust are James M. Cohen, Gertrude A.L. Golden, Hays N. Golden, Michael Golden, Steven B. Green, Carolyn D. Greenspon, Joseph Perpich and Arthur Sulzberger, Jr. (the “Trustees”).
The 1997 Trust will continue in existence until the expiration of 21 years after the death of the last remaining survivor of all descendants of Mrs. Sulzberger living on December 14, 2000. The Trust Indenture is subject to the terms and provisions of a 1986 shareholders agreement (the “Shareholders Agreement”) among the grantors, their children and the Company, which restricts the transfer of Class B stock that is held by the 1997 Trust by requiring, prior to any sale or transfer, the offering of those shares among the other family stockholders and then to the Company at the Class A stock market price then prevailing (or if the Company is the purchaser, at the option of the selling stockholder, in exchange for Class A stock on a share-for-share basis). The Shareholders Agreement provides for the conversion of such shares into Class A stock if the purchase rights are not exercised by the family stockholders or the Company and such shares of Class A stock are to be transferred to a person or persons other than family stockholders or the Company. There are certain exceptions for gifts and other transfers within the family of Adolph S. Ochs, provided that the recipients become parties to the Shareholders Agreement.
In addition, the Shareholders Agreement provides that if the Company is a party to a merger (other than a merger solely to change the Company’s jurisdiction of incorporation), consolidation or plan of liquidation in which such Class B stock is exchanged for cash, stock, securities or any other property of the Company or of any other corporation or entity, each signing stockholder will convert his or her shares of such Class B stock into Class A stock prior to the effective date of such transaction so that a holder of such shares will receive the same cash, stock or other consideration that a holder of Class A stock would receive in such a transaction. Except for the foregoing, each signing stockholder has agreed not to convert any shares of such Class B stock received from a trust created under the will of Adolph S. Ochs into Class A stock. The Shareholders Agreement will terminate upon the expiration of 21 years after the death of the last remaining survivor of all descendants of Mrs. Sulzberger living on August 5, 1986.
The Trustees, subject to the limited exceptions described below, are directed to retain the Class B stock held in the 1997 Trust and not to sell, distribute or convert such shares into Class A stock and to vote such Class B stock against any merger, sale of assets or other transaction pursuant to which control of The New York Times passes from the Trustees, unless they determine that the primary objective of the 1997 Trust can be achieved better by the sale, distribution or conversion of such stock or by the implementation of such transaction. If upon such determination any Class B stock is distributed to the beneficiaries of the 1997 Trust, it must be distributed only to descendants of Mrs. Sulzberger, subject to the provisions of the Shareholders Agreement (if it is still in effect). Similarly, any sale by the 1997 Trust of Class B stock upon such determination can be made only in compliance with the Shareholders Agreement.

THE NEW YORK TIMES COMPANY – P. 7

The Trustees are granted various powers and rights, including among others: (i) to vote all of the shares of Class A and Class B stock held by the 1997 Trust; (ii) to nominate the successor trustees who may also serve on the Company’s Board of Directors; and (iii) to amend certain provisions of the Trust Indenture, but not the provisions relating to retaining the Class B stock or the manner in which such shares may be distributed, sold or converted. The Trustees act by the affirmative vote of six of the eight Trustees. Generally, a Trustee may be removed by the agreement of six of the remaining seven Trustees. In general, four of the trustees will be appointed by all eight trustees; the remaining four trustees will be elected by the beneficiaries of the 1997 Trust.
Upon the termination of the 1997 Trust at the end of the stated term thereof, the shares of Class A and Class B stock held by such trust will be distributed to the descendants of Mrs. Sulzberger then living.
On March 4, 2013, the Trustees also controlled, through a limited liability company, an additional 4,300,197 shares of Class A stock that are held in various family limited partnerships.
We have been informed by representatives of the Ochs-Sulzberger family that on March 4, 2013, the aggregate holdings of the 1997 Trust and the descendants of Mrs. Sulzberger represent approximately 13% of the Company’s total equity (i.e., Class A and Class B stock of the Company).

P. 8 – THE NEW YORK TIMES COMPANY

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to the knowledge of management, owned beneficially on March 4, 2013, more than 5% of the outstanding shares of either Class A or Class B stock:

	Shares (%)
Name and Address	Class A Stock	Percent of Class A Stock	Class B Stock	Percent of Class B Stock
1997 Trust[1,2] 620 Eighth Avenue New York, NY 10018	6,439,007	4.3%	738,810	90.3%
James M. Cohen[1,2,3] 620 Eighth Avenue New York, NY 10018	6,875,989	4.6%	741,615	90.6%
Gertrude A.L. Golden[1,2,4] 620 Eighth Avenue New York, NY 10018	6,520,055	4.4%	739,928	90.4%
Hays N. Golden[1,2,5] 620 Eighth Avenue New York, NY 10018	6,493,424	4.4%	738,810	90.3%
Michael Golden[1,2,6] 620 Eighth Avenue New York, NY 10018	6,958,849	4.7%	739,930	90.4%
Steven B. Green[1,2,7] 620 Eighth Avenue New York, NY 10018	6,489,007	4.4%	738,810	90.3%
Carolyn D. Greenspon[1,2,8] 620 Eighth Avenue New York, NY 10018	6,508,381	4.4%	739,170	90.3%
Joseph Perpich[1,2,9] 620 Eighth Avenue New York, NY 10018	6,617,989	4.5%	738,810	90.3%
Arthur Sulzberger, Jr.[1,2,10] 620 Eighth Avenue New York, NY 10018	8,758,205	5.9%	743,340	90.8%
Carlos Slim Helú[11] Paseo de las Palmas 736 Colonia Lomas de Chapultepec 11000 México, D.F., México	27,803,000	17.0%
Fairpointe Capital LLC[12] One North Franklin Street, Suite 3300 Chicago, IL 60606	14,233,113	9.6%
Contrarius Investment Management Limited[13] 2 Bond Street St. Helier Jersey JE2 3NP, Channel Islands	11,596,633	7.8%
T. Rowe Price Associates, Inc.[14] 100 E. Pratt Street Baltimore, MD 21202	10,993,100	7.4%
BlackRock, Inc.[15] 40 East 52nd Street New York, NY 10022	9,684,214	6.5%

1.
Includes (a) 1,400,000 shares of Class A stock and 738,810 shares of Class A stock issuable upon the conversion of 738,810 shares of Class B stock directly owned by the 1997 Trust, and (b) 4,300,197 shares of Class A stock indirectly owned by the 1997 Trust through its control of a limited liability company.

Each of the Trustees shares voting and investment power with respect to the shares owned by the 1997 Trust. Thus, under SEC regulations, each may be deemed a beneficial owner of the shares held by the 1997 Trust. Such shares are therefore included in the amounts listed in this table for each of them. As a result of this presentation,

THE NEW YORK TIMES COMPANY – P. 9

there are substantial duplications in the number of shares and percentages shown in the table. By virtue of their being co-trustees of the 1997 Trust, the Trustees could be deemed to comprise a “group” within the meaning of SEC regulations. Such group is the beneficial owner in the aggregate of 10,148,850 shares of Class A stock, representing approximately 6.8% of the outstanding shares of Class A stock. This amount includes those shares directly or indirectly held by the 1997 Trust, as well as (i) 2,407,534 shares of Class A stock directly or indirectly held by individual Trustees, including attributed amounts based on holdings in the Company Stock Fund of The New York Times Companies Supplemental Retirement and Investment Plan (the “Company 401(k) Plan”); (ii) 9,933 shares of Class A stock issuable upon the conversion of 9,933 shares of Class B stock held directly or indirectly by individual Trustees; and (iii) 1,199,930 shares of Class A stock that could be acquired within 60 days upon the exercise of options and 92,446 restricted stock units, pursuant to which shares of Class A stock are issued upon vesting, in each case, granted under the Company’s 1991 Executive Stock Incentive Plan (the “1991 Incentive Plan”), its 2010 Incentive Compensation Plan (the “2010 Incentive Plan”) or its 2004 Non-Employee Directors’ Stock Incentive Plan (the “Directors’ Incentive Plan”). In addition, the Company has been informed by representatives of the Ochs-Sulzberger family that the aggregate holdings of the 1997 Trust and the descendants of Mrs. Sulzberger represent approximately 13% of the Company’s total equity (i.e., Class A and Class B stock of the Company).

2.
Class B stock is convertible into Class A stock on a share-for-share basis. Ownership of Class B stock is therefore deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the table of Class A stock ownership, it has been assumed that each person listed therein as holding Class B stock has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus all shares of Class B stock held by the 1997 Trust and by the Trustees have been included in the calculation of the total amount of Class A stock owned by each such person as well as in the calculation of the total amount of Class B stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

3.
In addition to the amounts of Class A and Class B stock described in footnotes 1 and 2, the holdings for Mr. Cohen include (a) 385,270 shares of Class A stock and 2,805 shares of Class B stock held solely, (b) 37,657 shares of Class A stock held by a charitable trust, of which Mr. Cohen is a co-trustee, (c) 9,616 shares of Class A stock held by trusts created by Mr. Cohen for the benefit of his sons and stepson, of which Mr. Cohen is the sole trustee, and (d) 1,634 shares of Class A stock held by a family trust, of which Mr. Cohen is a co-trustee. Mr. Cohen disclaims beneficial ownership of all shares held by the trusts described in (b) and (c) above. The holdings of Class A stock reported for Mr. Cohen exclude 17,835 shares of Class A stock held by his wife and for which Mr. Cohen disclaims beneficial ownership.

4.
In addition to the amounts of Class A and Class B stock described in footnotes 1 and 2, the holdings for Ms. Golden include (a) 1,118 shares of Class B stock held jointly with her husband, (b) 31,712 shares of Class A stock held by four trusts created for the benefit of her children, of which Ms. Golden is the sole trustee, and (c) 48,218 shares of Class A stock held in a family trust, of which Ms. Golden is a co-trustee. Ms. Golden disclaims beneficial ownership of all shares held by the trusts described in (b) above. The holdings of Class A stock reported for Ms. Golden exclude (i) 44,400 shares of Class A stock held in a charitable trust, of which her husband is a trustee, and (ii) 3,269 shares of Class A stock held by two trusts, of which her husband is a co-trustee. Ms. Golden disclaims beneficial ownership of all shares held by the trusts described in (i) and (ii) above.

5.
In addition to the amounts of Class A and Class B stock described in footnotes 1 and 2, the holdings for Mr. Hays Golden include (a) 6,200 shares of Class A stock held solely, and (b) 48,217 shares of Class A stock held by a trust, of which he is a co-trustee. The holdings of Class A stock reported for Mr. Golden exclude 3,450 shares of Class A stock held by a trust, of which his wife is the sole trustee and for which Mr. Golden disclaims beneficial ownership.

6.
In addition to the amounts of Class A and Class B stock described in footnotes 1 and 2, the holdings for Mr. Michael Golden include (a) 1,120 shares of Class B stock held solely and 155,972 shares of Class A stock held jointly with his wife, (b) 341,002 shares that could be acquired within 60 days upon the exercise of options granted under the 1991 Incentive Plan and the 2010 Incentive Plan, (c) 19,033 restricted stock units granted under the 2010 Incentive Plan, pursuant to which shares of Class A stock are issued upon vesting (Mr. Golden is eligible to retire, in which case such restricted stock units would vest), and (d) 2,715 shares of Class A stock equivalents attributed to Mr. Golden based on his holdings in the Company Stock Fund of the Company 401(k) Plan.

P. 10 – THE NEW YORK TIMES COMPANY

7.
In addition to the amounts of Class A and Class B stock described in footnotes 1 and 2, the holdings for Mr. Green include 50,000 shares of Class A stock held by a limited partnership, of which Mr. Green is the controlling general partner. Mr. Green disclaims beneficial ownership of the shares held by the limited partnership, except to the extent of his pecuniary interest (approximately 75%) in the shares. The holdings of Class A stock reported for Mr. Green exclude (i) 125,193 shares of Class A stock and 960 shares of Class B stock held by Mr. Green’s wife, and (ii) 1,235,973 shares of Class A stock and 3,570 shares of Class B stock held by the estate of his late father-in-law for which his wife is a co-executor. Mr. Green disclaims beneficial ownership of the shares described in (i) and (ii) above. In addition to these holdings, 9,111 cash-settled phantom Class A stock units have been credited to Mr. Green’s account under the Directors’ Deferral Plan.

8.
In addition to the amounts of Class A and Class B stock described in footnotes 1 and 2, the holdings for Ms. Greenspon include (a) 5,510 shares of Class A stock and 360 shares of Class B stock held solely, (b) 8,000 shares of Class A stock that could be acquired within 60 days upon the exercise of options granted under the Directors’ Incentive Plan, and (c) 55,504 shares of Class A stock held by two trusts, of which Ms. Greenspon is co-trustee. Ms. Greenspon disclaims beneficial ownership of all shares held by the trusts described in (c) above. In addition to these holdings, 15,930 cash-settled phantom Class A stock units have been credited to Ms. Greenspon’s account under the Directors’ Deferral Plan.

9.
In addition to the amounts of Class A and Class B stock described in footnotes 1 and 2, the holdings for Mr. Perpich include (a) 101,085 shares of Class A stock held jointly with his wife, and (b) 77,897 shares of Class A stock held by a charitable trust of which Mr. Perpich is the sole trustee. The holdings of Mr. Perpich exclude (i) 13,110 shares of Class A stock and 960 shares of Class B stock held by Mr. Perpich’s wife, (ii) 28,928 shares of Class A stock held by four trusts of which Mr. Perpich’s wife is the trustee, (iii) 59,229 shares of Class A stock held by three trusts of which Mr. Perpich’s wife is a co-trustee, and (iv) 1,235,973 shares of Class A stock and 3,570 shares of Class B stock held by the estate of his late father-in-law for which his wife is co-executor. Mr. Perpich disclaims beneficial ownership of all shares described in (i) through (iv) above.

10.
In addition to the amounts of Class A and Class B stock described in footnotes 1 and 2, the holdings for Mr. Sulzberger, Jr. include (a) 151,658 shares of Class A stock and 960 shares of Class B stock held solely, (b) 850,928 shares that could be acquired within 60 days upon the exercise of options granted under the 1991 Incentive Plan and 2010 Incentive Plan, (c) 73,413 restricted stock units granted under the 2010 Incentive Plan, pursuant to which shares of Class A stock are issued upon vesting (Mr. Sulzberger, Jr. is eligible to retire, in which case such restricted stock units would vest), (d) 2,696 shares of Class A stock equivalents attributed to Mr. Sulzberger, Jr. based on his holdings in the Company Stock Fund of the Company 401(k) Plan, and (e) 1,235,973 shares of Class A stock and 3,570 shares of Class B stock held by the estate of his late father for which he is a co-executor. Mr. Sulzberger, Jr. disclaims beneficial ownership of the shares described in (e) above, except to the extent of his pecuniary interest (approximately 25%) in the shares. The holdings of Class A stock reported for Mr. Sulzberger, Jr. exclude 149,500 stock options under the 1991 Incentive Plan that were transferred to his former wife. In addition to these holdings, Mr. Sulzberger, Jr. has 100,000 cash-settled stock appreciation rights that were awarded under the 1991 Incentive Plan.

11.
According to information contained in its most recent filing with the SEC related to the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of December 31, 2011, Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) owns, directly or indirectly 19,853,000 shares of Class A stock. In addition, each of Inmobiliaria and Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”), as the parent company of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, owns, directly or indirectly, warrants to purchase 7,950,000 shares of Class A stock at a price of $6.3572 per share. The warrants, which are subject to certain anti-dilution adjustments, may be exercised at any time prior to January 15, 2015.

Accordingly, pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act, each of Inmobiliaria and GFI is deemed to beneficially own 7,950,000 shares of Class A stock issuable upon exercise of the warrants. Furthermore, according to the filing, Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”) are beneficiaries of a trust which in turn owns all of the outstanding voting securities of Inmobiliaria and a majority of the outstanding voting equity securities of GFI. As a result, the Slim Family may be deemed to beneficially own indirectly (a) the shares of Class A stock beneficially owned by Inmobiliaria, and (b) the warrants and the shares of Class A stock that may be obtained and beneficially owned by Inmobiliaria and GFI upon exercise of the warrants.

THE NEW YORK TIMES COMPANY – P. 11

12.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2012, Fairpointe Capital LLC beneficially owned 14,233,113 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

13.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2012, Contrarius Investment Management Limited and Contrarius Investment Management (Bermuda) Limited beneficially owned 11,596,633 shares of Class A stock. The filing states that, to the best of the holders’ knowledge, the shares were acquired in the ordinary course of such holders’ business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

14.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2012, these 10,993,100 shares of Class A stock are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The filing also states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company.

15.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2012, BlackRock, Inc. (“BlackRock”) beneficially owned 9,684,214 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

P. 12 – THE NEW YORK TIMES COMPANY

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to the Company as of March 4, 2013, of Class A and Class B stock, including shares as to which a right to acquire ownership exists (by the exercise of stock options or the conversion of Class B stock into Class A stock) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, of each director named in this Proxy Statement, the chief executive officer, the chief financial officer, the Chairman of the Board and former chief executive officer and the three other most highly compensated executive officers of the Company during 2012, and all directors and executive officers of the Company as a group. A portion of the shares reported below are held by the 1997 Trust, whose Trustees share voting and, in some cases, investment power with respect thereto. See “General Information—The 1997 Trust.” The table also shows, under “Class A Stock Units and SARs,” in the case of non-employee directors, cash-settled phantom stock units credited under the Directors’ Deferral Plan and, in the case of executive officers, stock appreciation rights (“SARs”) awarded under the 1991 Incentive Plan.

	Class A Stock	Percent of Class A Stock	Class A Stock Units and SARs	Class B Stock	Percent of Class B Stock
Raul E. Cesan[1] Director	76,000	*	73,166	—
Robert E Denham[1] Director	31,000	*	25,094	—
James M. Follo[2] Senior Vice President and Chief Financial Officer	379,292	*	—	—
Michael Golden[3,4] Vice Chairman and Director	6,958,849	4.7%	—	739,930	90.4%
Steven B. Green[3,4] Director	6,489,007	4.4%	9,111	738,810	90.3%
Carolyn D. Greenspon[3,4] Director	6,508,381	4.4%	15,930	739,170	90.3%
Scott Heekin-Canedy[2] Former President and General Manager, The New York Times	473,957	*	—	—
Joichi Ito Director	—	*	—	—
James A. Kohlberg[1] Director	16,000	*	25,094	—
David E. Liddle[1] Director	38,600	*	29,459	—
Ellen R. Marram[1] Director	40,000	*	42,311	—
Brian P. McAndrews Director	—	*	—	—
Thomas Middelhoff[1] Director	34,709	*	29,459	—
Kenneth A. Richieri[2] Senior Vice President and General Counsel	388,499	*	—	—
Arthur Sulzberger, Jr.[3,4] Chairman of the Board, Publisher, The New York Times, and Director	8,758,205	5.9%	100,000	743,340	90.8%
Mark Thompson[2] President and Chief Executive Officer	89	*	—	—
Doreen A. Toben[1] Director	32,500	*	65,814	—
All Directors and Executive Officers[3] (18 Individuals)	10,660,272	7.1%	415,438	744,820	91.0%
*Indicates beneficial ownership of less than 1%.			Footnotes continue on following page

THE NEW YORK TIMES COMPANY – P. 13

1.
The amounts reported include shares of Class A stock that could be acquired within 60 days upon the exercise of stock options under the Directors’ Incentive Plan or the Company’s Non-Employee Directors’ Stock Option Plan (the “Directors’ Stock Option Plan” and, together with the Directors’ Incentive Plan, the “Directors’ Plans”), as follows: Mr. Cesan: 36,000; Mr. Denham: 16,000; Mr. Kohlberg: 16,000; Dr. Liddle: 36,000; Ms. Marram: 36,000; Dr. Middelhoff: 32,000; and Ms. Toben: 32,000.

2.
The amounts reported include shares of Class A stock that could be acquired within 60 days upon the exercise of stock options awarded under the 1991 Incentive Plan and 2010 Incentive Plan, as follows: Mr. Follo: 357,305 shares; Mr. Heekin-Canedy: 428,281 shares; and Mr. Richieri: 336,567 shares. The amounts reported for Mr. Richieri include 32,841 restricted stock units granted under the 2010 Incentive Plan, pursuant to which shares of Class A stock are issued upon vesting (Mr. Richieri is eligible to retire, in which case such restricted stock units would vest). In addition, the amounts reported include shares of Class A stock equivalents attributed to an executive officer based on their respective holdings in the Company Stock Fund of the Company 401(k) Plan as follows: Mr. Follo: 2,518 shares; Mr. Heekin-Canedy: 2,143 shares; Mr. Richieri: 2,604 shares; and Mr. Thompson: 89 shares. The amounts reported for Mr. Follo exclude 43,533 stock-settled restricted stock units granted under the 2010 Incentive Plan.

3.
Class B stock is convertible into Class A stock on a share-for-share basis. Ownership of Class B stock is therefore deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the presentation of ownership of Class A stock in this table, it has been assumed that each director and executive officer has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by the directors and executive officers, including shares held by the 1997 Trust, have been included in the calculation of the total amount of Class A stock owned by such persons as well as in the calculation of the total amount of Class B stock owned by such persons. As a result of this presentation, there are duplications in the number of shares and percentages shown in this table.

4.	See “Principal Holders of Common Stock” and “General Information—The 1997 Trust” for a discussion of this person’s holdings.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers and the beneficial holders of more than 10% of the Class A stock are required to file reports with the SEC of changes in their ownership of Company stock. Based on its review of such reports, the Company believes that all such filing requirements were met during 2012.

P. 14 – THE NEW YORK TIMES COMPANY

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

Fourteen directors will be elected to the Board of The New York Times Company at the 2013 Annual Meeting. Nominees proposed for election as directors are listed below. Directors will hold office until the next annual meeting and until their successors are elected and qualified. Each of the nominees is now a member of the Board of Directors and, except for Joichi Ito, Brian P. McAndrews and Mark Thompson, was elected at the 2012 Annual Meeting for which proxies were solicited.
The Certificate of Incorporation of the Company provides that Class A stockholders have the right to elect 30% of the Board of Directors (or the nearest larger whole number). Accordingly, Class A stockholders will elect five of the 14 directors; Class B stockholders will elect nine directors. Directors are elected by a plurality of the votes cast. (Please see our policy described on page 23 regarding directors who do not receive more “for” votes than “withheld” votes.) Once elected, our directors have no ongoing status as “Class A” or “Class B” directors and have the same duties and responsibilities to all stockholders. Our Board serves as one Board with fiduciary responsibilities to all stockholders of the Company.

Class A Nominees (5)	Class B Nominees (9)
Robert E. Denham	Raul E. Cesan
Joichi Ito	Michael Golden
James A. Kohlberg	Steven B. Green
Brian P. McAndrews	Carolyn D. Greenspon
Doreen A. Toben	David E. Liddle
Ellen R. Marram
Thomas Middelhoff
Arthur Sulzberger, Jr.
Mark Thompson
If any of the nominees become unavailable for election, all uninstructed proxies will be voted for such other person or persons designated by the Board. The Board has no reason to anticipate that this will occur.
Proxies will be used to vote for the election of the nominees named above unless you withhold the authority to do so when you vote your proxy. Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected.
Notes on Nominees

•	Michael Golden and Arthur Sulzberger, Jr. are cousins.

•	Steven B. Green’s wife is Mr. Sulzberger, Jr.’s sister and Mr. Golden’s cousin.

•	Carolyn D. Greenspon is the daughter of a cousin of Messrs. Golden and Sulzberger, Jr.
Board of Directors—Experience and Qualifications
Consistent with the Company’s Corporate Governance Principles, the Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of director nominees, as well as the composition of the Board as a whole. This assessment includes consideration of directors’ independence, diversity, character, judgment and business experience, as well as their appreciation of the Company’s core purpose, core values and journalistic mission. We believe that the 14 director nominees possess the requisite mix of skills, qualifications and experiences that will enable the Board and each committee of the Board to continue to provide sound judgment and leadership and to function effectively as a group. Each current non-employee director has completed the comprehensive orientation program described below under “Board of Directors and Corporate Governance—Director Orientation.” In addition, the biographical information for each director nominee includes, under the caption “Specific Experience,” a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each director. Rather, we have attempted to set out those unique and important professional characteristics that each particular person brings to the Board.

THE NEW YORK TIMES COMPANY – P. 15

PROFILES OF NOMINEES FOR THE BOARD OF DIRECTORS

The following information was provided by the nominees:
Class A Nominees

ROBERT E. DENHAM
Principal Occupation: Partner, Munger, Tolles & Olson LLP (a law firm) (from 1998)
Business Experience: Chairman and Chief Executive Officer of Salomon Inc (from 1992 to 1998), General Counsel of Salomon Inc and Salomon Brothers (from 1991 to 1992); Managing Partner of Munger, Tolles & Olson LLP (from 1985 to 1991); Partner at Munger, Tolles & Olson LLP (from 1973 to 1991)
Specific Experience: Mr. Denham’s legal practice emphasizes advising clients on strategic and financial issues and providing disclosure and corporate law advice to public and private corporations and boards of directors. In addition, as Chairman and Chief Executive Officer of Salomon Inc, Mr. Denham successfully guided that investment banking firm as it was rebuilding. Mr. Denham also has extensive experience serving on the boards (and various board committees) of other large public companies and brings significant financial expertise to the Company, the Board and the Finance Committee. Mr. Denham has also held numerous leadership positions with associations and councils focusing on corporate governance, executive compensation, accounting, professional ethics and business, including serving as Chairman of the Financial Accounting Foundation from 2004 to 2009.
Other Directorships: UGL Limited (from 2012); Oaktree Capital Group, LLC, a public company since 2012 (from 2007); Chevron Corporation (from 2004); Fomento Económico Mexicano, S.A. de C.V. (from 2001); Wesco Financial Corporation (from 2000 to 2011); Alcatel-Lucent S.A. (and its predecessor, Lucent Technologies Inc.) (from 2002 to 2008)

Age: 67 Director Since: 2008 Committee Memberships: Finance and Nominating & Governance (Chair)

JOICHI ITO
Principal Occupation: Director, Media Lab at the Massachusetts Institute of Technology (a laboratory devoted to research projects at the convergence of design, multimedia and technology) (from 2011); Founder and Chief Executive Officer, Neoteny Co., Ltd. (a venture capital firm) (from 1999); General Partner, Neoteny Labs (an early-stage investment fund focusing on Asia and the Middle East) (from 2009)
Business Experience: Chairman (from 2010 to 2012) and Chief Executive Officer (from 2008 to 2011), Creative Commons; General Manager, Global Operations, Technorati, Inc. (from 2004 to 2006); Chairman, Infoseek Japan (from 1996 to 2003); Co-Founder (1994) and Chief Executive Officer (from 1995 to 1999), Digital Garage, Inc.; Founder and Chief Executive Officer, PSINet Japan (from 1995 to 1996)
Specific Experience: Mr. Ito brings to the Company and the Board deep digital and international experience in the technology industry, which is highly valued as the Company continues to expand its businesses digitally and globally. He has gained exposure to a wide range of digital businesses as a founder of several Internet companies, as an early investor in numerous businesses and as a director of various public and private companies.
Other Directorships: Digital Garage, Inc. (from 2006); Tucows Inc. (from 2008); Pia Corporation (from 2002 to 2008)

Age: 46 Director Since: 2012 Committee Membership: Technology & Innovation

P. 16 – THE NEW YORK TIMES COMPANY

JAMES A. KOHLBERG
Principal Occupation: Co-Founder (from 1987) and Chairman (from 2007), Kohlberg & Company (a middle-market private equity firm)
Business Experience: Co-Founder and Chairman (from 2008), Kohlberg Ventures LLC; Co-Founder and Chairman (from 2007), Halogen Media Networks (d/b/a Social Chorus); Chairman (from 2004), ClearEdge Power; Investment Professional (from 1984 to 1987), Kohlberg Kravis Roberts & Co.
Specific Experience: Mr. Kohlberg brings to the Company and the Board his broad business and financial experience. He co-founded and serves on the boards of several private companies, including as Chairman of Kohlberg & Company, a private equity firm with over $2 billion of equity capital under management.
Other Directorships: Kohlberg Capital Corporation (Vice Chairman) (from 2006 to 2008)

Age: 55 Director Since: 2008 Committee Memberships: Finance and Nominating & Governance

BRIAN P. MCANDREWS
Principal Occupation: Venture Partner (from 2012) and Managing Director (from 2009 to 2011), Madrona Venture Group, LLC (a venture capital firm)
Business Experience: Senior Vice President, Advertiser and Publisher Solutions, Microsoft Corporation (from 2007 to 2008); President and Chief Executive Officer (from 2000 to 2007) and Chief Executive Officer (from 1999 to 2000), aQuantive, Inc.; various positions of increasing responsibility at ABC, Inc., including Executive Vice President and General Manager, ABC Sports (from 1990 to 1999)
Specific Experience: Mr. McAndrews brings to the Company and the Board deep digital experience gained through his experience as a chief executive officer of a public company in the technology industry, as well as his private and public company director experience. His background in both traditional and digital media has also given him an understanding of digital advertising and the integration of emerging technologies, which is highly valued by the Company and the Board as the Company continues to expand its digital businesses.
Other Directorships: Clearwire Corporation (from 2009); Fisher Communications, Inc. (from 2006)

Age: 54 Director Since: 2012 Committee Memberships: Compensation and Technology & Innovation

DOREEN A. TOBEN
Principal Occupation: Director of various public corporations
Business Experience: Executive Vice President and Chief Financial Officer, Verizon Communications, Inc. (from 2002 to 2009); Senior Vice President and Chief Financial Officer, Telecom Group, Verizon Communications, Inc. (from 2000 to 2002); Vice President and Controller (from 1999 to 2000) and Vice President and Chief Financial Officer, Telecom/Network, Bell Atlantic Inc. (from 1997 to 1999)
Specific Experience: Ms. Toben has over 25 years of experience in the communications industry, serving until 2009 as Executive Vice President and Chief Financial Officer of Verizon Communications, Inc., where she was responsible for Verizon’s finance and strategic planning efforts. In addition to her deep communications industry experience, Ms. Toben’s financial and accounting expertise is a valuable asset to the Company, the Board and the Audit and Finance Committees.
Other Directorships: Fifth & Pacific Companies, Inc. (formerly Liz Claiborne, Inc.) (from 2009); Virgin Media Inc. (from 2010)

Age: 63 Director Since: 2004 Committee Memberships: Audit (Chair) and Finance

THE NEW YORK TIMES COMPANY – P. 17

Class B Nominees

RAUL E. CESAN
Principal Occupation: Founder and Managing Partner, Commercial Worldwide LLC (an investment firm) (from 2001)
Business Experience: President and Chief Operating Officer of Schering-Plough Corporation (from 1998 to 2001); Executive Vice President of Schering-Plough Corporation and President of Schering-Plough Pharmaceuticals (from 1994 to 1998); President of Schering Laboratories, U.S. Pharmaceutical Operations (from 1992 to 1994); President of Schering-Plough International (from 1988 to 1992)
Specific Experience: During his nearly 25-year career at Schering-Plough Corporation, Mr. Cesan served in various capacities, including as the President and Chief Operating Officer as well as the President of Schering-Plough International. Mr. Cesan’s international business and general management experience are valuable assets to the Company and the Board. In addition, Mr. Cesan brings significant financial expertise to the Company, the Board and the Audit Committee.
Other Directorships: Gartner, Inc. (from 2012)

Age: 65 Director Since: 1999 Committee Memberships: Audit and Compensation (Chair)

MICHAEL GOLDEN
Principal Occupation: Vice Chairman of the Company (from 1997)
Business Experience: President and Chief Operating Officer, Regional Media Group of the Company (from 2009 to 2012); Publisher, The International Herald Tribune (from 2003 to 2008); Senior Vice President (from 1997 to 2004); Vice President, Operations Development, of the Company (from 1996 to 1997); Executive Vice President and Publisher, Tennis magazine (from 1994 to 1996); Executive Vice President and General Manager, NYT Women’s Magazines (from 1991 to 1994)
Specific Experience: Mr. Golden is a fourth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history to his roles as director and a key member of the Company’s management team. In addition to his current role, he has served in a variety of critical positions since joining the Company in 1984. As a long-time employee of the Company, Mr. Golden has extensive knowledge of our Company and our businesses. In addition, his life-long affiliation with the Company provides the Board with an important historical perspective and a focus on the long-term interests of the Company.

Age: 63 Director Since: 1997

STEVEN B. GREEN
Principal Occupation: General Partner, Ordinance Capital L.P. (an investment firm) (from 1997)
Business Experience: President, Captain Gardner House (a real estate development property) from 1988 to 1995); Owner, Medical Transportation Inc. (from 1988 to 1993)
Specific Experience: Mr. Green is married to Mr. Sulzberger, Jr.’s sister, a fourth-generation member of the Ochs-Sulzberger family, and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. His alignment with stockholder interests makes Mr. Green an important part of the Board’s leadership and decision-making process.

Age: 48 Director Since: 2012 Committee Membership: Finance

P. 18 – THE NEW YORK TIMES COMPANY

CAROLYN D. GREENSPON
Principal Occupation: Consultant, Relative Solutions, LLC (a family business consulting firm) (from 2010); Psychotherapist, Comprehensive Psychiatric Associates (from 2002)
Business Experience: Family Business Consultant (from 2008 to 2010); various roles, including Child Outpatient Therapist, Clinical Manager, Program Manager and Clinical Supervisor, Child and Adolescent Program, McLean Hospital (from 1997 to 2003)
Specific Experience: Ms. Greenspon is a fifth-generation member of the Ochs-Sulzberger family and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. Her alignment with stockholder interests makes Ms. Greenspon an important part of the Board’s leadership and decision-making process.

Age: 44 Director Since: 2010 Committee Membership: Finance

DAVID E. LIDDLE
Principal Occupation: Partner, U.S. Venture Partners (a venture capital firm) (from 2000)
Business Experience: Chairman (1999), Co-Founder, President and Chief Executive Officer (from 1992 to 1999), Interval Research Corporation; Vice President, New Systems Business Development, Personal Systems, International Business Machines Corporation (1991); Co-Founder, President and Chief Executive Officer, Metaphor Computer Systems, Inc. (from 1982 to 1991)
Specific Experience: Dr. Liddle’s background in developing technologies for interaction between people and computers has given him deep experience in articulating technological trends and directions, which is instrumental to the Company’s strategy to grow its digital businesses. His current role as partner at U.S. Venture Partners provides him with exposure to investee companies in high-growth markets. In addition, Dr. Liddle brings significant financial expertise to the Company, the Board and the Audit Committee.
Other Directorships: Inphi Corporation (from 2012); MaxLinear, Inc. (from 2004 to 2012)

Age: 68 Director Since: 2000 Committee Memberships: Audit and Technology & Innovation (Chair)

ELLEN R. MARRAM
Principal Occupation: President, The Barnegat Group, LLC (a business advisory firm) (from 2006)
Business Experience: Operating Advisor (from 2006 to 2010) and Managing Director (from 2000 to 2005), North Castle Partners, LLC; President and Chief Executive Officer, efdex, Inc. (from August 1999 to May 2000); President (from 1993 to 1998) and Chief Executive Officer (from 1997 to 1998), Tropicana Beverage Group; Executive Vice President, The Seagram Company Ltd. and Joseph E. Seagram & Sons Inc. (from 1993 to 1998); Senior Vice President, Nabisco Foods Group, and President and Chief Executive Officer, Nabisco Biscuit Company (from 1988 to 1993)
Specific Experience: Ms. Marram has spent more than 35 years building brands and companies, serving in key positions at public companies and private equity firms and advising private and public companies. As a result, she brings to the Company and the Board her extensive management, business, consumer brand and marketing experience. In addition, Ms. Marram’s experience in advising companies provides her with multiple perspectives on successful strategies across a variety of businesses. Furthermore, Ms. Marram brings to her role as Presiding Director extensive experience serving on the boards (and various board committees) of other large public companies.
Other Directorships: Eli Lilly and Company (from 2002); Ford Motor Company (from 1988); Cadbury plc (from 2007 to 2008)

Age: 66 Director Since: 1998 Presiding Director Since: 2006 Committee Memberships: Finance (Chair), Compensation and Nominating & Governance

THE NEW YORK TIMES COMPANY – P. 19

THOMAS MIDDELHOFF
Principal Occupation: Chairman and Founding Partner, Pulse Capital Partners (an asset management firm) (from 2010)
Business Experience: Founder, Partner and Executive Chairman, Berger Lahnstein Middelhoff & Partners LLP (from 2009 to 2010); Chief Executive Officer and Chairman of the Management Board (from 2005 to 2009) and Non-executive Chairman (from 2004 to 2005), Arcandor AG (in June 2009, Arcandor AG filed with the Essen District Court (Germany) to initiate insolvency proceedings); Managing Director, Investcorp Ltd. (from 2003 to 2005); Bertelsmann AG (from 1986 to 2002): Chairman and Chief Executive Officer (from 1998 to 2002), Head of Corporate Development and Multimedia Business, and Member of the Board (from 1994 to 1998), Member of the Board, Industry Division (from 1990 to 1994); Managing Director (from 1989 to 1990) and Managing Assistant (from 1986 to 1987), Mohndruck Graphische Betriebe GmbH; Managing Director, Elsnerdruck GmbH (from 1987 to 1988)
Specific Experience: Dr. Middelhoff has a strong background in international media and Internet businesses, which is highly valued by the Company and the Board as the Company continues to expand its digital businesses. Dr. Middelhoff brings to the Board more than 25 years of international experience and a global perspective gained through his leadership roles at various public and private European-based companies.
Other Directorships: 3W Power Holdings S.A. (formerly Germany1 Acquisition Limited)/AEG Power Solutions AG (from 2010); Marseille-Kliniken AG (Non-executive Chairman) (from 2009); Senator Entertainment AG (from 2006); Germany1 Acquisition Limited (Co-Chairman) (from 2008 to 2009); Thomas Cook Group plc (Chairman) (from 2005 to 2009)

Age: 59 Director Since: 2003 Committee Memberships: Compensation and Technology & Innovation

ARTHUR SULZBERGER, JR.
Principal Occupation: Chairman of the Company (from 1997) and Publisher, The New York Times (from 1992)
Business Experience: Chief Executive Officer (from December 2011 to November 2012); Deputy Publisher (from 1988 to 1992) and Assistant Publisher (from 1987 to 1988), The New York Times
Specific Experience: Mr. Sulzberger, Jr. is a fourth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history to his roles as Chairman and Publisher of The New York Times. He has served in a variety of critical positions since joining the Company in 1978. As a long-time employee of the Company, including over 20 years as Publisher of The New York Times and over 15 years as Chairman, Mr. Sulzberger, Jr. has extensive knowledge of our Company and our businesses and provides a unique insight and perspective to the Board about the Company’s business strategy and industry opportunities and challenges. In addition, his life-long affiliation with the Company provides the Board with an important historical perspective and a focus on the long-term interests of the Company.

Age: 61 Director Since: 1997

P. 20 – THE NEW YORK TIMES COMPANY

MARK THOMPSON
Principal Occupation: President and Chief Executive Officer (from November 2012)
Business Experience:  Director-General, British Broadcasting Corporation (“BBC”) (from 2004 to September 2012); Chief Executive, Channel 4 Television Corporation (from 2002 to 2004); various positions of increasing responsibility at the BBC, including Director of Television and Controller of BBC Two (from 1979 to 2001)
Specific Experience: As the Company’s President and Chief Executive Officer, Mr. Thompson has primary responsibility for overseeing and coordinating all of the Company’s strategy, operations and business units. Mr. Thompson brings to the Company and the Board a global perspective and more than 30 years of experience in the media industry, including extensive international business and management experience gained serving as Director-General of the BBC and Chief Executive of Channel 4 Television Corporation. In addition, his experience in reshaping the BBC to meet the challenge of the digital age is highly valued by the Company and the Board as the Company continues to expand its businesses digitally and globally.

Age: 55 Director Since: 2012

THE NEW YORK TIMES COMPANY – P. 21

INTERESTS OF RELATED PERSONS IN CERTAIN TRANSACTIONS OF THE COMPANY

Policy on Transactions with Related Persons.  See “Board of Directors and Corporate Governance—Policy on Transactions with Related Persons” on pages 26-27 for a description of the Company’s policy regarding any transaction between the Company and a “related person.”
Interests of Directors in Certain Transactions of the Company. In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations whose officers or directors are also directors of the Company. In 2012, these included the running of advertising in Company properties for the products and services of Ford Motor Company, Chevron Corporation and Eli Lilly and Company, as well as other director-affiliated companies. All of these arrangements were conducted on an arm’s-length basis and in each case resulted in revenue to the Company in amounts that represented less than 0.3% of the revenues of the advertising company. The relevant outside director does not participate in these business relationships or profit directly from them. Due to the nature of these transactions, it is likely that they will not even come to the attention of the Company’s Board or the relevant director.
Members of the Ochs-Sulzberger Family Employed by the Company During 2012. Arthur Sulzberger, Jr. was employed as Chairman of the Company and Publisher of The New York Times. From December 2011 to November 2012, Mr. Sulzberger, Jr. also served as Chief Executive Officer. Michael Golden was employed as Vice Chairman, and President and Chief Operating Officer, Regional Media Group, of the Company. Effective January 6, 2012, the Company sold the Regional Media Group and Mr. Golden accordingly relinquished his role with that group. See “Compensation of Executive Officers” for a description of their compensation. Samuel Dolnick was employed as a staff reporter for The New York Times and earned $101,354. James Dryfoos was employed as an associate director, project management and a program director in business intelligence and advertising systems for NYTimes.com, and earned $168,036. Michael Greenspon was employed as general manager, The New York Times News Services Division, and earned $385,387. Rachel G. Kirscht was employed as a manager in advertising planning and digital strategy for The New York Times and earned $96,913. David Perpich was employed as vice president, product management for The New York Times and earned $249,758. Arthur Gregg Sulzberger was employed as a staff reporter and an assistant editor for The New York Times and earned $134,126.
Arthur Sulzberger, Jr., Michael Golden and Carolyn D. Greenspon’s mother are cousins. Samuel Dolnick is the son of Michael Golden’s sister. James Dryfoos and Michael Greenspon are each the son of a cousin of Arthur Sulzberger, Jr. and Michael Golden, and Michael Greenspon is Carolyn D. Greenspon’s brother. Rachel G. Kirscht is Michael Golden’s daughter. David Perpich is the son of Arthur Sulzberger, Jr.’s sister and Arthur Gregg Sulzberger is Arthur Sulzberger, Jr.’s son.

P. 22 – THE NEW YORK TIMES COMPANY

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors is responsible for overseeing the direction, affairs and management of the Company. The Board recognizes its fiduciary duty to both Class A and Class B stockholders.
The following highlights key corporate governance practices applicable to the Board:
Board Leadership Structure. The Company has separated the positions of Chairman of the Board of Directors and Chief Executive Officer. Given the demanding nature of these positions, and taking into account that our Chairman is also the Publisher of The New York Times, the Board believes it is appropriate to separate the positions of Chairman and Chief Executive Officer. Furthermore, since our Chairman is an executive officer of the Company, the Board believes it is appropriate to have a lead independent director who, among other things, chairs all executive sessions of our non-employee and independent directors and serves as a liaison between the Chairman and Chief Executive Officer, on the one hand, and our independent directors, on the other. Ellen Marram, our Presiding Director, currently serves in this role. See “—Presiding Director” on page 25.
The Board’s Role in Risk Oversight. Risk is an integral part of the Board and Committee deliberations throughout the year. The Audit Committee oversees the Company’s enterprise risk management program and annually reviews an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them.
The Company has an enterprise risk management program designed to identify, prioritize and assess a broad range of risks (e.g., strategic, operational, financial, legal/regulatory and reputational) that may affect our ability to execute our corporate strategy and fulfill our business objectives, and to formulate plans to mitigate their effects.
Corporate Governance Principles. NYSE rules require listed companies to adopt corporate governance principles. A printable copy of the current version of the Company’s Corporate Governance Principles, most recently amended on November 8, 2012, is available on our Web site, as described on page 6.
Majority Voting for Directors. Our Corporate Governance Principles provide that each nominee for election to the Board must agree to resign upon the request of the Board if, in an uncontested election, he or she is elected to the Board but fails to receive a majority of the votes cast. In determining whether to require the director to resign, the Board, with such person not participating, will consider all relevant facts and circumstances. The Board must make the request within 60 days and the Company must disclose the Board’s decision within 65 days.
Director Nominee Rotation. Our Corporate Governance Principles provide that it is the policy of the Company to have an annual rotation of the nominees for election to the Board by holders of the publicly traded, Class A stock. It is intended that each of the independent directors be nominated for election by the Class A stockholders at least once every three years and that the annual slate of Class A nominees include at least one member of each of the Audit, Compensation and Nominating & Governance Committees. This policy reinforces the principle that, once elected, our directors have no ongoing status as “Class A” or “Class B” directors. All directors owe fiduciary duties and responsibilities to all of our stockholders.
Director Election. All directors stand for election annually. Voting is not cumulative. Under our Certificate of Incorporation, 30% (or the nearest larger whole number) of the directors are elected by the holders of the Company’s Class A stock and the remaining directors are elected by the holders of the Company’s Class B stock. Under the New York Business Corporation Law and our Corporate Governance Principles, once elected, our directors have no ongoing status as “Class A” or “Class B” directors and serve as one Board with the same fiduciary duties and responsibilities to all stockholders.
Director Attendance at Annual Meetings. All directors are expected to attend the Company’s annual meetings of stockholders. All directors, except Ms. Toben, attended the Company’s 2012 Annual Meeting.
Director Retirement Age. None of our directors will stand for re-election after his or her 70th birthday, unless the Board determines otherwise.
Directors as Stockholders. To encourage alignment of the interests of our directors and stockholders, all directors are expected to own stock in the Company equal in value to at least three times the annual Board cash retainer as set from time to time by the Board. Each director is expected to accumulate this stock over an approximately five-year period. No director currently fails to comply with this stock ownership policy. Stock units

THE NEW YORK TIMES COMPANY – P. 23

held by a director under the Directors’ Deferral Plan are included in calculating the value of ownership to determine whether this minimum ownership has been accumulated.
In addition, as part of our insider trading policy, directors generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions, or hold Company stock in a margin account or pledge Company stock as collateral for a loan.
Director Orientation. The Company has a comprehensive orientation program for all new non-employee directors with respect to their role as directors and as members of the particular Board committees on which they will serve. It includes one-on-one meetings with senior management and top New York Times editors and extensive written materials. The senior management meetings cover a corporate overview, the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, and its business conduct policies.
Ongoing Director Education. From time to time, the Company will provide directors with additional educational materials and presentations from Company and/or third-party experts on subjects that would enable directors to perform better their duties and to recognize and deal appropriately with issues that arise. In addition, the Company will pay all reasonable expenses for any director who wishes to attend a director continuing education program.
“Controlled Company” Exception to NYSE Rules. The Company’s Board of Directors has determined not to take advantage of an available exception to certain of the NYSE rules. A company of which more than 50% of the voting power for the election of directors is held by a single entity, a “controlled company,” need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. As a result of the 1997 Trust’s holdings of Class B stock, the Company would qualify as a controlled company and could elect not to comply with these independence requirements.
Independent Directors. The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. The Company has now, and has had for many years, a majority of independent directors.
The NYSE rules specify five categories of relationships between an individual and a listed company that render the individual ineligible to be independent. Under the NYSE rules, a director qualifies as “independent” so long as he or she has none of these impermissible relationships with the Company and upon the Board affirmatively determining that he or she has no other material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has determined that none of the Company’s independent directors has a relationship with the Company that falls within these categories.
For the purpose of assisting the Board in determining director independence, the Board has adopted guidelines with respect to “material relationships.” Under these guidelines, the Board has determined that the following relationships—provided they are not required to be disclosed in the Company’s public filings by SEC rules—are immaterial to the Company for purposes of director independence:

•
if the director does business with the Company, or is affiliated with an entity with which the Company does business, so long as payments by or to the Company do not exceed the greater of $1 million or, in the case of an affiliated entity, 2% of the annual revenues of such entity; or

•
if the director serves as an officer or director of a charitable organization to which the Company, The New York Times Company Foundation or The New York Times Neediest Cases Fund makes a donation, so long as the aggregate annual donations do not exceed the greater of $1 million or 2% of that organization’s annual charitable receipts.

The Board has determined that each of the Company’s independent directors has only immaterial relationships with the Company consistent with these guidelines. In addition, in the course of the Board’s determination regarding independence, it considered certain transactions, relationships and arrangements, all of which were deemed to be in the ordinary course of business and conducted on an arm’s-length basis. See “Interests of Related Persons in Certain Transactions of the Company—Interests of Directors in Certain Transactions of the Company.”
Based on the foregoing, the Board has affirmatively determined that each of Messrs. Cesan, Denham, Ito and Kohlberg, Dr. Liddle, Ms. Marram, Mr. McAndrews, Dr. Middelhoff and Ms. Toben has no material relationships with

P. 24 – THE NEW YORK TIMES COMPANY

the Company and, therefore, each is independent pursuant to applicable NYSE rules. Of the remaining directors, Messrs. Golden, Sulzberger, Jr. and Thompson are executive officers of the Company. Mr. Green’s wife is Mr. Sulzberger, Jr.’s sister and Mr. Golden’s cousin. Ms. Greenspon is the daughter of a cousin of Messrs. Sulzberger, Jr. and Golden. Due to their family relation to Messrs. Sulzberger, Jr. and Golden, Mr. Green and Ms. Greenspon are not considered independent.
Board Committees. The NYSE rules require the Company to have independent audit, compensation and nominating/corporate governance committees. The Company is in compliance with these requirements.
Audit Committee Financial Experts. SEC rules require the Company to disclose annually whether our Audit Committee has one or more “audit committee financial experts,” as defined by the SEC. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert.” In addition, the Board has determined that every member of the Audit Committee meets the “financial literacy” and “financial management expertise” standards of the NYSE.
Codes of Ethics. The Company has adopted a Business Ethics Policy, applicable to all employees, a code of ethics that applies to the Company’s Chairman, Chief Executive Officer, Vice Chairman and senior financial officers, and a code of ethics for directors. A printable version of each of these documents is available on our Web site, as described on page 6.
Non-Employee Directors. The NYSE rules require that, at the listed company’s option, either non-employee directors or independent directors of such company meet periodically in executive sessions without management participation. The Company’s non-employee directors meet separately at the end of each regular meeting of the Board. Additionally, at least once a year the independent directors meet in executive session. Mr. Green and Ms. Greenspon are non-employee directors who, due to their family relation to Messrs. Sulzberger, Jr. and Golden, are not considered independent.
Presiding Director. In addition to chairing all executive sessions of our non-employee and independent directors, our Presiding Director:

•	serves as a liaison between our Chairman and Chief Executive Officer, on the one hand, and our independent directors, on the other;

•	reviews proposed plans for Board meeting presentations;

•	consults with any of the senior executives of the Company as to any concerns the executive might have; and

•	makes herself or himself available for direct consultation with major stockholders.
Stockholders and other interested parties may express their concerns to the Company’s non-employee directors or the independent directors by contacting the Presiding Director, care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018. All such correspondence will be relayed to the Presiding Director.
Communications with the Board. Stockholders may communicate with the Board of Directors care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018. All such correspondence will be relayed to the entire Board of Directors.
Board and Committee Evaluations. Our Board has an annual Board and Committee evaluation process to examine and discuss how our Board and Committees function as groups and with senior management of our Company.
No Interlocking Directorships. The Chairman of the Board, who also serves as the Publisher of The New York Times, does not sit on any other company board. Although other members of senior management without editorial responsibilities are not so precluded, none sit on the boards of directors of any company at which one of our directors is the chief executive officer.
Succession Planning. Recognizing the critical importance of executive leadership to the success of the Company, the Board works with senior management to ensure that effective plans are in place for both short-term and long-term executive succession at The New York Times Company.
Senior Management Evaluation. In consultation with all non-employee directors, the Compensation Committee annually evaluates the performance of the Chairman, Chief Executive Officer and Vice Chairman.

THE NEW YORK TIMES COMPANY – P. 25

Corporate Financial Ethics Hotline. The Company has established a corporate financial ethics hotline to allow an employee to lodge a complaint, confidentially and anonymously, about any accounting, internal control or auditing matter or potential securities law violation.
Executive Stock Ownership Guidelines.  Those executive officers named in the “Summary Compensation Table” are subject to stock ownership guidelines. The Chairman is required to own shares of Class A stock equal to three times his base salary. The Chief Executive Officer, Vice Chairman and Chief Financial Officer are required to own an amount equal in value to two times his or her base salary in Company stock. All other named executive officers are required to own an amount equal in value to their base salary in Company stock. Restricted stock units and shares of Class A stock equivalents attributed to an executive officer based on his or her holdings in the Company Stock Fund of the Company 401(k) Plan are counted in calculating ownership. An executive officer’s stock holdings are valued at the greater of the fair market value or the officer’s tax basis in the shares (or in the case of restricted stock units, the grant date fair market value). An affected executive officer has five years to attain the holding requirements. If at any time an executive officer does not meet the ownership requirements, he or she is expected to abide by transfer restrictions on Company stock. All of our named executive officers are in compliance with the guidelines.
In addition, as part of our insider trading policy, executive officers generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions, or hold Company stock in a margin account or pledge Company stock as collateral for a loan.
Board Policy on Recoupment of Bonuses Upon Restatement Due to Fraud or Misconduct.  In the event of a restatement of the Company’s financial statements due to fraud or intentional misconduct, the Board will review performance-based bonuses to executive officers whose fraud or intentional misconduct caused the restatement, and the Company will seek to recoup bonuses paid for performance during the period or periods that are the subject of the restatement.
Independent Compensation Consultant.  The Compensation Committee has directly engaged an independent compensation consultant, Exequity LLP (“Exequity”). In preparation for the Committee’s decision-making regarding 2012 compensation levels, Exequity reported on its review of data from nationally recognized compensation surveys. The review analyzed salary, annual and long-term cash incentive bonuses and equity compensation, as well as total compensation, for comparable executive positions at a comparative group of companies that includes traditional newspaper companies, other print publishing companies, news and information companies, and a selection of similarly-sized general industry companies. Exequity also provided general advice on executive and director compensation trends and programs. Exequity has not provided any services to the Company, other than those relating to its role as compensation adviser to the Committee, during the Company’s 2012 fiscal year. See “Compensation Committee—Compensation Committee Procedures.”
Policy on Transactions with Related Persons.  The Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).
Any transaction in which the Company or any of its subsidiaries is a participant and a director, director nominee, executive officer or beneficial holder of more than 5% of the Company’s total equity (i.e., Class A and Class B stock of the Company), or any immediate family member of the foregoing (each, a “related person”) has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be specifically disclosed by the Company in its public filings.
Any such transaction would be subject to the Company’s written policy respecting the review, approval or ratification of related person transactions. Under this policy:

•
the Company or any of its subsidiaries may employ a related person in the ordinary course of business consistent with the Company’s policies and practices with respect to the employment of non-related persons in similar positions; and

•
any other related person transaction that would be required to be publicly disclosed must be approved or ratified by the Board of Directors, or the Nominating & Governance Committee or other committee to which such matter has been delegated for review, or if it is impractical or undesirable to defer consideration of the

P. 26 – THE NEW YORK TIMES COMPANY

matter until a Board or committee meeting, by the Chair of the Nominating & Governance Committee (or, if he or she is not disinterested, by the Presiding Director).
If the transaction involves a related person who is a director or an immediate family member of a director, that director may not participate in the deliberations or vote. In approving or ratifying a transaction under this policy, the Board, committee or director considering the matter must determine that the transaction is fair and reasonable to the Company.
A printable version of this written policy is available on our Web site, as described on page 6.
Our Code of Ethics applicable to directors discourages directors from engaging in transactions that present a conflict of interest or the appearance of one. Our Business Ethics Policy applicable to employees, including executive officers and others who may be “related persons,” similarly discourages transactions where there is or could be an appearance of a conflict of interest. In addition, that policy requires specific approval by designated members of management of transactions involving the Company and in which employees have an interest. Specifically, an employee’s retention for the provision of goods or services to the Company of any business in which he or she has an interest must be approved by the employee’s supervisor, and an employee’s direct or indirect financial interest in a business enterprise that does business with the Company must be approved by or on behalf of the president/chief executive officer of that employee’s operating unit. There are exceptions for small holdings in public companies.
These provisions of the Code of Ethics applicable to directors and the Company’s Business Ethics Policy are intended to operate in addition to, and independently of, the policy on transactions with related persons described above.
See “Interests of Related Persons in Certain Transactions of the Company” for a description of transactions between the Company and related persons in 2012 and through the date of this Proxy Statement.
BOARD MEETINGS AND ATTENDANCE

Board Meetings in 2012:  11
Board Committees:  Five Standing Committees: Audit, Compensation, Finance, Nominating & Governance and Technology & Innovation. See “Board Committees” for Committee descriptions and membership.
Total Committee Meetings in 2012:  27
2012 Attendance:  All directors attended 75% or more of the total meetings of the Board and of the Committees on which they served.

THE NEW YORK TIMES COMPANY – P. 27

BOARD COMMITTEES

Name of Committee and Members	Principal Functions of the Committee		Meetings In 2012

Audit Doreen A. Toben, Chair Raul E. Cesan David E. Liddle	•	Engages the Company’s independent auditors, subject to ratification by the stockholders, and receives periodic reports from the auditors and management regarding the auditors’ independence and other matters. Recommends appropriate action to ensure the auditors’ independence.	7
•
Reviews with management and the independent auditors the Company’s quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls or disclosure controls and procedures and major issues regarding accounting principles and practices, including any changes resulting from amendments to the rules of any authoritative body affecting the Company’s financial disclosure.

	•	Meets regularly with the Company’s senior internal audit executive, representatives of management and the independent auditors in separate executive sessions.
	•	Reviews and approves the scope of the audit at the outset and reviews the performance of the independent auditors and any audit problems or difficulties encountered.
	•	Reviews the Company’s risk assessment and risk management policies.
•
Reviews the scope of the annual audit plan of the Company’s internal audit department, its progress and results. Reviews the responsibility, organization, resources, competence and performance of the Company’s internal audit department.

	•	Monitors the Company’s systems of disclosure controls and procedures and internal control over financial reporting.
	•	Prepares the report to stockholders included in the annual Proxy Statement.
Compensation Raul E. Cesan, Chair Ellen R. Marram Brian P. McAndrews Thomas Middelhoff	•	In consultation with all non-employee directors, annually evaluates the performance of the Chairman, the Chief Executive Officer and the Vice Chairman and, together with the other independent directors, approves their compensation arrangements.	7
•
Approves compensation arrangements for the Company’s other executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation.

•
Reviews and approves and, when appropriate, recommends to the Board for approval, the administration of incentive compensation plans for all executive officers and broad-based equity-based plans, subject to stockholder approval, if required. Determines awards granted to executive officers under such plans.

•
Advises the Board on the reasonableness and appropriateness of executive compensation plans and levels generally, including whether these effectively serve the interests of the Company and its stockholders by creating appropriate incentives for high levels of individual and Company performance.

	•	Appoints the ERISA Management Committee, which oversees benefits administration of the Company’s retirement and health benefit plans and which reports to the Compensation Committee once a year.
	•	Has sole authority to engage an executive compensation consultant.

P. 28 – THE NEW YORK TIMES COMPANY

Name of Committee and Members	Principal Functions of the Committee		Meetings In 2012

Compensation (continued)	•
Reviews and approves the Compensation Discussion and Analysis, considers the results of the most recent stockholder advisory vote on executive compensation and prepares the report to stockholders included in the annual Proxy Statement.

Finance Ellen R. Marram, Chair Robert E. Denham Steven B. Green Carolyn D. Greenspon James A. Kohlberg Doreen A. Toben	•	Reviews the Company’s material financial policies, practices and matters, including, without limitation, its dividend policy, investment of cash, stock repurchase, short- and long-term financings, foreign currency, hedging and derivative transactions, material acquisitions and dispositions and capital expenditures.	6
	•	Establishes (and adjusts from time to time) investment policies for the Company’s retirement and savings plans.
•
Appoints the Pension Investment Committee, which appoints and reviews the performance of the trustees and investment managers for the Company’s retirement and savings plans and which reports to the Finance Committee from time to time.

	•	Reviews and makes recommendations to the Board with respect to the Company’s contributions to The New York Times Company Foundation.
Nominating & Governance Robert E. Denham, Chair James A. Kohlberg Ellen R. Marram	•	Makes recommendations to the Board regarding the composition of the Board and its Committees, including size and qualifications for membership, and the designation of a presiding director.	6
	•	Recommends candidates to the Board for election to the Board at the Annual Meeting.
•
Advises the Board on appropriate compensation for outside directors. Assesses periodically the Company’s director stock ownership guidelines and the directors’ ownership relative to such guidelines, and makes recommendations as appropriate.

	•	Advises the Board on corporate governance matters.
	•	Oversees annual evaluation of the Board.
	•	Has sole authority to engage a search firm to identify director candidates.
Technology & Innovation David E. Liddle, Chair Joichi Ito Brian P. McAndrews Thomas Middelhoff	•	Reviews with management the Company’s overall technology and innovation strategy, including objectives, strategic initiatives, investments and research and development activities, and, as and when appropriate, makes recommendations to the Board.	1
•
Consults with the Finance Committee in connection with its review of material acquisitions, dispositions, capital expenditures and long-term commitments, to the extent such actions relate to the Company’s technology and innovation strategy.

•
Periodically monitors and evaluates the performance of the Company’s initiatives in support of its technology and innovation strategy, including the execution, consumer acceptance and integration of new products and services.

	•	Reviews with management, as appropriate, major technology risks and opportunities for the Company, and emerging issues and trends in the broader marketplace.

THE NEW YORK TIMES COMPANY – P. 29

NOMINATING & GOVERNANCE COMMITTEE

Our Nominating & Governance Committee consists of three non-employee directors, Robert E. Denham, Chair, James A. Kohlberg and Ellen R. Marram. Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. The principal functions of the Committee include making recommendations to the Board regarding the composition of the Board and its Committees, including size and qualifications for membership, and the designation of a presiding director; recommending nominees to the Board for election; advising the Board on corporate governance matters; and overseeing the evaluation of the Board. The chart set forth in “Board Committees” describes the principal functions of the Committee under its charter. A printable version of the charter is available on our Web site, as described on page 6.
Whenever a vacancy exists on the Board due to expansion of the Board’s size or the need to replace a resigning or retiring director, the Committee begins a process of identifying and evaluating potential director nominees. The Committee considers recommendations of management, stockholders and others. The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including approving its fees and other retention terms. In this regard, from time to time, the Committee has retained a global executive recruiting firm, whose function is to bring specific director candidates to the attention of the Committee.
Consistent with the Company’s Corporate Governance Principles, the Committee considers various criteria in Board candidates, including, among others, independence, character, judgment and business experience, as well as their appreciation of the Company’s core purpose, core values and journalistic mission, and whether they have time available to devote to Board activities.
The Committee also considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age and ethnic diversity. The Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates.
The Committee also considers whether a potential nominee would satisfy:

•	the NYSE’s criteria of director “independence”;

•	the NYSE’s “financial literacy” and “financial management expertise” standards; and

•	the SEC’s definition of “audit committee financial expert.”
Director candidates are evaluated in light of the then-existing composition of the Board, including its overall size, structure, backgrounds and areas of expertise of existing directors and the relative mix of independent and management directors. The Committee also considers the specific needs of the various Board committees. The Committee recommends potential director nominees to the Board, and final approval of a candidate is determined by the Board.
Joichi Ito and Brian P. McAndrews were appointed directors by the Board on June 21, 2012, and each is standing for election by the stockholders for the first time at the 2013 Annual Meeting. Robert E. Denham, the Committee’s Chair, first brought Mr. Ito to the attention of senior management and the Committee, while Mr. McAndrews was identified by a global executive recruiting firm retained by the Committee. After Mr. Ito and Mr. McAndrews met with certain members of the Committee, including the Chair, and various other members of the Board, the Committee recommended to the full Board that it appoint each as a director. In addition, Mark Thompson, who became the Company’s President and Chief Executive Officer and member of the Board on November 12, 2012, is standing for election by stockholders for the first time at the 2013 Annual Meeting. The Board appointed Mr. Thompson as a director in connection with his appointment as President and Chief Executive Officer.
As discussed elsewhere in this Proxy Statement, the 1997 Trust, as holder of a majority of our Class B stock, has the right to elect 70% of our Board. The Committee considers, among other potential nominees, recommendations of the trustees of the 1997 Trust for nominees to be elected by the holders of the Class B stock. In addition, the Committee will consider director candidates recommended by stockholders. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing to the Corporate Secretary, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the

P. 30 – THE NEW YORK TIMES COMPANY

recommended nominee. The evaluation process for director nominees who are recommended by our stockholders is the same as for any nominee.
COMPENSATION COMMITTEE

Compensation Committee Procedures
Our Board of Directors has established a Compensation Committee and charged it with the responsibility to review and either act on behalf of the Board or make recommendations to the Board concerning executive compensation and employee benefits. The Compensation Committee consists of four non-employee directors, Raul E. Cesan, Chair, Ellen R. Marram, Brian P. McAndrews and Thomas Middelhoff.
Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. A printable version of the charter is available on our Web site, as described on page 6. The chart set forth in “Board Committees” on pages 28-29 describes the principal functions of the Committee under its charter, as well as the number of its meetings in 2012.
Together with the other non-employee members of the Board, the Committee evaluates the performance of the individuals serving as Chairman, Chief Executive Officer, and Vice Chairman and, together with the other independent directors, approves their compensation. In addition, the Committee approves all compensation for our other executive officers and discusses with management in general terms the compensation of non-executive employees.
The Committee has delegated the authority to make option and other equity grants in limited circumstances, such as to newly hired or recently promoted employees, to a three-member management committee authorized to grant a limited number of options and other equity awards under specified parameters. To ensure compliance with its longstanding procedures, the Committee has adopted a written grant policy.
Under its charter, the Committee has sole authority to retain and terminate a consulting firm to assist in its evaluation of executive compensation. In accordance with this authority, in preparation for the Committee’s decision-making regarding 2012 compensation levels, it directly engaged an independent compensation consultant, Exequity. Exequity reported on its review of data from nationally recognized compensation surveys. The review analyzed salary, annual and long-term cash incentive bonuses and equity compensation, as well as total compensation, for comparable executive positions at a comparative group of companies that includes traditional newspaper companies, other print publishing companies, news and information companies, and a selection of similarly-sized general industry companies. Exequity also provided general advice on executive compensation trends and programs. In the course of advising the Committee, Exequity occasionally is asked to provide guidance and support to management in connection with matters that are reviewed by the Committee. These matters may pertain to, among other things, competitive analysis, program design recommendations, technical support and cost modeling. Exequity did not provide any services to the Company, other than those relating to its role as compensation adviser to the Committee, during the Company’s 2012 fiscal year.
The Committee generally consults with management regarding executive compensation matters, and our Chief Executive Officer makes compensation recommendations for executive officers other than the Chairman and Chief Executive Officer. The Company’s human resources, legal, controllers and treasury departments support the Committee in its work.
Throughout the year, the Committee meets to discuss the Company’s executive compensation program and related matters. In February of each year, the Committee generally takes the following actions:

•	sets salaries for the year;

•	sets annual incentive potentials and the related financial targets for the year;

•	sets award potentials and the financial targets and performance period for the upcoming long-term performance cycle; and

•	awards equity-based compensation.

THE NEW YORK TIMES COMPANY – P. 31

In addition, each February, the Committee meets to certify the achievement of performance goals for the recently completed year and long-term cycles and approve the payment of the annual incentive and long-term performance awards. Other meetings are scheduled throughout the year as the Committee deems appropriate.
The Committee has reviewed and discussed with Company management the section of this Proxy Statement titled “Compensation of Executive Officers—Compensation Discussion and Analysis,” and its report to stockholders stating that it has recommended the inclusion of such discussion and analysis appears below under “Compensation of Executive Officers” on page 37.
Compensation Committee Interlocks and Insider Participation
No member of the Committee is now, or was during 2012 or any time prior thereto, an officer or employee of the Company. No member of the Committee had any relationship with the Company during 2012 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board or the Committee.
AUDIT COMMITTEE REPORT

To the Stockholders of The New York Times Company:
The Audit Committee consists of three non-employee directors, Doreen A. Toben, Chair, Raul E. Cesan and David E. Liddle. The Board of Directors has determined that:

•	each Committee member is “independent” under the corporate governance listing standards of the NYSE and is “financially literate” as defined by the NYSE;

•	each Committee member satisfies the “financial management expertise” standard, as required by the NYSE; and

•	each Committee member is an “audit committee financial expert” as defined by the SEC.
The Committee operates under a written charter adopted by the Board of Directors. A printable version of the charter is available on our Web site, as described on page 6.
Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent integrated audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and (ii) the Company’s internal control over financial reporting, and for issuing their reports thereon. The Committee is responsible for assisting the Board in monitoring:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the Company’s system of disclosure controls and procedures and internal control over financial reporting.
In addition, the Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters or potential securities law violations and the confidential and anonymous submission by Company employees of concerns regarding such matters.
During 2012, the Committee met seven times and held separate discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”). The Committee’s Chair, as the representative of the Committee, discussed the Company’s interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and/or

P. 32 – THE NEW YORK TIMES COMPANY

Controller and Ernst & Young prior to public release. Each other member of the Committee also generally participated in this discussion. The full Committee reviews the Company’s quarterly financial statements with management and Ernst & Young. In addition, the Committee reviewed and discussed the Company’s compliance with the requirements of the Sarbanes-Oxley Act with respect to internal control over financial reporting.
Management has represented to the Committee that the Company’s 2012 annual consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with management and Ernst & Young the Company’s 2012 annual consolidated financial statements and Ernst & Young’s audit report thereon and Ernst & Young’s audit report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management the annual report of management on the Company’s internal control over financial reporting. The Committee has also discussed the following with Ernst & Young:

•
the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of the Company’s 2012 annual consolidated financial statements;

•
the critical accounting policies and practices used in the preparation of the Company’s 2012 annual consolidated financial statements, alternative treatments of financial information within accounting principles generally accepted in the United States of America that Ernst & Young discussed with management, the ramifications of using such alternative treatments, and the treatment preferred by Ernst & Young; and

•	other material written communications between Ernst & Young and management.
In addition, the Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young their firm’s independence from the Company and management. As part of its role of monitoring Ernst & Young’s independence, the Committee has adopted a “Policy on Auditor Independence and Non-Audit Services” (which, among other things, requires management and the Committee to consider whether Ernst & Young’s provision of any non-audit services would impair Ernst & Young’s independence) and a “Policy on Hiring Current or Former Employees of the Company’s or Plan’s Independent Auditors.”
The Committee discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their respective audits, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012, for filing with the SEC.
The Committee also has recommended, subject to stockholder ratification, the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2013.
Doreen A. Toben, Chair
Raul E. Cesan
David E. Liddle

THE NEW YORK TIMES COMPANY – P. 33

DIRECTORS’ COMPENSATION

2012 Compensation of Non-Employee Directors
Compensation for our non-employee directors for 2012 consisted of: cash compensation, consisting of annual retainers for all Board members, Committee Chairs and Committee members and the Presiding Director; and equity compensation, consisting of a grant of phantom Class A stock units.
Our goal in setting compensation for our non-employee directors is to remain competitive in attracting and retaining high quality directors. We also recognize that over the past few years, there has been an increase in board responsibilities and potential liability.
Our Nominating & Governance Committee annually reviews and makes recommendations to the Board with respect to the compensation for non-employee directors. Each year, management reports to the Nominating & Governance Committee on non-employee director compensation at comparable companies and makes recommendations with respect to the amount and form of compensation for non-employee directors.
Each of the current components of our non-employee director compensation is described in more detail below.
Cash Compensation: In 2012, we paid an annual retainer to Board members, Committee Chairs and Committee members and the Presiding Director as follows:

•	Annual cash Board retainer of $45,000;

•	Annual cash Committee Chair retainer of $10,000;

•	Annual cash Committee retainers in the following amounts:
— Audit—$20,000
— Compensation—$10,000
— Finance—$10,000
— Nominating & Governance—$6,000
— Technology & Innovation—$6,000; and

•	Annual cash Presiding Director retainer of $10,000.
Each new non-employee director, Messrs. Ito and McAndrews, was paid a pro rata portion of the annual Board and Committee retainers representing the time served on the Board or relevant Committee.
Phantom Stock Units: Under the Directors’ Deferral Plan, a discretionary grant of phantom Class A stock units worth $60,000 was credited to each non-employee director’s account on the date of the 2012 Annual Meeting. The number of phantom stock units credited was based on the average closing price of a share of Class A stock for the 30 trading days prior to the date of the 2012 Annual Meeting. The 2012 grant reflected an increase of $25,000 from the 2011 grant as the Board, on the recommendation of the Nominating & Governance Committee, replaced the annual grant of 4,000 stock options with an award of additional phantom stock units.
Non-Employee Directors’ Deferral Plan: The Directors’ Deferral Plan allows our non-employee directors to defer the receipt of all or a portion of their cash compensation. We credit deferred amounts to a cash account or a phantom Class A stock unit account, as elected by the director. Amounts deferred as phantom Class A stock are initially held as cash and are converted to phantom stock units as of the date of our next succeeding annual meeting. Cash accounts are credited with interest at a market rate. Phantom Class A stock unit accounts are credited with dividend equivalents. Subsequent to a non-employee director’s resignation, we pay him or her the cash value of amounts accumulated in his or her account.
Expenses: We reimburse reasonable expenses incurred for attendance at Board and Committee meetings.

P. 34 – THE NEW YORK TIMES COMPANY

Non-Employee Director Compensation Table
The total 2012 compensation of our non-employee directors is shown in the following table. Ms. Dolnick did not stand for election at the 2012 Annual Meeting on April 25, 2012. The table includes her compensation for the period through that date.

Name (a)	Fees Earned or Paid in Cash ($)[1] (b)	Stock Awards($)[2,3] (c)	Option Awards ($)[4] (d)	All Other Compensation ($)[5] (g)	Total ($) (h)
Raul E. Cesan	85,027	60,000	—	—	145,027
Robert E. Denham	71,000	60,000	—	—	131,000
Lynn G. Dolnick	17,527	—	—	10,000	27,527
Steven B. Green	37,624	60,000	—	633	98,257
Carolyn D. Greenspon	55,000	60,000	—	—	115,000
Joichi Ito	25,402	—	—	633	26,035
James A. Kohlberg	61,000	60,000	—	—	121,000
David E. Liddle	79,940	60,000	—	—	139,940
Ellen R. Marram	91,000	60,000	—	—	151,000
Brian P. McAndrews	28,201	—	—	633	28,834
Thomas Middelhoff	61,043	60,000	—	—	121,043
Doreen A. Toben	81,821	60,000	—	—	141,821

1.	Includes a Presiding Director retainer for Ms. Marram and a Committee Chair retainer for each of Messrs. Cesan and Denham, Dr. Liddle, and Mss. Marram and Toben.

2.
Included in the “Stock Awards” column is the aggregate grant date fair value of the discretionary grant of phantom stock units made to each non-employee director on April 25, 2012, under the Directors’ Deferral Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of such awards is estimated as $60,000.

3.	The following table shows the aggregate phantom stock units outstanding at December 30, 2012:

Name	Aggregate Phantom Stock Units Outstanding at December 30, 2012 (#)
Raul E. Cesan	73,166
Robert E. Denham	25,094
Lynn G. Dolnick	20,348
Steven B. Green	9,111
Carolyn D. Greenspon	15,930
Joichi Ito	—
James A. Kohlberg	25,094
David E. Liddle	29,459
Ellen R. Marram	42,311
Brian P. McAndrews	—
Thomas Middelhoff	29,459
Doreen A. Toben	65,814

4.
Prior to 2012, stock options were awarded under the Director’s Incentive Plan annually to our non-employee directors on the date of the annual meeting. The following table shows outstanding stock option awards as of December 30, 2012. These stock options have a term of 10 years from the date of grant and the option exercise price for those awards were set at the average of the high and low stock prices as quoted on the NYSE on the date of the annual meeting. The exercise prices of the stock options range from $4.92 to $46.94.

THE NEW YORK TIMES COMPANY – P. 35

Name	Number of Securities Underlying Unexercised Options (#) Exercisable/ Unexercisable	In-the-money Amount of Unexercised Options ($) Exercisable/ Unexercisable[a]
Raul E. Cesan	36,000/0	13,280/0
Robert E. Denham	16,000/0	13,280/0
Lynn G. Dolnick	28,000/0	13,280/0
Steven B. Green	0/0	0/0
Carolyn D. Greenspon	8,000/0	0/0
Joichi Ito	0/0	0/0
James A. Kohlberg	16,000/0	13,280/0
David E. Liddle	36,000/0	13,280/0
Ellen R. Marram	36,000/0	13,280/0
Brian P. McAndrews	0/0	0/0
Thomas Middelhoff	32,000/0	13,280/0
Doreen A. Toben	32,000/0	13,280/0

(a)	The closing price of the underlying Class A stock on the NYSE on December 28, 2012 ($8.24), the last trading day of our 2012 fiscal year, minus the option exercise price.

5.
The amount for Ms. Dolnick includes a one-time $10,000 donation made in her honor to a nonprofit organization upon her departure from the Board. The amounts for each of Messrs. Green, Ito and McAndrews include a tax reimbursement of $633.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company maintains directors’ and officers’ liability insurance effective May 1, 2012, with an expiration date of May 1, 2013. This is part of the Company’s blended program coverage, which was purchased at an annual cost of $1,330,996. The insurance companies providing directors’ and officers’ liability insurance are Zurich American Insurance Company, ACE American Insurance Company, St. Paul Fire & Marine Insurance Company, Endurance American Insurance Company, Allied World Assurance Company (U.S.), Inc., Great American Insurance Company, Berkley Insurance Company and Liberty Insurance Underwriters Inc.

P. 36 – THE NEW YORK TIMES COMPANY

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report
The Compensation Committee has reviewed and discussed with Company management the “Compensation Discussion and Analysis” appearing below, and based on this review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2012 Annual Report on Form 10-K.
Raul E. Cesan, Chair
Ellen R. Marram
Brian P. McAndrews
Thomas Middelhoff

Compensation Discussion and Analysis
We believe that our executive officers are critical to our success and to the creation of long-term stockholder value. We structure compensation for our executive officers based on the following objectives:

•	to drive performance through the achievement of short-term and long-term objectives;

•	to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and

•	to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
The discussion below analyzes 2012 executive compensation for the following executive officers whose compensation is set out in the Summary Compensation Table (our “named executive officers”).

•	Arthur Sulzberger, Jr., Chairman of the Board, Chief Executive Officer (through November 12, 2012) and Publisher, The New York Times;

•	Mark Thompson, President and Chief Executive Officer (effective November 12, 2012);

•	Michael Golden, Vice Chairman and (through January 6, 2012) President and Chief Operating Officer, Regional Media Group;

•	James M. Follo, Senior Vice President and Chief Financial Officer;

•	Kenneth A. Richieri, Senior Vice President and General Counsel; and

•	Scott Heekin-Canedy, President and General Manager, The New York Times (through December 30, 2012).
Executive Summary
Executive Compensation Governance

•	The Compensation Committee consists solely of independent directors, notwithstanding an exemption from NYSE rules available to us as a controlled company.

•
Each year, the Compensation Committee approves the compensation for the Company’s executive officers. For the individuals serving as Chairman, Chief Executive Officer and Vice Chairman, the final compensation decisions are made by the independent members of our Board of Directors.

•
The Compensation Committee’s independent compensation consultant, Exequity, is retained directly by the Committee and performs services in support of the Committee. The Compensation Committee’s charter authorizes it to engage such consultants and advisors as it determines to be appropriate.

•
The Compensation Committee has reached out to significant stockholders to solicit comments on executive compensation matters, and takes this stockholder feedback into account in designing executive compensation.

THE NEW YORK TIMES COMPANY – P. 37

•
The Compensation Committee has reviewed the Company’s executive compensation program and does not believe that it creates risks that are reasonably likely to have a material adverse effect on the Company.

•	The Company’s named executive officers must acquire and hold Company stock worth one to three times their annual base salary.

•	The Company’s executive officers are subject to a compensation recoupment or “clawback” policy.

•
The Company’s executive officers may not engage in short term, speculative trading in Company stock, including hedging or other derivative transactions, or hold Company stock in a margin account or pledge Company stock as collateral for a loan.

•	The Company does not pay so-called tax “gross-ups” except for tax gross-ups related to certain relocation expenses.

•	Equity and performance-based cash awards to executives are made under the Company’s 2010 Incentive Plan, which:

◦	prohibits the repricing of any stock option or stock appreciation right without stockholder approval; and

◦
does not contain an “evergreen” share reserve, meaning that the shares of Class A stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares.

2012 Compensation Highlights
In 2012, the Company continued to focus on strategic goals intended to enhance long-term stockholder value. These included the significant expansion of its digital subscription base, the divestiture of non-core assets, disciplined cost management and a strengthened balance sheet.
These actions took place amid uncertain and uneven economic conditions and an increasingly difficult advertising climate. While these challenges are expected to continue, management has taken a number of steps to balance the business and better position our Company for the future.
The Times’s paid digital subscription model launch in 2011 has created a meaningful consumer revenue stream. The year 2012 marked the first time in the Company’s history that annual circulation revenues surpassed advertising revenues due in large part to the significant growth in digital subscriptions. At year-end there were 668,000 paying subscribers to the Company’s digital products, underscoring the willingness of our readers and users to pay for the high-quality journalism our news properties provide.
Management also continued to improve the Company’s liquidity position in 2012. In addition to steady cash flow from operations, the Company’s balance sheet was strengthened by the sales of the Regional Media Group and About Group and ownership interests in Fenway Sports Group and Indeed.com, as the management team sharpened the focus on The Times brand. At the end of 2012, the Company had approximately $955 million in cash, cash equivalents and short-term investments, even after making pension contributions and debt payments totaling about $219 million during the year. The Company’s total cash position exceeded total debt and capital lease obligations by approximately $258 million.
These efforts took place while we continued to maintain the highest standards of journalism, which was highlighted by the award in 2012 of four Pulitzer Prizes to the Company’s publications.
Looking ahead, we plan to continue to execute our strategy to transform and rebalance our business through a combination of prudent fiscal management, a strong focus on the core business, the strengthening of our digital businesses and the pursuit of new opportunities for growth.
Details of our 2012 financial results appear in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the fiscal year ended December 30, 2012.
Key components of 2012 executive compensation were as follows:

•
Salaries: For 2012, salary levels for Messrs. Sulzberger, Jr., and Golden were the same as the prior year and have not increased since 2006. Salaries for Messrs. Follo, Heekin-Canedy and Richieri increased slightly to

P. 38 – THE NEW YORK TIMES COMPANY

bring them more in line with similar positions at other companies, based on the annual benchmarking analysis. See “—Executive Compensation—Salaries.”

•
Annual Incentive Compensation: Portions of 2012 annual incentive awards for our executive officers based on financial performance (an EBITDA target) were earned at 94% of target. See “—Executive Compensation—Annual Incentive Compensation.”

•
Long-Term Performance Awards: Targets for the two financial metrics used in the long-term performance award program, operating cash flow margin and return on invested capital, were exceeded for the three-year performance cycle (2010-2012), resulting in a payout of 139% of target. See “—Executive Compensation—Long-Term Incentive Compensation.”

•	Options and Restricted Stock Units: The Committee granted stock options and restricted stock units in 2012 to align the long-term interests of executives with stockholders.

•
Compensation Arrangements for Mark Thompson: In connection with the retention of Mr. Thompson as the Company’s President and Chief Executive Officer, the Board approved market-competitive compensation arrangements that it believed were appropriate to attract a candidate of his experience and stature within the industry. The compensation package included sign-on equity awards designed to ensure that delivered compensation is strongly correlated with changes in the Company‘s total stockholder return over a three-year period, creating a strong alignment between his compensation and the interests of our investors. See “—Compensation of Mark Thompson, New President and Chief Executive Officer.”

Measures Taken to Strengthen Pay-for-Performance
The Committee strives to tie executive compensation to Company performance. It monitors and evaluates the relationship between compensation granted and ultimately earned in light of Company performance. In setting 2012 target compensation for the named executive officers (other than Mr. Thompson), the Committee took the following steps to further strengthen this pay-for-performance focus:

•
A significant portion of the Company’s 2012 target compensation for its named executive officers (approximately 62% to 76% of target compensation) was again based on the performance-based, “at risk” criteria discussed below as opposed to fixed salary;

•	2012 annual incentive compensation was again structured so that payouts would be tied to the achievement of budgeted goals; and

•
For long-term performance awards measured over the 2012-2014 cycle, payouts will be capped at the target amount, even if the performance metrics are exceeded, if the Company’s annualized total stockholder return for the three-year period 2012-2014 is less than the annualized yield on a U.S. Treasury obligation maturing three years from the end of 2011.

The Committee evaluates the overall structure of our executive compensation at least annually based, in part, on the Committee’s determination of emerging “best practices” in compensation trends, competitive conditions, consultations with the Committee’s independent compensation expert, Exequity, and feedback on the Company’s executive compensation received from stockholders and stockholder advisory firms. In February 2013, the Committee took further steps to strengthen pay-for-performance by approving a redesign of the Company‘s long-term incentive compensation. Under the redesigned program, the Committee has eliminated the annual grants of time-based stock options and restricted stock units and long-term performance awards payable solely in cash for its executive officers. In their place, executives will have the opportunity to earn cash and shares of Class A stock at the end of three-year cycles based on the achievement of specified performance goals tied to adjusted EBITDA and total stockholder return. As a result, long-term incentive compensation will be exclusively “performance-based”, as opposed to “time-based”. These performance-based awards are designed to motivate and retain executives and use metrics chosen to provide a strong balance between focusing management on Company-specific internal goals and aligning interests directly with the Company’s stockholders. See “—Executive Compensation—Long-Term Incentive Compensation.”
Compensation of Mark Thompson, New President and Chief Executive Officer
On November 12, 2012, Mark Thompson became the Company’s President and Chief Executive Officer. In connection with his appointment, Mr. Thompson and the Company entered into an employment agreement, dated as of August 14, 2012 (the “Employment Agreement”). Mr. Thompson‘s compensation arrangement was a result of

THE NEW YORK TIMES COMPANY – P. 39

arm‘s-length negotiations. In negotiating and approving Mr. Thompson’s compensation, the Board retained Frederic W. Cook & Co., Inc., an independent compensation consultant, as well as separate legal counsel. In developing the compensation arrangement, the Board considered the same executive compensation objectives used for our other executives and sought to develop a market-competitive package that would offer meaningful incentives for successfully achieving positive results for the Company’s shareholders.
Under the terms of his Employment Agreement, Mr. Thompson is entitled to the following compensation:

•	Base Salary: Mr. Thompson receives an annual base salary of $1 million.

•
Annual Incentive Compensation: For 2012, Mr. Thompson received a bonus of $136,111, which represents 100% of his base salary, prorated based on his period of employment in 2012. Beginning in 2013, Mr. Thompson is eligible for annual incentive compensation on the same terms and conditions applicable to other executive officers. Under his Employment Agreement, his 2013 annual incentive target opportunity is equal to 100% of his base salary, and the actual payout, if any, will depend on performance versus the same goals that apply to other executives. See “—Executive Compensation—Annual Incentive Compensation.”

•
Long-Term Incentive Compensation: Beginning in 2013, Mr. Thompson is participating in the Company’s long-term incentive program on the same terms and conditions applicable to other executive officers of the Company. For the 2013-2015 cycle, pursuant to the Employment Agreement, Mr. Thompson received an award with a target value of $3 million. The actual payout, if any, will depend on the Company’s performance against predetermined adjusted EBITDA goals and total stockholder return relative to the total stockholder return of the companies in the Standard & Poor’s 500 Stock Index, each measured over the three-year performance period. See “—Executive Compensation—Long-Term Incentive Compensation.”

•
Severance Benefits: In the event Mr. Thompson’s employment is terminated by the Company without cause and other than as a result of death or disability or he resigns for good reason, in each case, on or prior to the third anniversary of his employment commencement date, under the Employment Agreement, he will generally be entitled to receive (i) an amount equal to 1.25 times the sum of his base salary and target incentive award, (ii) a prorated annual incentive award earned for the year of termination based on actual performance for the entire year and paid at the same time as annual incentive awards to active executives, and (iii) reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage as elected by him for up to 15 months after termination. In the event Mr. Thompson’s employment terminates as a result of his death or disability, in addition to any other benefits he may be entitled to under the Company’s welfare and benefit plans in accordance with their terms, he (or his estate) will be entitled to payment of the amounts described above in clause (ii) and to the reimbursement described above in clause (iii) for a period of 12 months.

•
Benefits: Mr. Thompson is also eligible to participate in our retirement and employee welfare and benefit plans in accordance with their terms, on the same basis as other senior executives. Mr. Thompson does not participate in the Pension Plan or the Supplemental Executive Retirement Plan (“SERP”), which were frozen effective December 31, 2009, prior to his joining the Company.

In connection with his appointment, Mr. Thompson received a one-time equity sign-on incentive award (the “Sign-On Incentive Award”) and temporary housing and relocation reimbursement, as well as reimbursement for legal costs associated with the negotiation of the Employment Agreement. The Sign-On Incentive Award had an aggregate value of $3 million and was structured as follows:

•
50% of the Sign-On Incentive Award was in the form of a performance-based stock award of 180,940 target shares of Class A stock (“Sign-On Performance Stock”). The Sign-On Performance Stock has a 36-month performance period beginning on December 1, 2012, and ending on November 30, 2015, with vesting based on the Company’s total stockholder return relative to the total stockholder return of those companies in the Standard & Poor’s 500 Stock Index at the start of the performance period, measured over the performance period. Actual payout of the Sign-On Performance Stock will range from zero to 200% of the target shares depending on the level of achievement.

•
The remaining 50% of the Sign-On Incentive Award was in the form of stock options to purchase 385,604 shares of the Company’s Class A stock at $8.28 per share, the market value as of the November 12, 2012 grant date (“Sign-On Options”). The Sign-On Options have a term of 10 years and will vest in three equal annual installments beginning November 12, 2013.

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The number of shares and options granted were determined based on the fair value as determined under generally accepted accounting principles of the shares and options on the November 12, 2012, grant date.
Compensation-Setting Process
The Compensation Committee, which consists solely of independent directors, is primarily responsible for overseeing compensation for our executive officers, including the named executive officers. The Committee approves annually the compensation for the Company’s executive officers. For the individuals serving as Chairman, Chief Executive Officer and Vice Chairman, the final compensation decisions are made by the independent members of our Board of Directors, in consultation with the other non-employee directors.
The Committee generally consults with management regarding employee compensation matters. Our human resources, legal, controllers and treasury departments support the Committee in its work and help administer our compensation programs. The members of the Committee also familiarize themselves with compensation trends and competitive conditions through periodic consultations with compensation experts, including Exequity, and the review of market data and other information about relevant market practices. In addition, the Board has directed management to meet with representatives of significant stockholders to solicit their feedback on executive compensation matters.
A discussion of the composition and procedures of the Committee, including the role of Exequity, is set forth above under “Compensation Committee—Compensation Committee Procedures.”
Components of Compensation
To achieve our compensation objectives, the Committee structured 2012 executive compensation to have the following components, each of which is discussed in more detail below. The compensation structure is performance-oriented, with “at risk” compensation consisting of annual cash and long-term incentive programs designed to link the compensation of our named executive officers to the overall success of the Company and support the Company’s business strategy and performance.

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Pay Component	Structure and Intended Purpose
Fixed
Salary	Fixed cash component designed to compensate individual for responsibility level of position held.
Variable or “at risk”
Annual performance-based cash awards
Variable cash component of pay designed to motivate and reward an individual’s contributions to the achievement of short-term objectives by linking compensation to important annual financial and operating performance measures set by the Committee in advance based on the Company’s operating budget. Target payout is set as a percentage of salary, with higher percentages for individuals with greater responsibility.
For 2012, financial targets were based on adjusted EBITDA. See “—Executive Compensation—Annual Incentive Compensation.”

Long-term incentive compensation, including performance-based cash awards and equity incentives in the form of stock options and restricted stock units	•
Performance-based cash awards designed to reinforce the relationship between pay and performance by linking compensation to the achievement of important long-term financial performance measures set by the Committee in advance. Target payout is set as a specific amount, with higher targets for individuals with greater responsibility.

Targets for the 2010-2012 cycle, as well as those set in 2012 for 2012-2014, were based on return on invested capital and operating cash flow margin and were derived from the three-year plan developed by management and reviewed and discussed with the Board of Directors.

•
Stock options designed to focus executives on increasing our Class A stock price over a specified vesting period and option term because the options produce value only if the stock price increases over the exercise price.

•
Restricted stock units designed to align executives’ interest with that of our stockholders and to retain executives by conditioning delivery of the underlying shares of Class A stock upon completion of a specified vesting period (or upon retirement, death or disability).

•
In February 2013, the Compensation Committee approved a redesign of the Company‘s long-term incentive compensation that replaced the above awards with performance-based awards payable in cash and shares of Class A stock depending on the achievement of specified performance goals tied to adjusted EBITDA and total stockholder return. See “—Executive Compensation—Long-Term Incentive Compensation.”

Other benefits	•
A deferred executive compensation plan (the “DEC”), which allows executives to defer portions of their salary and annual incentive and long-term performance awards. Earnings are based on the rates of return earned by various well-known third-party mutual funds. The Company does not make contributions on behalf of participants.

	•	Other employee benefit plans available to substantially all employees, including medical, life insurance and disability plans, and a Company match for contributions to the Company 401(k) Plan.
	•	The Company’s SERP, a non-qualified defined benefit plan, was frozen as of December 31, 2009, and the Company has adopted two unfunded supplemental defined contribution plans for executives.
Key Factors in Setting Compensation
In setting or recommending the amount of each component of an executive’s compensation and considering his or her overall compensation package, the Committee evaluates each of the following factors:
•Benchmarking—Each year, the Committee reviews market data for executives in positions comparable to Company executives through a process developed with Exequity, its independent compensation consultant. In preparation for its decision-making regarding 2012 compensation levels, in December 2011, the Committee examined market data on pay practices at the following 51 U.S. companies, mostly publicly traded, that included a selection of general industry companies with revenues ranging from $2.2 to $2.5 billion as well as traditional newspaper companies, other print publishing companies, and news and information companies of

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various sizes, with which we compete for talent. Each was a participant in the Towers Watson Executive Compensation Database, a widely used source of executive compensation information.

Aéropostale, Inc.	Gannett Co., Inc.	Steelcase Inc.
A.H. Belo Corporation	Goodman Manufacturing Co., L.P.	The E.W. Scripps Company
AOL Inc.	Google Inc.	The McClatchy Company
AMETEK, Inc.	Hearst Corporation	The McGraw-Hill Companies,
Belo Corp.	Hostess Brands, Inc.	Inc.
Broadridge Financial Solutions,	Houghton Mifflin Harcourt	The Reader’s Digest Association,
Inc.	IMS Health Incorporated	Inc.
Cablevision Systems Corporation	Jack in the Box Inc.	The Warnaco Group, Inc.
Carlisle Companies Incorporated	John Wiley & Sons, Inc.	The Washington Post Company
Convergys Corporation	Liz Claiborne, Inc. (now Fifth &	Thomson Reuters
Cox Enterprises, Inc.	Pacific Companies, Inc.)	Time Inc.
Cracker Barrel Old Country Store,	Mary Kay Inc.	Time Warner Cable Inc.
Inc.	Media General, Inc.	Travelport Limited
Day & Zimmermann	Pearson plc	Tribune Company
DENTSPLY International Inc.	Reed Business Information Ltd.	Tupperware Brands Corporation
Discovery Communications, Inc.	Regal Beloit Corporation	Turner Broadcasting System, Inc.
Dow Jones & Company, Inc.	Scholastic Corporation	United Rentals, Inc.
E. & J. Gallo Winery	Scripps Networks Interactive, Inc.	Viacom Inc.
Farm Progress Companies, Inc.	Sigma-Aldrich Corporation
The Committee viewed this group as an effective comparison because it included a sizable number of direct competitors as well as general industry companies representative of those with which the Company competes for senior executive talent.
Exequity provided information regarding market practices and trends and analyzed compensation data from the selected peer group of companies. In the case of media companies, which were included in the peer group regardless of size, the data was size-adjusted by revenues using regression analysis. Competitive benchmarks were defined by averaging size-adjusted data from the media group of companies and unadjusted data from the general industry companies (all of which were close in size to the Company). The Committee measured the competitiveness of annual salaries for corporate executives against the 50th percentile; target total compensation (salary plus target bonus plus the value of long-term incentive awards) was reviewed against the 60th percentile.
In its market data review in December 2012, the Committee reviewed compensation information from a selection of 17 media companies as well as a statistical summary of data from the over 1,000 companies that participate in the Towers Watson General Industry Survey, adjusted to reflect the Company’s revenue size and excluding companies in the healthcare, financial services, energy services and higher education industries. The Committee believes the new peer group reflects the critical organizational capabilities needed to execute the Company’s strategy, as well as industry and financial equivalence. In addition, effective with its 2013 compensation decisions, the Committee modified its long-standing practice of measuring total target compensation against above-median levels and instead measured total target compensation against the 50th percentile.

•
Performance—The Committee ties a substantial portion of each named executive officer’s total potential compensation to Company and individual performance. All executive officers, including the named executive officers, are eligible for annual and long-term incentive compensation that reinforces the relationship between pay and performance by linking compensation to the achievement of important short- and long-term performance targets set by the Committee in advance based on the Company objectives set out in the operating budget. To ensure that the executives most responsible for development of the Company’s strategic plan are held most accountable for its successful execution, the portion of total compensation delivered in variable, performance-based awards varies directly in relation to each executive’s level of responsibility and hierarchy among the leadership team.

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The Committee also considers the individual performance of each named executive officer. The amount of a named executive officer’s compensation is based in part on the Committee’s assessment of that individual’s performance.

•
Internal Pay Equity—The Committee’s approach to compensation is that executives holding comparable positions of responsibility should have similar compensation opportunities, adjusted to reflect their responsibilities and role within the Company and recognizing that actual rewards earned should reflect achievement of individual performance objectives.

In setting compensation for 2012, the Committee reviewed tally sheets detailing the total compensation of the named executive officers. These tally sheets identified all components of compensation for these executives, including the compensation such executives would be eligible to receive under different termination scenarios, as described in “—Payment Upon Termination or Change in Control Table.” At the completion of this review, the Committee concluded that the amounts of compensation to be paid were appropriate and reasonable in light of the factors discussed above.
Setting Performance Goals
A substantial portion of each named executive officer’s compensation depends on achievement of pre-defined specific incentive targets that are directly linked to short- or long-term performance objectives. Performance has historically been measured against our operating budget for the fiscal year and the three-year financial plan in effect at the time the awards are granted. Annual operating budgets and three-year plans are developed and submitted to the Board by management annually based on an assessment of the state of the business and the industry and expectations regarding annual and long-term performance. The annual budgets and three-year plans set financial performance objectives that management believes are aggressive but achievable based on the underlying strategic and operating assumptions regarding revenue and cost control initiatives. Historically, the Committee has set a target performance level for a 100% payout at the same level as the relevant objective. While future results cannot be predicted, the Committee believes that these performance targets are set at levels such that achievement of the target levels would reflect a strong performance on the part of the executive officers and that payment of the maximum amounts would occur only upon the achievement of results substantially in excess of internal and market expectations at the time the targets are set.
Operating budgets and three-year plans are created independent of, and therefore the financial performance targets generally exclude, the effect of certain non-recurring or non-operational events.
Executive Compensation
Salaries
Salaries for executive officers are reviewed annually and are intended to provide competitive compensation to each executive based on position, scope of responsibility, business and leadership experience and performance.
For 2012, annual salary levels for Messrs. Sulzberger, Jr., and Golden were the same as the prior year and have not increased since 2006. Salaries for Messrs. Follo, Heekin-Canedy and Richieri increased slightly to bring them more in line with similar positions at other companies, based on the annual benchmarking analysis. Mr. Thompson’s salary for the portion of 2012 after he joined the Company was set in his Employment Agreement.
Annual Incentive Compensation
In February 2012, the Compensation Committee set 2012 annual incentive targets for all executives, including the named executive officers (other than Mr. Thompson), as a percentage of salary. The target percentages reflect prevailing external practices based on the annual benchmarking analysis and the Committee’s consideration of internal pay equity. Generally, the more responsible the executive officer’s position, the higher the target percentage. For the named executive officers, target amounts ranged from 55% to 100% of base salary. The potential payout for each executive ranged from zero to 200% of the target amount.
The Committee structured 2012 annual incentive compensation for corporate executives, including Messrs. Sulzberger, Jr., Golden, Follo and Richieri, such that 75% of the award opportunity was contingent on the achievement of annual Companywide financial targets designed to advance our strategy, and 25% depended on an assessment of individual performance. For operating unit executives, including Mr. Heekin-Canedy, 35% of the annual incentive award related to the Companywide targets and 65% reflected individual achievement.

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For the 2012 awards, the Committee based the financial target portion on adjusted EBITDA, defined as (i) revenues, adjusted to exclude the effect of acquisitions and dispositions, less (ii) total operating costs (excluding severance and depreciation and amortization), adjusted to exclude the effects (to the extent not reflected in the 2012 budget) of changes in newsprint prices; the termination or withdrawal from a pension or post-retirement plan and acquisitions and dispositions. The Committee believes that adjusted EBITDA is a useful measure of our performance for compensation purposes because it facilitates comparisons about historical operating performance on a consistent basis. In addition, adjusted EBITDA is a measure often used by investors, analysts and others, and serves to align the interests of our executives and our stockholders.
Our 2012 budget and, as a result, the performance targets, took into account a projected challenging print advertising environment. The performance level for a 100% payout of the financial component was set at the operating budget objective, with potential payouts ranging from zero to 200% of target based upon a predetermined performance scale. In 2012, the Company’s adjusted EBITDA resulted in a payout of 94% for the portion of the annual incentive awards based on financial performance. The following table reflects the target and the achievement level for the financial component of the 2012 annual incentive compensation.

(in thousands)	2012 Financial Target for 25% Payout	2012 Financial Target for 100% Payout	2012 Actual
Company EBITDA, as adjusted	$266,539	$305,383	$300,870
The following table shows the computation of adjusted EBITDA, as defined above, for purposes of the financial component of the 2012 annual incentive compensation.

	(in thousands)
Revenues	$1,990,080
Adjusted to include revenues from the About Group prior to the date of sale (presented in discontinued operations)	$74,970
Adjusted revenues		$2,065,050

Total operating costs	1,830,391
Less:
Severance	18,051
Depreciation and amortization	96,758
Less (plus) pre-approved adjustments to exclude the effect of the following (in each case to the extent not reflected in the 2012 budget) and an additional negative discretionary adjustment approved by the Compensation Committee:

Effects of changes in newsprint prices	(1,008)
Gains and losses in connection with the withdrawal from a pension plan	508
Impact of acquisitions and dispositions, net	(45,478)
Additional negative discretionary adjustment reducing adjusted EBITDA	(2,620)
Total operating costs, excluding severance and depreciation and amortization, as adjusted		1,764,180

Adjusted EBITDA (Adjusted revenues less adjusted operating costs)		300,870
As noted above, annual incentive compensation also depends upon an assessment of the officer’s individual performance, which included a review of a variety of factors related to the executive’s span of control and accountability, including contribution to financial performance, cost management for the Company and/or the executive’s operating unit, customer satisfaction, Company culture and innovation and other factors. After taking into account performance with respect to these measures, the Committee assessed the individual performance of each of Messrs. Sulzberger, Jr., Golden, Follo and Richieri as follows:

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Name	Individual Performance
Arthur Sulzberger, Jr.	115%
Michael Golden	115%
James M. Follo	150%
Kenneth Richieri	200%
In its evaluation, the Committee considered the roles played by these executives to advance the Company’s strategy, including a successful CEO transition, the divestiture of non-core assets and strong liquidity management.
The following table sets out for each named executive officer (other than Mr. Thompson), the 2012 target, maximum and actual annual incentive amounts, in dollars and as a percentage of the executive’s 2012 base salary.

Name	Target ($) (% of base salary)		Maximum ($) (% of base salary)		Actual ($) (% of base salary)
Arthur Sulzberger, Jr.	1,087,000	100%	2,174,000	200%	1,078,848	99%
Michael Golden	438,900	70%	877,800	140%	435,608	69%
James M. Follo	374,286	70%	748,572	140%	404,229	76%
Kenneth Richieri	247,447	55%	494,894	110%	298,174	66%
Scott Heekin-Canedy[1]	411,381	70%	822,762	140%	472,678	80%

1.
In connection with his retirement from the Company effective December 30, 2012, Mr. Heekin-Canedy and the Company entered into a separation agreement that provided for the payout of his annual incentive award, subject to certain adjustments. See “—Retirement of President and General Manager, The New York Times” for more information about the agreement.

Mr. Thompson’s Employment Agreement provided that he would receive a 2012 annual bonus of $136,111, which represents 100% of his base salary prorated for the portion of his employment with the Company during 2012.
In February 2013, the Committee determined to structure 2013 annual cash incentive compensation for corporate executives, including Mr. Thompson, based on a similar allocation of 75% for Companywide performance and 25% for individual goals. For operating unit executives, 35% of the annual award will continue to depend on the Companywide performance targets and 65% will depend on individual goals. Performance targets will again be based on an adjusted EBITDA measure, calculated as described above, and the Committee has set target amounts for each executive officer as a percentage of base salary.
Long-Term Incentive Compensation
In 2012, long-term incentive compensation consisted of long-term performance-based cash awards and equity incentives in the form of stock options and restricted stock units.
Long-Term Performance Awards
2010-2012 Performance Cycle. Long-term performance awards granted in 2010 for the three-year period 2010-2012 were based on achievement with respect to two performance measures:

•	50% of the award depended upon operating cash flow margin, defined as operating profit before depreciation, amortization and special items divided by revenues over the three-year period.

•	50% of the award depended upon the average return on invested capital (“ROIC”) from continuing operations over the three-year period. We define ROIC as the quotient of:

◦	our net operating profit after taxes (defined for this purpose as operating profit less income tax expense at an assumed effective income tax rate), divided by

◦	our average “invested capital” (defined as average total assets less average current liabilities other than short-term debt and capital lease obligations).
Both metrics were subject to adjustment to exclude the effects of significant acquisitions and dispositions (i.e., acquisitions or dispositions with an aggregate transaction value above $10 million), shutdown costs associated with the closure of a business or facility, changes in accounting rules, the cost of severance, changes in newsprint prices

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and non-cash impairment charges for assets held for more than three years, in each case to the extent not reflected in our three-year plan. In February 2013, the Committee approved an additional adjustment to exclude the effect of a non-cash settlement charge resulting from a lump sum payment made to terminated, vested participants in The New York Times Companies Pension Plan.
The Committee concluded that the operating cash flow margin metric enhanced the link between an incentive payment and the successful execution of revenue strategy and cost control initiatives, as reflected in the Company’s three-year plan. The Committee concluded that the ROIC metric would award incentive payments for the efficient and effective management of capital, correlating to long-term stockholder value, while also ensuring a balance with other elements of long-term compensation, such as options and restricted stock units, which are tied to stock market performance.
Achievement with respect to each element of the award was independent of the other. The following table shows potential and actual payout percentages for the 2010-2012 performance cycle. In approving the grants in February 2010, the Committee selected targets based on the Company’s three-year plan that it believed were challenging but achievable, and it set maximum targets at levels that it believed would represent meaningful improvement compared with the three-year plan, in light of the difficult industry conditions and economic uncertainty prevailing at that time.

	Target for 25% Payout	Target for 100% Payout	Target for 175% Payout	Actual (Payout)
Operating cash flow margin	9.9%	13.2%	16.5%	14.6% (131%)
ROIC	3.1%	3.9%	4.8%	4.5% (147%)
In combination, the two metrics resulted in achievement at the 139% level. The tables below set forth the computation of operating cash flow margin and ROIC for the 2010-2012 period.

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Operating Cash Flow Margin (2010-2012) (in thousands)
	2010	2011	2012
Operating profit	$234,120	$56,707	$108,340
Depreciation and amortization	120,950	116,454	96,758
	355,070	173,161	205,098
Pre-approved adjustments to exclude the effect of the following (in each case to the extent not reflected in the three-year plan):
Acquisitions and dispositions, net (with a transaction value in excess of $10.0 million)	—	(1,227)	(164,224)
Shutdown costs associated with the closing of a business or facility	3,835	(1,622)	—
Cost of employee buyouts	(4,550)	11,122	16,573
Changes in newsprint prices	(3,000)	(10,875)	(14,989)
Non-cash impairment charges (for assets held more than three years)[1]	16,148	166,172	194,732
Additional adjustment approved by the Compensation Committee to exclude the effect of non-cash settlement charge resulting from the lump sum payment offer to certain vested pension plan participants	—	—	48,729
Operating cash flow	$367,503	$336,731	$285,919

Revenues	$2,393,463	$2,323,401	$1,990,080
Pre-approved adjustments to exclude the effect of the following (in each case to the extent not reflected in the three-year plan):
Acquisitions and dispositions (with a transaction value in excess of $10.0 million)	—	—	74,970
Revenues, as adjusted	$2,393,463	$2,323,401	$2,065,050

Operating Cash Flow Margin (operating cash flow divided by revenues)	15.4%	14.5%	13.8%
Operating Cash Flow Margin 2010-2012 14.6%

1.	Includes for 2011 $1,738 of impairment charges included as “Operating costs” rather than “Write-down of assets” on the Company’s 2011 statement of operations.

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ROIC (2010-2012) (in thousands)
	2010	2011	2012
Operating profit	$234,120	$56,707	$108,340
Pre-approved adjustments to exclude the effect of the following (in each case to the extent not reflected in the three-year plan):
Acquisitions and dispositions (with a transaction value in excess of $10.0 million)	—	(1,227)	(170,903)
Shutdown costs associated with the closing of a business or facility	3,835	(1,622)	—
Cost of employee buyouts	(4,550)	11,122	16,573
Change in newsprint prices	(3,000)	(10,875)	(14,989)
Non-cash impairment charges (for assets held more than three years)[1]	16,148	166,172	194,732
Additional adjustment approved by the Compensation Committee to exclude the effect of non-cash settlement charge resulting from the lump sum payment offer to certain vested pension plan participants	—	—	48,729
Net adjusted operating profit	246,553	220,277	182,482
Income tax expense (at an assumed effective income tax rate)	(119,518)	(106,505)	(83,384)
Net adjusted operating profit after taxes	$127,035	$113,772	$99,098
Average invested capital, adjusted[2]	$2,700,897	$2,757,792	$2,181,656
ROIC (net adjusted operating profit after taxes divided by average invested capital)	4.7%	4.1%	4.5%
ROIC 2010-2012 4.5%

1.	Includes for 2011 $1,738 of impairment charges included as “Operating costs” rather than “Write-down of assets” on the Company’s 2011 statement of operations.

2.
Average invested capital is defined as average total assets less average current liabilities other than short-term debt and capital lease obligations as of the first and last day of the applicable period, subject to adjustments to exclude the effects of the items described above.

The following table summarizes the range of potential payments and actual awards earned based on results over the 2010-2012 long-term performance cycle.

Name	Minimum ($)	Target ($)	Maximum ($)	Actual ($)
Arthur Sulzberger, Jr.[1]	0	2,000,000	3,000,000	2,780,000
Michael Golden	0	400,000	700,000	556,000
James M. Follo	0	400,000	700,000	556,000
Kenneth Richieri	0	300,000	525,000	417,000
Scott Heekin-Canedy	0	400,000	700,000	556,000

1.	The maximum payout for Mr. Sulzberger, Jr. was set at $3 million (rather than $3.5 million, or 175% of the target) due to an annual per person cap under the relevant Company plan.
2012-2014 Performance Cycle. Long-term performance awards granted in February 2012 relate to the three-year period 2012-2014. Award payments will depend 50% on ROIC and 50% on operating cash flow margin. For the 2012-2014 cycle, ROIC will be computed as net operating profit after taxes (defined for this purposes as revenues less total operating costs (excluding depreciation, amortization and severance) less income tax expense) divided by average “invested capital”, as defined above. Operating cash flow margin will be computed using the same adjusted operating profit metric divided by revenues. Both metrics are subject to adjustment to exclude the effect of certain non-recurring or non-operational events as described above.
Achievement with respect to each element of the award will be independent of the other. The actual award paid will be contingent on performance relative to the two measures and will range from 0% to 175% of the target amounts, with awards interpolated for performance between threshold and target and between target and maximum.

THE NEW YORK TIMES COMPANY – P. 49

Name	Minimum ($)	Target ($)	Maximum ($)
Arthur Sulzberger, Jr.	0	1,531,500	2,680,125
Michael Golden	0	395,000	691,250
James M. Follo	0	395,000	691,250
Kenneth Richieri	0	257,500	450,625
Scott Heekin-Canedy[1]	0	395,000	691,250

1.	Under the terms of his separation agreement, Mr. Heekin-Canedy will be entitled to one-third of the amounts otherwise payable to him, if and when such payments are made.
However, payouts will be capped at the target amount, even if the performance metrics are exceeded, if the Company’s annualized total stockholder return for the three-year period 2012-2014 is less than the annualized yield on a U.S. Treasury obligation maturing three years from the end of 2011.
Sign-On Performance Stock Award for Mark Thompson
In connection with his appointment as President and Chief Executive Officer on November 12, 2012, pursuant to his Employment Agreement, Mr. Thompson received the award of Sign-On Performance Stock, consisting of a target amount of Class A stock with a grant date fair value of $1.5 million, or 180,940 shares. The Sign-On Performance Stock has a 36-month performance period beginning on December 1, 2012, and ending on November 30, 2015, with vesting based on the Company’s total stockholder return relative to the total stockholder return of those companies in the Standard & Poor’s 500 Stock Index at the start of the performance period, measured over the performance period. Actual payout of Mr. Thompson’s Sign-On Performance Stock will range from zero to 200% of the target amount of shares depending on his continued employment and the percentile ranking of the Company’s total stockholder return compared to that of each company in the Index, as follows:

Relative TSR	Payout as Percentage of Target
75th percentile and above	200%
50th percentile	100%
35th percentile	50%
Below 35th percentile	0%
If the Company's total stockholder return over the three-year performance period falls below the 35th percentile, Mr. Thompson will forfeit the Sign-On Performance Stock award in full.
Notwithstanding the schedule above, the maximum payout to Mr. Thompson cannot exceed 100% of the target number of shares if the Company's total stockholder return is negative over the performance period, regardless of the Company’s percentile rank relative to those companies in the Standard & Poor’s 500 Stock Index at the start of the performance period. Further, the total value of the payout (i.e., the number of shares earned multiplied by fair market value of the Company’s common stock on the date of distribution) cannot exceed 400% of the target award opportunity, or $6 million.
Stock-Based Compensation
Stock-based compensation in 2012 for eligible employees, including the named executive officers, consisted of stock options and, in certain cases, restricted stock units. Stock options have an exercise price set at the market price on the date of grant, calculated as the average of high and low stock prices, vest ratably over three years and expire after ten years. Restricted stock units granted in 2012 to executive officers, including the named executive officers, vest at the end of three years. During this vesting period, the units are forfeited if the holder leaves our employ other than as a result of death, disability or retirement (in which case the units vest).
Our Committee (and, for the Chairman, Chief Executive Officer and Vice Chairman, the Board) made annual equity grants to key employees, including executives (other than Mr. Thompson), at a regularly scheduled meeting in February 2012. Under the terms of his Employment Agreement, on November 12, 2012, Mr. Thompson received the Sign-On Options, consisting of a grant of options to purchase 385,604 shares of Class A common stock. In total, our named executive officers received the following grants of stock options and stock-settled restricted stock units in 2012:

P. 50 – THE NEW YORK TIMES COMPANY

Name	Options (#)	Restricted Stock Units (#)
Arthur Sulzberger, Jr.	207,862	0
Mark Thompson	385,604	0
Michael Golden	53,493	0
James M. Follo	53,410	24,500
Kenneth Richieri	34,888	19,600
Scott Heekin-Canedy	53,410	24,500
Messrs. Sulzberger, Jr. and Golden were not awarded restricted stock units in February 2012 in consideration of their total compensation levels and Company performance.
It has long been our policy to not grant “in-the-money options” in any manner, including granting an option with an exercise price set at the market price as of a date preceding the grant date. Awards made other than pursuant to the annual equity grant—for example, to newly hired or recently promoted employees—typically take place shortly after issuance of our quarterly earnings releases, and grants to new employees occur only after employment has commenced. This was the case in 2012 with respect to the option grant to Mr. Thompson. The Committee has delegated the authority to make option and other equity grants in limited circumstances, such as for certain newly hired or recently promoted employees, to a three-member management committee authorized to grant a limited number of options and other equity awards under specified parameters.
Long-Term Incentive Compensation for 2013-2015
In February 2013, the Committee approved a redesign of the Company’s long-term incentive compensation program that the Committee believes will better align the interests of executives with the fulfillment of our long-term strategic objectives and reward them in relation to the achievement of these goals. Under the redesigned program, the Committee eliminated the annual grant of time-based stock options and restricted stock units and long-term performance awards payable solely in cash for executives. In their place, executives will have the opportunity to earn cash and shares of Class A stock at the end of three-year cycles based on the achievement of specified goals under two performance measures:

•	Cumulative adjusted EBITDA: Represents 60% of an executive’s target award, with half paid in Class A stock and half paid in cash; and

•
Total stockholder return of the Company: Represents 40% of an executive’s target award and is paid in Class A stock. The metric is measured over the three-year period relative to the total stockholder return of the companies in the Standard & Poor’s 500 Stock Index as of the beginning of the performance period.

For the adjusted EBITDA awards, potential payouts range from zero to 200% of target based upon a predetermined performance scale.
For the total stockholder return awards, potential payouts range from zero to 200% of the target amount of shares depending on the percentile ranking of the Company’s total stockholder return compared to that of each company in the Index, as follows:

Relative TSR	Payout as Percentage of Target
75th percentile and above	200%
50th percentile	100%
25th percentile	30%
Below 25th percentile	0%
If the Company’s total stockholder return over the three-year performance period falls below the 25th percentile, the participating executives will forfeit that portion of the award based on total stockholder return.
Notwithstanding the schedule above, the maximum payout cannot exceed 100% of the target number of shares if the Company’s total stockholder return is negative over the performance period, regardless of the Company’s percentile rank relative to those companies in the Standard & Poor’s 500 Stock Index at the start of the performance period. Further, the total value of the award to be paid in Class A stock (i.e., the number of shares earned multiplied

THE NEW YORK TIMES COMPANY – P. 51

by fair market value of the Company’s common stock on the date of the distribution) cannot exceed 400% of the target award opportunity related to such share-based award.
Other Elements of Executive Compensation
Our executive officers, including the named executive officers, have historically participated in the SERP, a non-qualified defined benefit plan designed to provide benefits to a select group of executives that, when added to retirement income provided under other Company plans, will ensure payment of a competitive level of retirement income to these individuals. Effective December 31, 2009, the defined benefit pension plan for nonunion employees, the SERP, a non-qualified defined benefit plan, and several other defined benefit plans were frozen. Benefits earned by participants prior to January 1, 2010, were not affected. In connection with the freezing of the SERP, the Company added an employer-paid non-elective contribution under the Company 401(k) Plan and adopted two unfunded supplemental defined contribution plans for executives. For a further discussion of the SERP and the two new plans, see “—Pension Benefits” and “—Nonqualified Deferred Compensation” below.
We provide certain limited perquisites to our executive officers. Perquisites provided in 2012 consisted of financial planning services and, in the case of Mr. Thompson, temporary housing and relocation expense reimbursement, as well as reimbursement for legal costs attributable to negotiation of his Employment Agreement. Our Committee believes that perquisites provided to executive officers are modest compared to those provided to executives at other public companies.
Recoupment of Compensation
The Company has a policy on recoupment of performance-based bonuses in the event of certain restatements of financial results arising due to an executive officer’s fraud or intentional misconduct. This policy is described above under “—Board Policy on Recoupment of Bonuses Upon Restatement Due to Fraud or Misconduct.”
Stock Ownership Guidelines
Since 2004, we have maintained minimum stock ownership guidelines for those executive officers named in the “Summary Compensation Table.” The Chairman is required to own shares of the Company’s Class A stock equal in value to three times his current annual base salary, and the other named executive officers are required to own shares equal in value to one or two times their current annual base salary. Restricted stock units and shares of Class A stock equivalents attributed to an executive officer based on his or her holdings in the Company Stock Fund of the Company 401(k) Plan are counted in calculating ownership, but performance stock, stock options and SARs are not. An executive officer’s stock holdings are valued at the greater of the fair market value or the officer’s tax basis in the shares (or in the case of restricted stock units, the grant date fair market value). Each executive officer has five years from becoming subject to the guidelines to attain the full holding requirements. If at any time an executive officer does not meet the ownership requirements, he or she is expected to abide by transfer restrictions on Company stock. All of our named executive officers are in compliance with the guidelines.
In addition, as part of our insider trading policy, executive officers may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions, or hold Company stock in a margin account or pledge Company stock as collateral for a loan.
Tax Matters
The Internal Revenue Code imposes limitations on the deductibility of compensation paid to certain executive officers named in the “Summary Compensation Table.” Certain compensation, including performance-based compensation meeting specified requirements, is exempt from this deduction limit. To the extent consistent with corporate performance objectives, we have structured, and intend to continue to structure, performance-based compensation to executive officers who may be subject to these limitations in a manner that maximizes the available deduction. Payouts under our newly redesigned long-term incentive program are intended to be fully deductible. However, we have awarded non-deductible compensation in the past, and we expect to do so in the future when we deem that it is necessary to further the objectives of executive compensation.
The principal components of non-deductible compensation include the individual components of the executive officers’ annual incentive compensation and restricted stock units. The Committee continues to evaluate these items on an annual basis and eliminated grants of restricted stock units to executive officers in 2013. The Committee believes that retaining the discretion to award a portion of annual incentive compensation based in part on individual

P. 52 – THE NEW YORK TIMES COMPANY

goals furthers the interests of the Company notwithstanding the increased cost of awarding non-deductible compensation.
In addition, the Committee determined in 2013 to approve an additional adjustment to the computation of operating cash flow margin and ROIC used to compute the 2010-2012 long-term performance awards. As a result, these awards do not qualify for the performance-based exception to non-deductibility.
Stockholder Advisory Vote on Executive Compensation; Stockholder Outreach
At our 2012 Annual Meeting, we held an advisory vote on executive compensation (“say-on-pay” vote). Under our Certificate of Incorporation, the say-on-pay vote is an item on which our Class B stockholders vote, and the Class B stockholders overwhelmingly supported the say-on-pay proposal in 2012. In addition, members of management have, at the direction of the Board and the Compensation Committee, participated in calls with representatives of significant Class A and Class B stockholders to solicit their feedback on executive compensation matters. The Committee considers the results of the say-on-pay vote, as well as the views of other stockholders in designing executive compensation.
Retirement of President and General Manager, The New York Times
On December 30, 2012, Mr. Heekin-Canedy, President and General Manager, The New York Times, retired from employment with the Company in connection with the elimination of that position. Mr. Heekin-Canedy and the Company entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement memorialized the terms of payments and other benefits to be provided to Mr. Heekin-Canedy pursuant to existing arrangements and as agreed by the Company in connection with his departure, including, among other things:

•	payment of severance benefits equal to 52 weeks of his base salary, or approximately $587,000;

•	the right to continued participation in the Company’s group health plans for up to a 52-week period at the same contribution rate as applicable to him as of the date of his retirement; and

•	continued financial planning counseling, as arranged by the Company for executives for two years.
As discussed above, Mr. Heekin-Canedy received his 2012 annual incentive compensation as well as payment with respect to his long-term incentive plan award for the three-year cycle ended 2012. In addition:

•
Mr. Heekin-Canedy will be eligible to receive a prorated payment of any long-term performance award payments made pursuant to the 2011-2013 and 2012-2014 performance-cycles if and when award payments for these ongoing cycles are paid out to other executives.

•	Mr. Heekin-Canedy’s unvested restricted stock units and stock options vested upon his retirement in accordance with their terms; and

•
Mr. Heekin-Canedy will be entitled to receive benefits and/or payments of previously accrued amounts under the Company’s Pension Plan, the SERP, nonqualified deferred compensation plans, the Company 401(k) plan and retiree medical plan, in each case in accordance with the terms of such plan. No terms of these plans were modified under the Separation Agreement.

The Separation Agreement also provided for Mr. Heekin-Canedy’s release of the Company from any claims.

THE NEW YORK TIMES COMPANY – P. 53

Summary Compensation Table
The following table summarizes the total compensation earned by each named executive officer for the fiscal year ended December 30, 2012.

Name and Principal Position	Fiscal Year[1]	Salary ($)[2]	Bonus ($)	Stock Awards ($)[3]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Arthur Sulzberger, Jr., Chairman and Publisher, The New York Times[7]	2012	1,107,904	0	0	696,338	3,858,848	1,169,830	63,691	6,896,611
	2011	1,087,000	0	767,533	797,185	1,972,811	1,189,863	121,442	5,935,834
	2010	1,087,000	0	151,925	906,434	2,492,200	1,256,497	108,412	6,002,468
Mark Thompson, President and Chief Executive Officer (from November 12, 2012)[8]	2012	96,154	136,111	1,499,993	1,500,000	0	0	66,686	3,298,944

Michael Golden, Vice Chairman	2012	639,058	0	0	179,202	991,608	529,891	53,476	2,393,235
	2011	627,000	0	198,990	205,632	886,430	254,118	55,951	2,228,121
	2010	619,163	0	47,915	209,580	1,047,914	209,974	49,431	2,183,977
James M. Follo, Senior Vice President and Chief Financial Officer	2012	541,502	0	176,768	178,924	960,229	13,887	36,290	1,907,600
	2011	516,736	0	198,990	205,632	743,030	47,663	47,480	1,759,531
	2010	500,000	0	47,336	209,580	837,875	0	34,686	1,629,477
Kenneth A. Richieri, Senior Vice President and General Counsel	2012	455,633	0	141,414	116,875	715,174	310,044	46,337	1,785,477
	2011	432,471	0	138,435	143,054	669,144	259,080	53,019	1,695,203
	2010	416,667	0	32,143	186,002	552,149	332,652	29,753	1,549,366
Scott Heekin-Canedy, President and General Manager, The New York Times (retired December 30, 2012)	2012	595,170	0	176,768	178,924	1,028,678	447,417	693,899	3,120,856
	2011	567,109	0	198,990	205,632	1,015,525	474,691	65,286	2,527,233
	2010	544,271	0	47,915	209,580	929,680	474,173	62,207	2,267,826

1.
With respect to 2011 compensation, Messrs. Sulzberger, Jr. and Golden requested that the Committee exercise its negative discretion to reduce the incentive compensation otherwise payable to them so that their compensation (excluding change in pension value) remained the same as for 2010. The Committee agreed to this request and reduced the 2011 annual incentive and the 2009-2011 long-term incentive award for Mr. Sulzberger, Jr. by $1,543,514, and the 2011 annual incentive award for Mr. Golden by $38,506. These reduced amounts for these executives are shown in the “Non-Equity Incentive Plan Compensation” and “Total” columns.

2.	The fiscal year ended December 30, 2012, was a 53-week fiscal year, and the salary amounts for that year reflect an extra week of salary earned.

3.
In accordance with SEC proxy disclosure rules, included in the “Stock Awards” and “Option Awards” columns are the aggregate grant date fair values of restricted stock units, stock options and Mr. Thompson’s Sign-On Performance Stock granted during the respective fiscal years computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in computing these valuations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 17 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012. The grant date fair value of an award reflects the accounting expense and may not represent the actual value that will be realized.

4.	The “Non-Equity Incentive Plan Compensation” column reflects payments in connection with our annual incentive and long-term performance awards as follows:

P. 54 – THE NEW YORK TIMES COMPANY

Name	Annual Incentive Awards	Long-Term Performance Award (2010-2012 Cycle)
Arthur Sulzberger, Jr.	$1,078,848	$2,780,000
Michael Golden	435,608	556,000
James M. Follo	404,229	556,000
Kenneth A. Richieri	298,174	417,000
Scott Heekin-Canedy	472,678	556,000

5.
The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2012 includes the aggregate increase in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the SERP accrued during 2012 as follows: Mr. Sulzberger, Jr., $1,167,624; Mr. Golden, $528,983; Mr. Follo, $13,259; Mr. Richieri, $309,597, and Mr. Heekin-Canedy, $446,648.

The calculation of the actuarial present value of accumulated benefits assumes a discount rate as of December 30, 2012 of 4.05% for the Pension Plan and 3.70% for the SERP, and a discount rate as of December 25, 2011, of 5.05% for the Pension Plan and 4.80% for the SERP. For a discussion of the assumptions used in calculating the actuarial present value, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012.
The increases in the actuarial present value are for the most part a function of the assumed discount rate and the fact that each executive is a year closer to retirement. As the benefit can only be paid in the form of an annuity, and not as a lump sum, a change in the present value has no impact on the amount an individual will receive. The Company froze the Pension Plan and the SERP effective December 31, 2009, and accordingly, the anticipated annual Pension Plan and SERP payments to the named executive officers, assuming retirement at or after age 60 with ten years of service (the first point at which the named executive officers would be eligible to retire with unreduced benefits under the SERP), have not increased since December 31, 2009.
Concurrently with the freezing of the Pension Plan and the SERP, the Company increased matching contributions under the Company 401(k) Plan and adopted two unfunded supplemental defined contribution plans for executives, the Savings Restoration Plan (the “Restoration Plan”) and the Supplemental Executive Savings Plan (the “SESP”). See “—Pension Benefits” and “—Nonqualified Deferred Compensation.”
The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column also includes above-market interest credited to each named executive officer’s account for calendar 2012 under the terms of the Company’s Restoration Plan as follows: Mr. Sulzberger, Jr., $2,206, Mr. Golden, $908, Mr. Follo, $628, Mr. Richieri, $447, and Mr. Heekin-Canedy $769. Under the terms of the Restoration Plan, participants’ accounts are credited with interest based on the yield of the Barclays Capital Long Credit Index, or a successor index. The interest rate for 2012 was 5.01%, which is considered above-market under SEC proxy disclosure rules as it is greater than 120% of the applicable federal long-term rate. Only the portion of the credited interest consisting of above-market payments are included in the above table. See “—Nonqualified Deferred Compensation” below for discussion of the terms of the Restoration Plan. The same interest rate as applied to the Restoration Plan applied to the named executive officers’ accounts under the SESP, but for the reasons discussed below in footnote 4, this column does not reflect any portion of the interest credited to the SESP account. Under the DEC, participants are allowed to defer portions of their salary and annual and long-term awards. These deferrals are credited with earnings based on the rates of return earned by various third-party mutual funds offered under the DEC from time to time and selected by the participant. The DEC does not provide for earnings at above-market or preferential rates. As a result, no earnings related to the DEC are included in this column. See “—Nonqualified Deferred Compensation” below for discussion of the terms of the DEC.

6.
The table below shows the 2012 components of the “All Other Compensation” column, which include perquisites, the Company match for each named executive officer’s contributions to the Company 401(k) Plan, the Company credit to each named executive officer’s account under the Restoration Plan (together with the Company 401(k) Plan, the “Savings Plans”), life insurance premiums and the amount accrued under Mr. Heekin-Canedy’s Separation Agreement.

THE NEW YORK TIMES COMPANY – P. 55

Name	Perquisites[a]	Contributions to Savings Plans[b]	Life Insurance Premiums[c]	Payments under Separation Agreement[d]
Arthur Sulzberger, Jr.	$16,073	$45,110	$2,508	$—
Mark Thompson	66,493	0	193	—
Michael Golden	15,000	36,903	1,573	—
James M. Follo	0	34,986	1,304	—
Kenneth A. Richieri	15,000	30,241	1,096	—
Scott Heekin-Canedy	15,000	39,492	1,432	637,975

(a)
Amounts for Mr. Sulzberger, Jr., Mr. Golden, Mr. Richieri, and Mr. Heekin-Canedy reflect the incremental cost to the Company of financial planning services ($15,000) in 2012. Amounts for Mr. Sulzberger, Jr. also include the cost of an executive physical. Amounts for Mr. Thompson include temporary housing and relocation expense reimbursement, as well as reimbursement for the legal costs attributable to negotiation of his Employment Agreement.

(b)
Amounts represent our contributions and match of employee contributions (per Internal Revenue Service limits) to the Company 401(k) Plan and our credits to the named executive officers’ accounts under the Restoration Plan. See “—Nonqualified Deferred Compensation—Restoration Plan.” Our matching contributions to the Company 401(k) Plan for 2012 were made 60% in cash and 40% in shares of our Class A stock.

(c)
We pay premiums for basic life insurance for eligible employees, including our executive officers. Coverage is equal to an employee’s annual salary, with a minimum of $20,000 and a maximum of $1 million.

(d)
Effective December 30, 2012, Mr. Heekin-Canedy retired. In connection with his retirement, he and the Company entered into the Separation Agreement pursuant to which, among other items, the Company will make severance payments and provide certain other benefits to Mr. Heekin-Canedy in 2013. The amount included in the table reflects the Company’s accrued liability under the Separation Agreement. See “Compensation Discussion and Analysis—Retirement of President and General Manager, The New York Times” for a summary of the Separation Agreement.

The “All Other Compensation” column does not reflect credits to each named executive officer’s account under the SESP. Under the terms of the SESP, a notional credit is made annually to each named executive officer’s account (and such accounts are further credited with interest). However, in no event may the sum of the benefits payable under the SESP and the frozen SERP exceed the value of the SERP benefit that the participant would have received had the SERP not been frozen as of December 31, 2009. As a result, until a SESP participant with SERP benefits retires, it is not possible to calculate the amount of such participant’s notional SESP account that would be actually payable to the participant, and accordingly, the Company has not reflected such notional credits in column (i). See “—Nonqualified Deferred Compensation” for a description of the SESP and for the amount credited to the account of each named executive officer’s account during 2012, and in total. In addition, see “—Potential Payments Upon Termination or Change in Control” for a description of amounts payable to the named executive officers under the Pension Plan, SERP and SESP, assuming a retirement on December 30, 2012, the last day of our 2012 fiscal year.

7.	Mr. Sulzberger, Jr. served as chief executive officer on an interim basis from December 31, 2011, to November 12, 2012.

8.
Mr. Thompson became chief executive officer effective November 12, 2012. In connection with his employment, Mr. Thompson and the Company entered into the Employment Agreement, and the amounts included in the table reflect his prorated salary and bonus for the portion of 2012 during which he was employed, the amount accrued by the Company in respect of his Sign-On Performance Stock (delivery of shares, if any, will not occur until 2015) and his Sign-On Options, and temporary housing and relocation expense reimbursement, as well as reimbursement for the legal costs attributable to negotiation of his Employment Agreement, paid to him pursuant to the terms of such Employment Agreement. See “—Employment Agreement with Mark Thompson” for a description of the Employment Agreement.

P. 56 – THE NEW YORK TIMES COMPANY

Grants of Plan-Based Awards
The table below summarizes grants of long-term performance awards, annual incentive awards, restricted stock units and stock options to our named executive officers in 2012. The footnotes below the table provide additional detail on these awards.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Closing Market Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[6] (l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Arthur Sulzberger, Jr.	2/16/12 [1]	0	1,531,500	2,680,125
	2/16/12 [2]	0	1,087,000	2,174,000
	2/16/12 [3]								207,862	7.215	7.15	696,338
Mark Thompson	11/12/12 [4]				0	180,940	361,880					1,499,993
	11/12/12 [4]								385,604	8.280	8.20	1,500,000
Michael Golden	2/16/12 [1]	0	395,000	691,250
	2/16/12 [2]	0	438,900	877,800
	2/16/12 [3]								53,493	7.215	7.15	179,202
James M. Follo	2/16/12 [1]	0	395,000	691,250
	2/16/12 [2]	0	374,286	748,572
	2/16/12 [5]							24,500				176,768
	2/16/12 [3]								53,410	7.215	7.15	178,924
Kenneth A. Richieri	2/16/12 [1]	0	257,500	450,625
	2/16/12 [2]	0	247,447	494,894
	2/16/12 [5]							19,600				141,414
	2/16/12 [3]								34,888	7.215	7.15	116,875
Scott Heekin-Canedy	2/16/12 [1]	0	395,000	691,250
	2/16/12 [2]	0	411,381	822,762
	2/16/12 [5]							24,500				176,768
	2/16/12 [3]								53,410	7.215	7.15	178,924

1.
Long-term performance award: Threshold, target and maximum amounts in connection with our long-term performance awards for the 2012-2014 cycle. The actual amount that will be paid will depend on two performance measures and will range from $0 to the maximum amount, depending on performance. Amounts that are ultimately paid will be included in the Summary Compensation Table under column (g) for the year of payment. See “Compensation Discussion and Analysis” for a description of the performance measures.

2.
Annual incentive award: Threshold, target and maximum amounts in connection with our 2012 annual incentive award program. The actual amounts that were paid are included in the Summary Compensation Table under column (g) for 2012. See “Compensation Discussion and Analysis” for a description of the targets and the level of achievement for 2012.

3.
Stock options granted February 16, 2012: All options are for Class A stock and have an exercise price of $7.215, equal to the average of the high and low stock prices, as reported on the NYSE, on the February 16, 2012, grant date. The options vest in equal annual increments over three years and expire after ten years. The aggregate grant date fair values of the stock options are included in the Summary Compensation Table under column (f) for 2012.

4.
In connection with his appointment as President and Chief Executive Officer, pursuant to his Employment Agreement, Mr. Thompson received a one-time Sign-On Incentive Award consisting of a Sign-On Performance Stock Award of 180,940 target shares of Class A stock and Sign-On Options to purchase 385,604 shares of Class A stock. See “—Employment Agreement with Mark Thompson” for a description of the Employment Agreement.

THE NEW YORK TIMES COMPANY – P. 57

The aggregate grant date fair value of the Sign-On Performance Stock and the Sign-On Options are included in the Summary Compensation Table under columns (e) and (f), respectively, for 2012.

5.
Restricted stock units granted in 2012: Each restricted stock unit corresponds to one share of Class A stock and entitles the executive to receive one share of Class A stock on the vesting date. During the three-year vesting period, the units are forfeited if the holder leaves the employ of the Company, but vest in the event of death, disability or retirement. The holder of restricted stock units is entitled to receive payments equivalent to dividends, if any, that may be paid on Class A stock; no preferential rate is paid. The Company paid no dividends in 2012. The aggregate grant date fair values of the grants are included in the Summary Compensation Table under column (e) for 2012.

6.
Column (l) shows the grant date fair values of restricted stock units and stock options awarded to all named executive officers (other than Mr. Thompson) on February 16, 2012 ($7.215 per restricted stock unit; $3.35 per option), and the grant date fair value of the Sign-On Performance Stock and Sign-On Options awarded to Mr. Thompson on November 12, 2012 ($8.29 per Sign-On Performance Stock; $3.89 per Sign-On Option), in each case, as estimated for financial reporting purposes. These amounts reflect accounting expenses and may not represent the actual value that will be realized.

Employment Agreement with Mark Thompson
On November 12, 2012, Mr. Thompson became the Company’s President and Chief Executive Officer. In connection with his appointment, Mr. Thompson and the Company entered into the Employment Agreement. Mr. Thompson’s compensation arrangement was a result of arm’s-length negotiations. In negotiating and approving Mr. Thompson’s compensation, the Board retained Frederic W. Cook & Co., Inc., an independent compensation consultant, as well as separate legal counsel. In developing the compensation arrangement, the Board considered the same executive compensation objectives used for our other executives.
The Employment Agreement provides that Mr. Thompson is to hold the position of Chief Executive Officer and President, with such duties and responsibilities that are commensurate with such a position. The Employment Agreement is not for any specific duration or regarding any condition of employment and Mr. Thompson’s employment is at will (subject, however, to the provisions regarding his compensation in the event of termination as described below).
Under the terms of his Employment Agreement, Mr. Thompson is entitled to the following compensation:

•	Base Salary: Mr. Thompson receives an annual base salary of $1 million.

•
Annual Incentive Compensation: For 2012, Mr. Thompson received a bonus of $136,111, which represents 100% of his base salary, prorated based on his period of employment in 2012. Beginning in 2013, Mr. Thompson is eligible for annual incentive compensation on the same terms and conditions applicable to other executive officers. Under his Employment Agreement, his 2013 annual incentive target opportunity is equal to 100% of his base salary, and the actual payout, if any, will depend on performance versus the same goals that apply to other executives.

•
Long-Term Incentive Compensation: Beginning in 2013, Mr. Thompson is participating in the Company’s long-term incentive program on the same terms and conditions applicable to other executive officers of the Company. For the 2013-2015 cycle, pursuant to the Employment Agreement, Mr. Thompson received an award with a target payout value of $3 million. The actual payout, if any, will depend on the Company’s performance against predetermined adjusted EBITDA goals and total stockholder return relative to the total stockholder return of the companies in the Standard & Poor’s 500 Stock Index, each measured over the three-year performance period.

•
Severance benefits: In the event Mr. Thompson’s employment is terminated by the Company without Cause and other than as a result of death or Disability or he resigns for Good Reason, in each case, on or prior to the third anniversary of his employment commencement date, under the Employment Agreement, he will generally be entitled to receive (i) an amount equal to 1.25 times the sum of his base salary and target incentive award, (ii) a prorated annual incentive award earned for the year of termination based on actual performance for the entire year and paid at the same time as annual incentive awards to active executives, and (iii) reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage as elected by him for up to 15 months after

P. 58 – THE NEW YORK TIMES COMPANY

termination. In the event Mr. Thompson’s employment terminates as a result of his death or Disability, in addition to any other benefits he may be entitled to under the Company’s welfare and benefit plans in accordance with their terms, he (or his estate) will be entitled to payment of the amounts described above in clause (ii) and to the reimbursement described above in clause (iii) for a period of 12 months.

•
Benefits: Mr. Thompson is also eligible to participate in our retirement and employee welfare and benefit plans in accordance with their terms, on the same basis as other senior executives. Mr. Thompson does not participate in the Pension Plan or the SERP, which were frozen effective December 31, 2009, prior to his joining the Company.

In connection with his appointment, Mr. Thompson received a one-time equity Sign-On Incentive Award and temporary housing and relocation expense reimbursement, as well as reimbursement for legal costs associated with the negotiation of the Employment Agreement. The Sign-On Incentive Award had an aggregate value of $3 million and was structured as follows:

•
50% was in the form of a performance-based stock award of 180,940 target shares of Class A stock. The Sign-On Performance Stock has a 36-month performance period beginning on December 1, 2012, and ending on November 30, 2015, with vesting based on the Company’s total stockholder return relative to the total stockholder return of those companies in the Standard & Poor’s 500 Stock Index at the start of the performance period, measured over the performance period. Actual payout of the Sign-On Performance Stock will range from zero to 200% of the target shares depending on the level of achievement. No dividends or dividend equivalents are earned or paid with respect to the Sign-On Performance Stock.

•
The remaining 50% was an award of Sign-On Options to purchase 385,604 shares of the Company’s Class A stock at $8.28 per share, the market value as of the November 12, 2012 grant date. The Sign-On Options have a term of ten years and will vest in three equal annual installments beginning November 12, 2013.

The number of shares and options granted were determined based on the fair value of the shares and options on the November 12, 2012 grant date.
The following terms apply to Mr. Thompson’s Sign-On Incentive Award upon a termination of his employment:

•
If Mr. Thompson’s employment is terminated by the Company without Cause or he resigns for Good Reason, (i) the Sign-On Performance Stock will vest on a pro rata basis based on actual performance through the end of the full performance period, and (ii) a pro rata portion of those Sign-On Options scheduled to vest at the next annual vesting anniversary will vest based on his service with the Company from the last annual vesting anniversary date (or if none, his employment commencement date) through the termination date.

•
If Mr. Thompson’s employment is terminated by the Company without Cause or he resigns for Good Reason within 12 months of a Change in Control, any unvested Sign-On Performance Stock and Sign-On Options will immediately become fully vested (with the performance period of the Sign-On Performance Stock truncated to December 1, 2012, through the date of the Change in Control).

Mr. Thompson’s eligibility to receive the severance benefits and the vesting of the Sign-On Incentive Award described above upon a termination without Cause or a resignation for Good Reason will be contingent upon his providing the Company with a release and his continued compliance with covenants contained in the employment agreement respecting the treatment of confidential information, nondisparagement, and noninterference and nonsolicitation with respect to the Company’s vendors and employees.
“Change in Control” for purposes of the Employment Agreement is used as defined in the 2010 Incentive Plan. The Employment Agreement defines “Cause,” “Disability” and “Good Reason” as follows:

•
“Cause” shall mean any of the following events: (i) Mr. Thompson’s willful misconduct or gross negligence with regard to the Company or in the performance of his duties to the Company; (ii) his failure to attempt in good faith to perform his duties or his failure to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity) which failure is not cured within five days of written notice; (iii) his indictment (or equivalent) for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his performance of any act of theft, fraud, malfeasance or dishonesty (other than good faith expense account disputes) in connection with the Company or performance of his duties to the Company; or (v) a material breach by him of the Employment Agreement or any other written agreement with the Company which is not cured within 10 days of written notice; (vi) his willful

THE NEW YORK TIMES COMPANY – P. 59

misconduct which the Board determines in its good faith judgment has or could have an adverse impact on the Company (economically or reputation-wise); or (vii) a material violation by him of the Company’s Business Ethics Policy or other written material Company policy.

•
“Disability” shall mean any of the following: (i) the meaning ascribed to such term (or a similar term) in the long term disability plan sponsored by the Company in which Mr. Thompson is eligible to participate from time to time, (ii) his absence from work due to his physical or mental incapacity for a period of at least 180 days during any 365-day period (whether or not consecutive, and including weekends and holidays) or (iii) in the good faith determination of the Board, he is reasonably expected to be absent for work due to his physical or mental incapacity for a period of at least 180 consecutive days.

•
“Good Reason” shall mean the occurrence of any of the following events, without Mr. Thompson’s express written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by him to the Company that he intends to terminate his employment at the end of such 30-day period for one of the following reasons: (i) material diminution in his then current base salary (other than across-the-board diminutions applicable to generally all named executive officers); (ii) material diminution in his duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) a requirement that he report to a person other than the Board or the (Executive) Chairman; (iv) the relocation of his primary work location by more than 50 miles from its then current location; or (v) a material breach by the Company of the Employment Agreement or any other written agreement with him.

P. 60 – THE NEW YORK TIMES COMPANY

Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding stock options, SARs and restricted stock units as of December 30, 2012.

	Option Awards[1]				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Arthur Sulzberger, Jr.[3]	0	207,862	7.215	2/16/2022	87,063	717,399
	55,245	110,490	10.455	2/17/2021
	121,100	60,550	11.130	2/18/2020
	340,000	0	3.625	2/19/2019
	100,000	0	3.625	2/19/2019
	150,000	0	27.445	12/20/2015
	59,000	0	39.595	12/16/2014
	90,000	0	46.340	12/18/2013
Mark Thompson[4]	0	385,604	8.280	11/12/2022			180,940	1,490,946
Michael Golden	0	53,493	7.215	2/16/2022	23,338	192,305
	14,251	28,500	10.455	2/17/2021
	28,000	14,000	11.130	2/18/2020
	115,000	0	3.625	2/19/2019
	60,000	0	27.445	12/20/2015
	29,670	0	39.595	12/16/2014
	48,000	0	46.340	12/18/2013
James M. Follo	0	53,410	7.215	2/16/2022	47,786	393,757
	14,251	28,500	10.455	2/17/2021
	28,000	14,000	11.130	2/18/2020
	115,000	0	3.625	2/19/2019
	100,000	0	20.235	2/21/2018
	54,000	0	23.865	2/2/2017
Kenneth A. Richieri	0	34,888	7.215	2/16/2022	35,729	294,407
	9,914	19,827	10.455	2/17/2021
	24,850	12,425	11.130	2/18/2020
	90,000	0	3.625	2/19/2019
	85,000	0	20.235	2/21/2018
	60,000	0	23.830	12/14/2016
	14,835	0	27.445	12/20/2015
	6,000	0	39.595	12/16/2014
	12,000	0	46.340	12/18/2013

THE NEW YORK TIMES COMPANY – P. 61

	Option Awards[1]				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Scott Heekin-Canedy	0	53,410	7.215	2/16/2022	47,838	394,185
	14,251	28,500	10.455	2/17/2021
	28,000	14,000	11.130	2/18/2020
	125,000	0	3.625	2/19/2019
	115,000	0	20.235	2/21/2018
	65,000	0	23.830	12/14/2016
	60,000	0	27.445	12/20/2015
	26,120	0	39.595	12/16/2014
	24,000	0	46.340	12/18/2013

1.
Stock options granted to these executives before 2009 become exercisable in four equal annual installments and have a term of ten years. Stock options granted beginning in 2009 become exercisable in three equal annual installments and have a term of ten years.

2.Market value at December 28, 2012 ($8.24), the last trading day of our 2012 fiscal year. Restricted stock units vest 100% on the third anniversary of grant. The grant and vesting dates of the restricted stock unit awards are as follows.

Name	Restricted Stock Units	Grant Date	Vesting Date
Arthur Sulzberger, Jr.	73,413	2/17/2011	2/17/2014
	13,650	2/18/2010	2/18/2013
Michael Golden	19,033	2/17/2011	2/17/2014
	4,305	2/18/2010	2/18/2013
James M. Follo	24,500	2/16/2012	2/16/2015
	19,033	2/17/2011	2/17/2014
	4,253	2/18/2010	2/18/2013
Kenneth A. Richieri	19,600	2/16/2012	2/16/2015
	13,241	2/17/2011	2/17/2014
	2,888	2/18/2010	2/18/2013
Scott Heekin-Canedy	24,500	2/16/2012	2/16/2015
	19,033	2/17/2011	2/17/2014
	4,305	2/18/2010	2/18/2013

3.	Mr. Sulzberger, Jr. has transferred the following stock options included in the table above to his former wife.

Amount	Option Expiration Date
75,000	12/20/2015
29,500	12/16/2014
45,000	12/18/2013

4.
In connection with his appointment as President and Chief Executive Officer, pursuant to his Employment Agreement, Mr. Thompson received a one-time Sign-On Incentive Award consisting of a Sign-On Performance Stock award of 180,940 target shares of Class A stock and Sign-On Options to purchase 385,604 shares of Class A stock. See “—Employment Agreement with Mark Thompson” for a description of the Employment Agreement.

P. 62 – THE NEW YORK TIMES COMPANY

Option Exercises and Stock Vested
The following table shows amounts received upon the vesting of restricted stock units through December 30, 2012.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)[1] (d)	Value Realized on Vesting ($)[2] (e)
Arthur Sulzberger, Jr.	0	0	50,000	364,500
Mark Thompson	0	0	0	0
Michael Golden	0	0	12,000	87,480
James M. Follo	0	0	10,000	72,900
Kenneth A. Richieri	0	0	9,000	65,610
Scott Heekin-Canedy	0	0	13,000	94,770

1.	Amounts included in this column relate to cash-settled restricted stock units granted on February 19, 2009, which vested on February 19, 2012.

2.
Represents the market value of shares of Class A stock as of February 17, 2012 ($7.29), the last trading day before the February 19, 2012, vesting of cash-settled restricted stock units granted February 19, 2009.

Pension Benefits
The following table shows the number of years of credited service and actuarial present value of accumulated benefit under the Pension Plan and the SERP as of December 31, 2012, the measurement date for each plan. The present value amounts are estimates only, and do not necessarily reflect the actual amounts that will be paid to the named executive officers.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)[1] (c)	Present Value of Accumulated Benefit ($)[2] (d)	Payments During Last Fiscal Year ($) (e)
Arthur Sulzberger, Jr.	Pension Plan	31	1,212,433	0
	SERP	31	12,667,420	0
Mark Thompson[3]	Pension Plan	0	0	0
	SERP	0	0	0
Michael Golden	Pension Plan	25	973,832	0
	SERP	25	5,782,916	0
James M. Follo	Pension Plan	3	60,706	0
	SERP	3	0	0
Kenneth A. Richieri	Pension Plan	27	1,145,916	0
	SERP	27	2,396,761	0
Scott Heekin-Canedy	Pension Plan	19	648,684	0
	SERP	19	4,527,774	0

1.	Because the Pension Plan and SERP were frozen effective December 31, 2009, years of credited service for purpose of calculating benefits are determined as of that date.

2.
The assumed retirement age used to calculate the actuarial present value of each named executive officer’s accumulated benefit is the age at which the named executive officer would be eligible to receive unreduced benefits. Under the Pension Plan, Mr. Sulzberger, Jr. would be eligible to receive unreduced benefits at age 62 with 30 years of service, and all other named executive officers, other than Mr. Thompson, would be eligible to receive unreduced benefits at age 65. Under the SERP, each named executive officer, other than Mr. Thompson, would be eligible to receive unreduced benefits at age 60 with 10 years of service. The unreduced SERP benefit will make

THE NEW YORK TIMES COMPANY – P. 63

up any reduction in the Pension Plan benefit attributable to early retirement under the Pension Plan. For a discussion of the assumptions used in calculating the valuation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012.

3.	Mr. Thompson does not participate in the Pension Plan or the SERP, which were frozen effective December 31, 2009, prior to his joining the Company.
Pension Plan
The Pension Plan is a defined benefit pension plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code. It is designed to provide retirement income to eligible employees and their beneficiaries. Employees who were hired prior to January 1, 2009, who are at least 21 years old and are not covered by a collective bargaining agreement are eligible to participate in the Pension Plan after completing one year of service, during which they completed at least 1,000 hours of service. Effective December 31, 2009, the Company froze the Pension Plan, meaning no additional benefits accrue after that date. All of the named executive officers are participants other than Mr. Thompson, who joined the Company after the Pension Plan was frozen.
Computation of Pension Plan Benefits
Previously accrued benefits are determined under a formula that provides an annuity benefit at normal retirement age (65). This amount is the sum of:

•	1 1/2% of final average earnings (as of December 31, 2008) times years of service up to 25 years (as of December 31, 2008) plus

•	5/8% of final average earnings (as of December 31, 2008) times years of service in excess of 25 years up to 40 years (as of December 31, 2008) plus

•	5/8% of final average earnings (as of December 31, 2009) times years of service after December 31, 2008, and prior to January 1, 2010;
provided no more than 40 years of service in total may be used in the formula. However, if greater, the annual annuity benefit at normal retirement age is 1.1% of final average earnings (as of December 31, 2009) times years of service (as of December 31, 2009) up to 40 years.
“Final average earnings” are based on the highest 60 consecutive calendar months of earnings during the 120 consecutive months before December 31, 2008 or December 31, 2009, as applicable. For this purpose, earnings include total earnings from base salary, annual cash bonuses, and sales commissions, if any, but are limited each year in accordance with Internal Revenue Service rules ($245,000 in 2009, the last relevant year).
Payment of Benefits
Benefits are payable at age 65 (unless the participant is eligible for early retirement and elects to commence payment before age 65). The normal payment form is a straight life annuity for unmarried participants and a subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available. A participant may not elect to receive retirement benefits in a single lump sum payment.
Early Retirement
Reduced benefits are available to participants retiring after age 55 with at least five years of service. As of December 30, 2012, the last day of our 2012 fiscal year, Mr. Sulzberger, Jr., Mr. Golden, Mr. Richieri and Mr. Heekin-Canedy were eligible for early retirement.
Age and Service Credits
We do not have a policy of granting additional age or service credit under the Pension Plan, although the Company has, on an ad hoc basis, amended the Pension Plan to grant age and/or service credits to specific groups of employees in connection with divestitures or in connection with employees who elected to be covered by a voluntary buyout plan. None of our named executive officers have been granted age or service credits under the Pension Plan beyond his actual service.

P. 64 – THE NEW YORK TIMES COMPANY

Supplemental Executive Retirement Plan
The SERP is a nonqualified defined benefit pension plan designed to provide participants with a competitive amount of total retirement income when added to the retirement income from the Pension Plan. Only key senior Company executives designated by the SERP Committee, a Company management committee, can participate in the SERP. Like the Pension Plan, the SERP was amended effective December 31, 2009, to discontinue future benefit accruals. All of the named executive officers are participants other than Mr. Thompson, who joined the Company after the SERP was frozen.
SERP Benefits
SERP retirement benefits are based on a participant’s years of service with the Company and final average earnings, both determined as of December 31, 2009. Final average earnings for purposes of the SERP are computed the same way as under the Pension Plan, except that there is no annual limit on the amount of earnings that can be taken into account when computing SERP benefits. A participant vests in his or her SERP benefit upon attaining age 55 and completing 10 years of service. The normal payment form is the straight life annuity for unmarried participants and subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available, all actuarially equivalent in value. A participant may not elect to receive a lump sum payment. Distributions are subject to compliance with Section 409A of the Internal Revenue Code. All participants are subject to non-competition restrictions for the duration of the period during which the participant is receiving benefits under the SERP.
Normal Retirement
The annual SERP retirement benefit payable at normal retirement age (age 65) to a participant with at least 20 years of service as of December 31, 2009 is equal to 50% of “final average earnings” as of December 31, 2009, minus the benefits payable under the Pension Plan at age 65. Messrs. Sulzberger, Jr., Golden and Richieri each had at least 20 years of service as of December 31, 2009.
As a result of SERP amendments effective January 1, 2009, and December 31, 2009, participants with less than 20 years of service as of December 31, 2008, receive an annual SERP retirement benefit payable at normal retirement age (age 65) equal to (a) 2.5% of final average earnings as of December 31, 2009 for each year of service as of December 31, 2008, plus (b) 2.2% of final average earnings as of December 31, 2009 for each year of service after December 31, 2008 and prior to January 1, 2010 provided that the aggregate years of service shall not exceed 20 years of service, minus (c) benefits under the Pension Plan at age 65. Mr. Follo and Mr. Heekin-Canedy have less than 20 years of service, and accordingly their benefits will be determined at the reduced rate. Mr. Thompson, who joined the Company after the SERP was frozen, is not a participant.
Early Retirement
A SERP participant who retires between the ages of 60 and 65 with 10 or more years of service will receive a benefit based on the participant’s service and final average earnings at retirement. This benefit will not be reduced because of early commencement. However, the benefit of a SERP participant who retires with 10 or more years of service between ages 55 and 60 will be reduced by 1/3 of 1% for each month benefits commence prior to age 60.
As of December 30, 2012, the last day of our 2012 fiscal year, Messrs. Sulzberger, Jr., Golden and Richieri were eligible for early retirement.

THE NEW YORK TIMES COMPANY – P. 65

Nonqualified Deferred Compensation
The following table shows Company and participant contributions, earnings and balances as of year-end under the Restoration Plan, SESP and DEC. The Restoration Plan and the SESP operate on a calendar year basis and accordingly information is presented for calendar year 2012 rather than the Company’s fiscal year.

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($)[2] (c)	Aggregate Earnings in Last FY ($)[3] (d)	Aggregate Withdrawals/ Distributions in Last FY ($)[4] (e)	Aggregate Balance at Last FYE ($)[5] (f)
Arthur Sulzberger, Jr.	Restoration Plan	0	84,334	6,964	0	163,082
	SESP[6]	0	305,614	25,472	0	595,930
	DEC	0	0	23,595	0	235,203
	Total	0	389,948	56,031	0	994,215
Mark Thompson	Restoration Plan	0	0	0	0	0
	SESP[6]	0	0	0	0	0
	DEC	0	0	0	0	0
	Total	0	0	0	0	0
Michael Golden	Restoration Plan	0	34,778	2,868	0	67,171
	SESP[6]	0	140,426	11,819	0	276,228
	DEC	0	0	306,371	3,324,690	0
	Total	0	175,204	321,058	3,324,690	343,399
James M. Follo	Restoration Plan	0	26,584	1,983	0	46,963
	SESP[6]	0	226,229	17,739	0	417,732
	DEC	0	0	0	0	0
	Total	0	252,813	19,722	0	464,695
Kenneth A. Richieri	Restoration Plan	0	17,919	1,411	0	33,209
	SESP[6]	0	84,231	6,962	0	163,021
	DEC	0	0	167,431	1,505,285	455,905
	Total	0	102,150	175,804	1,505,285	652,135
Scott Heekin-Canedy	Restoration Plan	0	29,264	2,428	0	56,832
	SESP[6]	0	122,047	10,353	0	241,763
	DEC	0	0	14,366	6,715	138,858
	Total	0	151,311	27,147	6,715	437,453

1.	Participants are not permitted to make contributions under the Restoration Plan or the SESP.

2.
The Company’s contributions to the named executive officers’ accounts under the Restoration Plan are included in column (l), and the portion of earnings credited to such account that are above-market earnings under SEC rules are included in column (h) of the Summary Compensation Table, in each case for the year in which earned. See footnotes 4 and 5 to the Summary Compensation Table.

3.
Participants’ accounts under the Restoration Plan and the SESP are credited with interest on a daily basis at a rate based on the yield of the Barclays Capital Long Credit index, or a successor index, as of the last business day in October of the preceding plan year. For 2012, the interest rate was 5.01%. Amounts deferred under the DEC earn returns at a rate equal to the returns earned by several widely held third-party mutual funds, as elected by the participant. Earnings may increase or decrease depending on the performance of the elected investments.

P. 66 – THE NEW YORK TIMES COMPANY

4.	Represents optional withdrawals from the DEC of compensation previously deferred by the named executive.

5.	The aggregate amounts shown in column (f) include the following amounts that were reported as compensation to the named executive officer in the Summary Compensation Table in previous years:

Arthur Sulzberger, Jr.	$235,203
Mark Thompson	—
Michael Golden	—
James M. Follo	—
Kenneth A. Richieri	—
Scott Heekin-Canedy	102,281

6.
The amounts included in the table for each named executive officer for the SESP represent notional credits made to the named executive officer’s account during 2012, interest credited to account balances and the account balances as of the end of the year. Under the terms of the SESP, in no event may the sum of the benefits payable under the SESP and the frozen SERP exceed the value of the SERP benefit that the participant would have received had the SERP not been frozen as of December 31, 2009. As a result, until a SESP participant retires, it is not possible to calculate the amount of such participant’s notional SESP account that would actually be payable to the participant. See “—Potential Payments Upon Termination or Change in Control” for a description of amounts payable to the named executive officers under the Pension Plan, SERP and SESP, assuming a retirement on December 30, 2012, the last day of our 2012 fiscal year.

Restoration Plan
Participants in the Company 401(k) Plan receive an annual employer contribution in cash equal to 3% of their earnings, up to applicable limits under the Internal Revenue Code. Under the Restoration Plan, effective January 1, 2010, participants, including executive officers, are provided with that portion of the 3% basic contribution that cannot be provided under the Company 401(k) Plan as a result of Internal Revenue Code limits. For purposes of the Company 401(k) Plan, “earnings” means regular salary and wages (including bonuses), and under the Restoration Plan, “earnings” means regular cash compensation (including bonuses). The Company credits participants’ accounts with interest daily based on the yield of the Barclays Capital Long Credit index, or a successor index.
Participants vest in their accounts pursuant to a five-year graded vesting schedule or, upon a change in control, death, disability, retirement or attainment of age 65 while employed, become 100% vested.
Upon termination of employment, participants will receive a lump sum payment of their vested account balances under the Restoration Plan. Payments to “specified employees,” as defined under Section 409A of the Internal Revenue Code, will be delayed for six months following termination from employment.
Supplemental Executive Savings Plan
The named executive officers also participate in the SESP. The SERP Committee may designate other executives as participants in the SESP.
Under the SESP, a participant’s account will be credited each year with a “supplemental contribution” equal to: (i) 10% of his or her compensation for those who were SERP participants on December 31, 2009; or (ii) 5% for those who were not SERP participants on December 31, 2009. Certain participants, including Mr. Follo, are eligible for a “transition credit” equal to 10% of their compensation. Compensation means a participant’s base salary, annual cash bonuses and sales commissions paid during the year, including amounts deferred under the DEC. The Company credits participants’ accounts daily with interest based on the yield of the Barclays Capital Long Credit index, or a successor index.
In no event would the sum of the benefits payable under the SESP and the SERP exceed the value of the SERP benefit that the participant would have received had the SERP not been frozen. The value of the participant’s SESP account will be reduced as necessary to ensure that this limit is not exceeded.
Participants will vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. Upon termination of employment, participants will receive a lump sum payment of their vested account

THE NEW YORK TIMES COMPANY – P. 67

balances under the SESP. Payments to “specified employees,” as defined under Section 409A of the Internal Revenue Code, will be delayed for six months following termination from employment.
Deferred Executive Compensation Plan
Certain of the named executive officers participate in the DEC.
Permitted Deferrals
Under the DEC, participants are currently allowed to defer up to:

•	33% of their base salary,

•	85% of their annual incentive award/bonus,

•	85% of their long-term performance awards, and

•	85% of amount payable to them, if any, under our advertising and circulation sales incentive plan.
Also, any participant who is a “covered employee” as defined in Section 162(m) of the Internal Revenue Code may defer 100% of any bonus (annual incentive award) if the bonus would cause the participant’s compensation to exceed the deductible amount under Section 162(m) of the Internal Revenue Code.
Earnings on Deferrals
DEC deferrals are credited with earnings. Earnings are based on the rates of return earned by various well-known third-party mutual funds offered under the DEC from time to time.
When a participant makes a deferral, the participant elects which of the available mutual funds will be used to measure earnings on the deferral. A participant can change his or her earnings election at any time through our third-party administrator. There are no restrictions on the frequency of changes, and any election changes are applied prospectively only. Currently, we offer participants the choice of 10 investment funds to measure earnings under the DEC. For 2012, the rates of return for these funds ranged from .03% to 18.77%.
Distributions of Deferrals
When a participant elects to make a deferral, the participant must also elect the duration of the deferral period. The deferral period can be no less than two years and no more than 15 years. (A participant may subsequently elect to extend the deferral period for a minimum of five and a maximum of 15 additional years if he or she continues to be employed. A terminated participant may elect to extend the deferral period if he or she terminates employment on or after attaining age 55 and completing at least 10 years of service or incurs a total and permanent disability. In all cases, participants can extend the deferral period if requirements specified in the DEC are met.) At the same time, a participant must also elect the form in which the deferral will be paid. The choices are a single lump sum payment, five, 10 or 15 substantially equal annual installments, or a combination of a lump sum and annual installments. Regardless of any deferral and payment elections a participant has in effect, the executive’s entire DEC account balance will be paid to the participant in a single lump sum upon a change of control of the Company.
Potential Payments Upon Termination or Change in Control
The following table sets out the compensation for the named executive officers assuming a termination of employment as of the last day of the 2012 fiscal year as a result of a termination, resignation, or death, disability or retirement, or upon a change in control. In the case of Mr. Thompson, treatment of his compensation in these scenarios is primarily governed by the terms of his Employment Agreement. See “—Employment Agreement with Mark Thompson.” We have no employment agreements with any other named executive officer. However, the terms of certain elements of compensation to executive officers are treated differently under various termination of employment scenarios or upon a change in control. The following describes how elements of compensation are handled under these scenarios for the named executive officers, assuming termination as of the last day of the 2012 fiscal year.

•	Base salary—Base salary is paid through the last day worked, regardless of the reason for termination of employment.

•
Annual incentive and long-term performance awards—Participants in the annual incentive award program and in ongoing long-term performance award cycles are generally entitled to a prorated portion of the

P. 68 – THE NEW YORK TIMES COMPANY

relevant payment if terminated because of death, disability or retirement. Such payment is made if, as and when such annual incentive or long-term performance awards are paid to other participants.

•	Stock options—Treatment depends on the reason for termination of employment.

◦
Termination—All stock options that are not vested are forfeited effective upon the date of termination. Vested stock options are exercisable for up to one year, not to extend beyond the original expiration date.

◦
Death, disability or retirement—Unvested options granted prior to 2011 will generally become exercisable 30 days after death, disability or retirement (in the absence of action by the Compensation Committee) and remain so until the original expiration date. Unvested options granted in 2011 or after will generally become exercisable immediately upon death, disability or retirement and remain exercisable until their expiration date.

•	Restricted stock units—Treatment depends on the reason for termination of employment.

◦	Termination—All restricted stock units that are not vested are forfeited effective upon the date of termination.

◦	Death, disability or retirement—Restricted stock units immediately vest (subject to applicable tax regulations).

•	Retirement benefits (Pension Plan and SERP)—Benefits will be paid out upon retirement as described above under “—Pension Benefits.”

•
Nonqualified deferred compensation (Restoration Plan, SESP and DEC)—Upon termination of employment for any reason, participants in the Restoration Plan and the SESP (or their beneficiaries, in the event of death) receive a lump sum payment of their vested account balance, reduced, in the case of the SESP, so that the sum of the benefits payable under the SESP and the SERP do not exceed the value of the SERP benefit that would have been received had the SERP not been frozen as of December 31, 2009. Upon termination of employment for any reason, a participant’s DEC account balance will be paid to the participant (or, in the case of the participant’s death, to the participant’s beneficiary) according to the deferral and payment elections then in effect. Upon a change in control of the Company, a participant’s entire DEC account balance will be paid to the participant in a single lump sum.

•
Severance benefits—Pursuant to the Company’s severance plan for nonunion employees, each of the named executive officers would be entitled to certain severance pay and certain other benefits in the case of a termination of his or her employment by the Company in the circumstances contemplated by the plan. Payments would be based on the employee’s length of service and base salary at the time of termination. The severance plan is generally limited to the termination of employment in connection with a reduction in force. Accordingly it would not generally be applicable to the termination of the employment of a named executive officer in the circumstances contemplated by this section. Pursuant to the terms of his Separation Agreement, Mr. Heekin-Canedy and the Company agreed that he would receive a severance payment consisting of 52 weeks of his base salary, or approximately $587,000, in lieu of the 40 weeks, or approximately $450,000, he would have otherwise been entitled to under the Company’s severance plan. In addition, see “—Employment Agreement with Mark Thompson” for a description of the terms under which he would be entitled to severance payments upon a termination.

•	Perquisites and other executive benefits—In most cases, participation ends on the last day worked, unless otherwise agreed by the Compensation Committee.
The following table and footnotes quantify the payments and benefits that each named executive officer would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company as of December 30, 2012, the last day of our 2012 fiscal year.

THE NEW YORK TIMES COMPANY – P. 69

Payment Upon Termination or Change in Control Table

Name	Termination[1] ($)	Resignation[1] ($)	Death, Disability or Retirement ($)	Change in Control[2] ($)
Arthur Sulzberger, Jr.
Salary	0	0	0	0
Annual and long-term performance awards[3]	5,390,348	5,390,348	5,390,348	0
Stock options[4]	213,059	213,059	213,059	0
Restricted stock units[4]	717,399	717,399	717,399	0
Present value of Pension Plan and SERP benefits[5]	13,901,751	13,901,751	13,901,751	0
Nonqualified deferred compensation[6]	1,128,024	1,128,024	1,128,024	235,203
Mark Thompson[7]
Salary	0	0	0	0
Annual and long-term performance awards	41,414	0	0	0
Stock options	0	0	0	0
Present value of Pension Plan and SERP benefits	N/A	N/A	N/A	N/A
Nonqualified deferred compensation	0	0	0	0
Severance benefits	2,505,144	0	4,115	0
Michael Golden
Salary	0	0	0	0
Annual and long-term performance awards[3]	1,386,608	1,386,608	1,386,608	0
Stock options[4]	54,830	54,830	54,830	0
Restricted stock units[4]	192,305	192,305	192,305	0
Present value of Pension Plan and SERP benefits[5]	6,797,765	6,797,765	6,797,765	0
Nonqualified deferred compensation[6]	441,646	441,646	441,646	0
James M. Follo
Salary	0	0	0	0
Annual and long-term performance awards[3]	0	0	1,355,229	0
Stock options[4]	0	0	54,745	0
Restricted stock units[4]	0	0	393,757	0
Present value of Pension Plan and SERP benefits[5]	68,139	68,139	68,139	0
Nonqualified deferred compensation[6]	46,963	46,963	61,949	0
Kenneth A. Richieri
Salary	0	0	0	0
Annual and long-term performance awards[3]	972,674	972,674	972,674	0
Stock options[4]	35,760	35,760	35,760	0
Restricted stock units[4]	294,407	294,407	294,407	0
Present value of Pension Plan and SERP benefits[5]	3,556,437	3,556,437	3,556,437	0
Nonqualified deferred compensation[6]	721,514	721,514	721,514	455,905
Scott Heekin-Canedy
Salary	0	0	0	0
Annual and long-term performance awards[3]	1,423,678	1,423,678	1,423,678	0
Stock options[4]	54,745	54,745	54,745	0
Restricted stock units[4]	394,185	394,185	394,185	0
Present value of Pension Plan and SERP benefits[5]	5,236,101	5,236,101	5,236,101	0
Nonqualified deferred compensation[6]	546,917	546,917	546,917	138,858

1.
Messrs. Sulzberger, Jr., Golden, Richieri and Heekin-Canedy were eligible to retire early under the Company’s retirement plans as of December 30, 2012, the last day of our 2012 fiscal year. Accordingly, payments to them upon any termination or resignation, including following a change in control, would be the same as upon retirement as set forth under “Death, Disability or Retirement.”

P. 70 – THE NEW YORK TIMES COMPANY

2.	The Company has change-in-control provisions in the DEC, the Restoration Plan, the SESP and the 2010 Incentive Plan.
Under the DEC, the executive’s entire DEC account balance would be paid in a single lump sum in the event of a change of control. For purposes of the DEC, a change of control will generally be deemed to occur if:

•
any person or group acquires Company stock that, together with stock they already hold, equals 50% or more of the fair market value of the Company’s outstanding common stock or that has the ability to elect 50% or more of the Company’s directors;

•	a majority of the Company’s directors are replaced during any 12-month period by directors who were not endorsed by a majority of the existing directors; or

•
any person or group acquires Company assets during any 12-month period that have a total fair market value equal to 40% or more of the total fair market value of all the Company’s assets immediately before the acquisition, except in certain limited circumstances described in the DEC.

Under the Restoration Plan and the SESP, participants vest in their accounts upon a change of control. A change of control will generally be deemed to occur if:

•
 A “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than a permitted holder) obtains the right or ability to elect or designate for election at least a majority of the Board; or

•
Consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of the consolidated assets of the Company and its subsidiaries substantially as an entirety to any “person” or “ group” within the meaning of Section 13(d) of the Exchange Act, other than one of the Company’s subsidiaries; provided, however, that any such share exchange, consolidation or merger will not be a change of control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

For awards under the 2010 Incentive Plan, upon a change in control, vesting of time-based awards will be accelerated only if and to the extent that the awards are not assumed, substituted, or replaced by the Company’s successor, and if time-based awards are assumed, substituted, or replaced, their vesting will accelerate only upon a subsequent involuntary termination of employment, other than on account of death, disability, retirement, or willful and gross misconduct or willful failure to perform services, within 12 months following the change in control. For purposes of the 2010 Incentive Plan, a change in control will generally be deemed to occur:

•	if a person or group (other than descendants of Iphigene Ochs Sulzberger) obtains the right or ability to elect or designate for election a majority of the Company’s Board; or

•
upon the consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property, or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries substantially as an entirety; provided, however, that any such share exchange, consolidation or merger will not be a change in control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

Under Mr. Thompson’s Employment Agreement, a change in control is as defined in the 2010 Incentive Plan.

3.
For annual and long-term performance awards paid in February 2013, the amounts shown include the actual amounts paid in February 2013. For long-term performance awards payable in future years, the amounts shown include a prorated portion of the target amounts (two-thirds of target for the 2011-2013 cycle and one-third of target for the 2012-2014 cycle). Actual payments of such ongoing long-term performance awards would be made at the end of the relevant performance period and would depend on the Company’s achievement of the applicable targets.

THE NEW YORK TIMES COMPANY – P. 71

4.
The amounts shown for stock options and restricted stock units represent the in-the-money value of unexercisable stock options, SARs and restricted stock units that would become exercisable and/or deliverable in shares or cash, upon retirement, death or disability of the named executive officer, based on the Company’s closing stock price on December 28, 2012 ($8.24), the last trading day of our 2012 fiscal year.

5.
The amounts shown represent the actuarial present value of the aggregate anticipated annual payments under the Pension Plan and the SERP payments assuming retirement at December 30, 2012, the last day of our 2012 fiscal year, based on the following anticipated annual payments:

Arthur Sulzberger, Jr.	$954,891
Mark Thompson	0
Michael Golden	495,912
James M. Follo	4,492
Kenneth A. Richieri	247,916
Scott Heekin-Canedy	359,490
Although the total present value of retirement benefits is shown, lump sum payments are not permitted. The present values shown are less than those shown above under “—Pension Benefits” because this presentation assumes a December 30, 2012, retirement. All of the named executive officers, other than Messrs. Thompson and Follo, are eligible for early retirement with benefits at these levels. While Mr. Follo is vested in the amount shown, he would not be eligible to commence payments until he reached age 55, his earliest retirement date. Mr. Thompson is not a participant in the Pension Plan or SERP, which were frozen effective December 31, 2009.

6.
The amounts shown represent the sum of the named executive officer’s DEC account balance, if any, Restoration Plan account balance and SESP account balance. In the case of the Restoration Plan and the SESP, account balances of named executive officers who are eligible to retire under the terms of these plans would be adjusted to provide a prorated credit for 2012 through December 30, 2012. Under the terms of these plans, credits for 2012 are made in 2013. As described above under “—Nonqualified Deferred Compensation,” under the terms of the SESP, in no event may the sum of the benefits payable under the SESP and the frozen SERP exceed the value of the SERP benefit that the participant would have received had the SERP not been frozen as of December 31, 2009. Accordingly, the amounts shown in the table above, which assumes a December 30, 2012, retirement, include the following adjusted lump sum distributions from the named executive officer’s SESP account.

Arthur Sulzberger, Jr.	$704,630
Mark Thompson	0
Michael Golden	357,571
James M. Follo	567,642
Kenneth A. Richieri	222,159
Scott Heekin-Canedy	331,735

7.
See “—Employment Agreement with Mark Thompson” for a description of the terms under which Mr. Thompson would be entitled to compensation upon a termination of his employment under various scenarios. The table assumes that a termination was without “Cause,” as defined in Mr. Thompson’s Employment Agreement (upon a termination for Cause, he would not be entitled to any compensation) and that a resignation was not for “Good Reason,” as defined in Mr. Thompson’s Employment Agreement. Upon a resignation for “Good Reason,” Mr. Thompson would be entitled to the same compensation as would be the case upon a termination without “Cause.”

The amount shown under “Termination” for “Annual and long-term performance awards” represents the target value of a prorated portion of Mr. Thompson’s Sign-On Performance Stock assuming termination without Cause on December 30, 2012. The actual value of his Sign-On Performance Stock would be determined at the end of the three-year performance period (December 1, 2012, through November 30, 2015) and would depend on the Company’s total shareholder return relative to the total stockholder return of those companies in the Standard & Poor’s 500 Stock Index at the start of the performance period.

P. 72 – THE NEW YORK TIMES COMPANY

Upon “Termination,” a prorated portion of Mr. Thompson’s Sign-On Options would vest, and upon “Death, Disability or Retirement” all of his Sign-On Options would vest; however, because the Sign-On Options were not in-the-money as of December 30, 2012, the last day of our fiscal year, no amount is shown for “Stock options.”
If within 12 months of a Change in Control, Mr. Thompson’s employment were terminated by the Company without Cause or he resigned for Good Reason, in addition to the amount noted under "Severance benefits" in the “Termination” column, any unvested Sign-On Performance Stock and Sign-On Options would immediately become fully vested (with the performance period of the Sign-On Performance Stock truncated to December 1, 2012, through the date of the Change in Control). The Company’s total stockholder return relative to that of the total stockholder return of those companies in the Standard & Poor’s 500 Stock Index from December 1 to December 30, 2012, the last day of our fiscal year, would not have been sufficient to warrant a payout for the Sign-On Performance Stock.
The amount shown under “Termination” for “Severance benefits” represents an amount equal to 1.25 times the sum of Mr. Thompson’s annual base salary ($1 million) and target incentive award ($1 million) and reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage.

THE NEW YORK TIMES COMPANY – P. 73

PROPOSAL NUMBER 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides for a number of corporate governance and executive compensation reforms, including the requirement that U.S. public companies provide stockholders a non-binding advisory vote to approve the compensation of the company’s named executive officers disclosed in the annual proxy statement (a “say-on-pay” vote). Under our Certificate of Incorporation, an advisory vote to approve compensation is not among the expressly enumerated items as to which the Class A stock has a vote. As a result, for the Company, the say-on-pay vote is reserved for a vote of the Class B stockholders.
At the Company’s 2012 Annual Meeting, the Class B stockholders overwhelmingly supported the say-on-pay proposal. We currently intend to hold our say-on-pay vote every year and the next advisory vote on the frequency of the say-on-pay vote will occur no later than 2017. Accordingly, at the 2013 Annual Meeting the Company is again providing Class B stockholders a nonbinding advisory vote to approve the compensation of the Company’s named executive officers.
Say-on-Pay Vote
Executive compensation is an important matter for the Company. We structure compensation for our executive officers:

•	to drive performance through the achievement of short-term and long-term objectives;

•	to link our executives’ total compensation to the interest of our stockholders and to drive the creation of value for stockholders over the long term; and

•	to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
We believe our compensation program, as currently structured and as implemented for 2012, is strongly aligned with the long-term interests of our stockholders. We urge you to read “Compensation of Executive Officers,” including the “Compensation Discussion and Analysis,” compensation tables and the narrative discussion, beginning on page 37 of this Proxy Statement, for details on our executive compensation.
Recommendation and Vote Required
The Board of Directors recommends that the Class B stockholders vote FOR the following resolution, which will be presented at the Annual Meeting.
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby approved.
As an advisory vote, the result is non-binding on the Company and the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
The affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required pursuant to the Company’s By-laws for approval of this advisory proposal. Accordingly, broker non-votes will have no effect on this proposal and abstentions will have the same effect as votes against this proposal.

P. 74 – THE NEW YORK TIMES COMPANY

PROPOSAL NUMBER 3—SELECTION OF AUDITORS

The Audit Committee has selected the firm of Ernst & Young LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending December 29, 2013, subject to ratification of such selection by our Class A and Class B stockholders voting together as one class.
We have been informed by Ernst & Young that the firm has no direct financial interest nor any material indirect financial interest in us or any of our affiliated companies. Ernst & Young has not had any connection during the past three years with us or any of our affiliated companies in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
A representative of Ernst & Young will be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she decides to do so. The representative will also be available to respond to appropriate questions from stockholders at the Annual Meeting.
Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter requires the Audit Committee to pre-approve the rendering by our independent registered public accounting firm of all auditing services, internal control-related services and permitted non-audit services. The Chair of the Audit Committee may pre-approve the rendering of such services (other than internal control-related services) on behalf of the Committee, provided the matter is then presented to the full Committee at the next scheduled meeting.
Audit and Other Fees
The following table presents the aggregate fees incurred for audit and other services rendered by Ernst & Young during fiscal year 2012 and 2011:

Service Type	Fiscal 2012	Fiscal 2011
Audit Fees	$2,786,500	$3,039,500
Audit-Related Fees	51,000	1,000
Tax Fees	131,000	165,000
All Other Fees	—	—
Total Fees Billed	$2,968,500	$3,205,500
Audit Fees ($2,786,500; $3,039,500). This category includes the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, consents related to documents filed with the SEC, due diligence related to dispositions, and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.
Audit-Related Fees ($51,000; $1,000). Audit-related fees for 2012 were due to a software pre-implementation review and a financial statement audit of an employee benefit plan. The audit-related fees for 2011 were due to a financial statement audit of an employee benefit plan.
Tax Fees ($131,000; $165,000). This category includes the aggregate fees billed by Ernst & Young for tax services. Fees for assistance in the preparation of tax returns, claims for refunds and tax payment planning, including support during income tax audits or inquiries, were $50,000 in 2012 and $26,000 in 2011. The remaining $81,000 in 2012 and $139,000 in 2011 were for tax advice, planning and consulting.
All Other Fees ($0; $0). No other fees were paid in 2012 or 2011.
Recommendation and Vote Required
The Audit Committee of the Board of Directors recommends a vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP, an independent registered public accounting firm, as auditors of The New York Times Company for the fiscal year ending December 29, 2013, is hereby ratified, confirmed and approved.

THE NEW YORK TIMES COMPANY – P. 75

The affirmative vote of a majority of the shares of Class A and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class, is required pursuant to the Company’s By-laws for approval of this resolution. As a result, abstentions will have the same effect as a vote against the proposal.
OTHER MATTERS

Submission of Stockholder Proposals for 2014
Stockholders who intend to present proposals at the 2014 Annual Meeting under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company not later than November 19, 2013. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s 2014 proxy materials.
Advance Notice
The Company’s By-laws provide that the nomination of persons for election to the Board and the proposal of business to be considered by stockholders may be made at the annual meeting as set out in the Company’s notice of such meeting, by or at the direction of the Board or by any stockholder of the Company who is entitled to vote at the meeting on such nomination or other proposal, and who, in the case of a holder of Class A stock, complies with certain notice procedures. Any holder of Class A stock proposing to nominate an individual for election to the Board by the Class A holders or proposing business to be considered by the Class A holders at an annual meeting must give written notice and certain information to the Secretary of the Company generally not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. As a result, stockholders who intend to present proposals at the 2014 Annual Meeting under these provisions must give written notice to the Secretary, and otherwise comply with the By-law requirements, generally no earlier than January 1, 2014, and no later than January 31, 2014.
Certain Matters Relating to Proxy Materials
The Company may satisfy SEC rules regarding delivery of proxy materials by delivering a single copy of these materials to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. Under this procedure, the Company has delivered only one copy of the Proxy Statement and Annual Report, or individual Notices, in one envelope to multiple stockholders who hold their shares through a broker or bank and share an address and last name and who do not participate in electronic delivery of proxy materials, unless contrary instructions were received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and annual report or Notice in a separate envelope, as applicable, to a stockholder at a shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Proxy Statement, Annual Report or Notice in a separate envelope either now or in the future, please contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently receiving separate copies and wish to receive only one copy of future Proxy Statements, Annual Reports or individual Notices, in one envelope, for your household, please contact Broadridge at the above phone number or address.
By order of the Board of Directors
Diane Brayton
Secretary and Assistant General Counsel
New York, NY
March 19, 2013

P. 76 – THE NEW YORK TIMES COMPANY

620 Eighth Avenue New York, NY 10018 tel 212-556-1234

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 30, 2013 (other than 401(k) plan participants). Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 30, 2013 (other than 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

401(k) PLAN PARTICIPANTS
All votes by participants in The New York Times Companies Supplemental Retirement and Investment Plan or the BNG/Boston Globe Savings 401(k) Plan submitted over the Internet, by phone or mail must be received by 11:59 p.m. Eastern Time on April 28, 2013.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52286-Z59893-P33525	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of directors	☐	☐	☐
Class A Nominees:
01) Robert E. Denham
02) Joichi Ito
03) James A. Kohlberg
04) Brian P. McAndrews
05) Doreen A. Toben

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Ratification of the selection of Ernst & Young LLP as auditors					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 2013
10:00 a.m. Eastern Time
TheTimesCenter
242 WEST 41ST STREET
NEW YORK, NEW YORK 10018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2013: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52287-Z59893/P33525

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 1, 2013

The undersigned hereby appoints Arthur Sulzberger, Jr., Kenneth A. Richieri and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS A COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 1, 2013, at TheTimesCenter, 242 West 41st Street, New York, NY 10018, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors and FOR proposal 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

If the undersigned is a participant in The New York Times Companies Supplemental Retirement and Investment Plan or the BNG/Boston Globe Savings 401(k) Plan, this card will also be used to provide voting instructions to the trustee for any shares attributed to the undersigned’s account on the record date, as set forth in the Notice of Annual Meeting and Proxy Statement.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 30, 2013. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 30, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52288-Z59892	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of directors	☐	☐	☐
Class B Nominees:
	01) Raul E. Cesan	06) Ellen R. Marram
	02) Michael Golden	07) Thomas Middelhoff
	03) Steven B. Green	08) Arthur Sulzberger, Jr.
	04) Carolyn D. Greenspon	09) Mark Thompson
05) David E. Liddle

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Advisory vote to approve executive compensation					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:
3.	Ratification of the selection of Ernst & Young LLP as auditors					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 2013
10:00 a.m. Eastern Time
TheTimesCenter
242 WEST 41ST STREET
NEW YORK, NEW YORK 10018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2013: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52289-Z59892

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 1, 2013

The undersigned hereby appoints Arthur Sulzberger, Jr., Kenneth A. Richieri and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS B COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 1, 2013, at TheTimesCenter, 242 West 41st Street, New York, NY 10018, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.